
As filed with the Securities and Exchange Commission on June 26, 1998
                                                                          Registration No. 333-
----------------------------------------------------------------------------------------------------

                                  SECURITIES AND EXCHANGE COMMISSION
                                        Washington, D.C. 20549

                                            ------------

                                               FORM S-1
                                        REGISTRATION STATEMENT
                                   UNDER THE SECURITIES ACT OF 1933

                                             ----------

                                       GOUVERNEUR BANCORP, INC.
                        ------------------------------------------------------
                        (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                   6035                          Requested
---------------------------------         ---------------------------         ------------------
 (State or Other Jurisdiction             (Primary Standard Industry           (I.R.S. Employer
of Incorporation or Organization)         Classification Code Number)         Identification No.)

                 42 Church Street, Gouverneur, New York 13642 Tel. No. (315) 287-2600
               ------------------------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number, Including Area Code,
                             or Registrant's Principal Executive Offices)

                                          Richard F. Bennett
                                President and Chief Executive Officer
                               Gouverneur Savings and Loan Association
                             42 Church Street, Gouverneur, New York 13642
                                            (315) 287-2600
-----------------------------------------------------------------------------------------------------
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

                             Please send copies of all communications to:
                                          Jay L. Hack, Esq.
                                       Clifford S. Weber, Esq.
                                       Serchuk & Zelermyer, LLP
                             81 Main Street, White Plains, New York 10601

                   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
             As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------
Title of Each Class of   Amount      Proposed     Proposed Maximum       Amount of
Securities Being         to be       Offering     Aggregate Offering     Registration Fee
Registered               Registered  Price        Price (1)
------------------------------------------------------------------------------------------
  Common Stock,
  $0.01 Par Value        1,834,969   $6.00        $11,009,814            $3,336.00
------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Cross Reference Sheet Showing Location in the Prospectus Required by Items of Form S-1:

Registration Statement Item and Caption   Prospectus Headings
---------------------------------------   -------------------
1. Forepart of the Registration
Statement and Outside Front Cover         Front Cover Page
Page of Prospectus

2. Inside Front and Outside Back Cover    Inside Front and Outside Back
Page of Prospectus                        Cover Pages

3. Summary Information, Risk Factors and  Summary; Risk Factors
Ratio of Earnings to Fixed Charges

4. Use of Proceeds                        Use of Proceeds

5. Determination of Offering Price        The Reorganization-Stock
Pricing                                   and Number of Shares to be
                                          Issued

6. Dilution                               Not Applicable

7. Selling Security Holders               Not Applicable

8. Plan of Distribution                   Front Cover Page; The
                                          Reorganization - Subscription
                                          Offering; - Public Offering; -
                                          Community Offering

9. Description of Securities to be        The Reorganization-
Registered                                Restrictions on
                                          Transferability of
                                          Subscription Rights and Common
                                          Stock; Restrictions on
                                          Acquisition of the Company and
                                          the Bank; Description of
                                          Capital Stock of the Company

10. Interests of Named Experts and        Not Applicable
Counsel

11. Information with Respect to the       Front Cover Page; Gouverneur
to the Registrant                         Bancorp, Inc.; Gouverneur
                                          Savings and Loan Association;
                                          Regulatory Capital Compliance;
                                          Dividend Policy; Gouverneur
                                          Savings and Loan Association
                                          Statements of Income;
                                          Management's Discussion and
                                          Analysis of Financial
                                          Condition and Results of
                                          Operations; Business of the
                                          Bank; Regulation; Management
                                          of the Company; Management of
                                          the Bank; The Reorganization;
                                          Description of Capital Stock
                                          of the Company; Financial
                                          Statements

12. Disclosure of Commission Position     Not Applicable
on Indemnification for Securities Act
Liabilities

                            GOUVERNEUR BANCORP, INC.

     (Proposed Holding Company for Gouverneur Savings and Loan Association)
               1,595,625 SHARES OF COMMON STOCK - $6.00 PER SHARE

     THERE IS A GLOSSARY ON PAGE __ WHICH EXPLAINS SOME OF THE TERMS USED IN
                                THIS PROSPECTUS.

      Gouverneur Bancorp, Inc., a corporation organized under the laws of the United States (referred to as the "Company"), is offering up to 1,595,625 shares of its common stock, par value $.01 per share (referred to as the "Common Stock"), for $6.00 per share as part of the Reorganization of Gouverneur Savings and Loan Association (referred to as the "Bank"), into the mutual holding company form of organization. The Common Stock offered represents a minority interest in the Company. The majority interest in the Company will be owned by Cambray Mutual Holding Company, a federally-chartered mutual holding company. The Company may increase the amount of Common Stock offered to 1,834,969 shares. See footnote 4 to the table below. (continued on next page)

    FOR INFORMATION ON HOW TO PURCHASE COMMON STOCK, CALL (315) ___________.

      FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE PURCHASING COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE ______.

                             ----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                         ESTIMATED UNDERWRITING    ESTIMATED NET
                              PURCHASE       FEES AND OTHER       REORGANIZATION
                              PRICE(1)         EXPENSES(2)          PROCEEDS(3)
--------------------------------------------------------------------------------

Per Share (expenses at         $6.00              $0.38                $5.62
midpoint)
--------------------------------------------------------------------------------

Minimum Total(1)             $7,076,250         $525,000            $6,551,250
--------------------------------------------------------------------------------

Midpoint Total(1)            $8,325,000         $525,000            $7,800,000
--------------------------------------------------------------------------------

Maximum Total(1)             $9,573,750         $525,000            $9,048,750
--------------------------------------------------------------------------------

Maximum Total, as           $11,009,814         $525,000           $10,484,814
adjusted(4)
================================================================================

(1) Based on an appraisal by Keller and Company, Inc. The appraisal is based upon estimates and projections that may change. The appraisal is not a recommendation to purchase Common Stock nor any assurance that a purchaser will be able to sell Common Stock at or above the $6.00 per share initial purchase price. See "The Reorganization - Stock Pricing and Number of Shares to be Issued."

(2) Consists of estimated expenses of the Reorganization, including fees payable to First Albany Corporation. See "Pro Forma Data" for a description of the assumptions used in these estimates. Actual fees and expenses may vary from the estimates.

(3) Actual net proceeds may be substantially different from estimated amounts. Net proceeds include the proceeds from the purchase of Common Stock by the Company's Employee Stock Ownership Plan, using a loan from the Company. See "Use of Proceeds" and "Pro Forma Data."

(4) This row shows the effect of selling 15% more shares of Common Stock. The additional Common Stock may be sold without re-solicitation of subscribers or any right of cancellation, due to regulatory or market considerations and general financial and economic conditions. See "Pro Forma Data" and "The Reorganization Stock - Pricing and Number of Shares to Be Issued."

      THE SHARES OF COMMON STOCK OF THE COMPANY ARE NOT SAVINGS ACCOUNTS OR
        DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENT AGENCY.
                            FIRST ALBANY CORPORATION

                The date of this Prospectus is August ___, 1998.

(Continued from previous page)

      Gouverneur Savings and Loan Association, referred to in this Prospectus as the Bank, is reorganizing from the mutual form of organization to the mutual holding company form of organization. After the Reorganization, the Company will own the Bank. Cambray Mutual Holding Company, referred to in this Prospectus as the "Mutual Holding Company," will own a majority of the Common Stock of the Company. The public will own a minority of the Common Stock of the Company. The depositors and certain borrowers of the Bank and the Office of Thrift Supervision must approve the Reorganization for it to occur. The depositors of the Bank (but not borrowers) must also approve changing the charter of the Bank from a state to a federal institution. The Reorganization will not go forward unless the Company sells at least $7,076,250 of Common Stock unless, among other conditions, subscribers are resolicited and given an opportunity to withdraw or change their subscriptions.

      Keller and Company, Inc., an independent appraiser, has estimated that the market value of the Common Stock immediately after the Reorganization, including stock sold to the public and stock issued to Cambray Mutual Holding Company, will be from $15,725,000 to $21,275,000 which is known as the Valuation Range. Based on this valuation, the Company expects to issue between 2,620,833 and 3,545,833 shares, including both the shares issued to the Mutual Holding Company and the shares sold to the public. The Company intends to sell 45% of those shares, or from 1,179,375 to 1,595,625 shares, to depositors and the public at a purchase price of $6.00 per share.

      The following persons have priority subscription rights to purchase Common
Stock:

FIRST PRIORITY - Depositors with balances of at least $50 on March 31, 1997. SECOND PRIORITY - Tax-qualified employee benefit plans of the Bank or the Company.
THIRD PRIORITY - Depositors with balances of at least $50 on June 30, 1998. FOURTH PRIORITY - Depositors with balances of at least $50 on ____________, 1998.

      The offer of Common Stock by the Company to these four priority groups is called the "Subscription Offering." SUBSCRIPTION RIGHTS MAY NOT BE TRANSFERRED. PERSONS VIOLATING THIS PROHIBITION MAY LOSE THEIR RIGHT TO PURCHASE COMMON STOCK IN THE SUBSCRIPTION OFFERING AND MAY SUFFER OTHER PENALTIES. The Company may offer unsold shares of Common Stock in a community offering by itself directly or through a syndicate of broker-dealers arranged by First Albany Corporation or in an underwritten public offering through First Albany Corporation. See "The Reorganization - Community Offering." and "The Reorganization - Public Offering."

      The Company's Employee Stock Ownership Plan, known as the "ESOP," will subscribe for 8% of the Common Stock sold in the Reorganization, excluding the stock issued to the Mutual Holding Company. The Company will make a loan to the ESOP so the ESOP can pay for its stock subscription. The loan is expected to be repaid over a period of up to ten years.

      Except for the ESOP, no person, individually or together with associates or other persons acting together, may purchase more than $150,000 of the Common Stock in the Reorganization. This limit may be increased in the sole discretion of the Bank and the Company. The minimum purchase is 25 shares. See "The Reorganization - Additional Purchase Restrictions."

      First Albany Corporation will consult with and advise the Company and the Bank regarding the sale of Common Stock and has agreed to use its best efforts to assist the Company in soliciting subscriptions. However, First Albany is not obligated to take or purchase any Common Stock. The Company and the Bank have agreed to indemnify First Albany against certain liabilities arising under the Securities Act of 1933. See "The Reorganization - Marketing Arrangements."

      The Subscription Offering will terminate at 12:00 noon, eastern time, on ______________, 1998 unless the Bank and the Company extend it, with the approval of the Office of Thrift Supervision, if necessary. If you want to purchase shares in the Subscription Offering, the Company must receive your executed order form with payment in full at $6.00 per share (or appropriate instructions authorizing withdrawal from a deposit account) by that date. See "The Reorganization Subscription Offering" and "-Purchasing Common Stock."

      The Company has received conditional approval from The Nasdaq Stock Market, Inc. to have the Common Stock quoted on the Nasdaq Small Cap Market under the symbol _______ upon completion of the Reorganization.

                                         MAP
                Showing market area and location of main office

                                  TABLE OF CONTENTS

                                                                       Page
Glossary............................................................
Summary.............................................................
Risk Factors........................................................
Forward-Looking Statements..........................................
Selected Financial Information......................................
Gouverneur Bancorp, Inc.............................................
Gouverneur Savings and Loan Association.............................
Regulatory Capital Compliance.......................................
Use of Proceeds.....................................................
Dividend Policy.....................................................
Market for the Common Stock.........................................
Pro Forma Data......................................................
Capitalization......................................................
Gouverneur Savings and Loan Association Statements of Income........
Management's Discussion and Analysis of Financial Condition and
  Results of Operations
Business of the Company.............................................
Business of the Bank................................................
Management of the Company...........................................
Management of the Bank..............................................
The Reorganization..................................................
Regulation..........................................................
Taxation............................................................
Restrictions on Acquisition of the Company and the Bank.............
Description of Capital Stock of the Company.........................
Transfer Agent and Registrar........................................
Experts.............................................................
Legal and Tax Opinion...............................................
Additional Information..............................................
Index to Financial Statements.......................................     F-1

                                    GLOSSARY

This Glossary explains some of the important capitalized terms used in this Prospectus. At the end of the Glossary is a section entitled "Navigating Around This Prospectus" which provides some helpful hints in reading this Prospectus.

"BANK" means Gouverneur Savings and Loan Association.

"COMMUNITY OFFERING" means the offer of Common Stock to the general public of shares not subscribed for in the Subscription Offering, with preference given to natural persons residing in St. Lawrence, Jefferson and Lewis Counties in New York.

"COMMON STOCK" means the common stock, par value of $.01 per share, of Gouverneur Bancorp, Inc.

"COMPANY" means Gouverneur Bancorp, Inc., the holding company for Gouverneur Savings and Loan Association, and the issuer of the Common Stock being offered by this Prospectus.

"ELIGIBLE ACCOUNT HOLDERs" means persons with deposit accounts of at least $50 at March 31, 1997. Eligible Account Holders have the first priority to subscribe for Common Stock.

"ESOP" means the Employee Stock Ownership Plan of the Company.

"FDIC" means the Federal Deposit Insurance Corporation.

"FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System

"FHLBNY" means the Federal Home Loan Bank of New York

"MUTUAL HOLDING COMPANY" means Cambray Mutual Holding Company, a federal mutual holding company, which will own a majority of the issued and outstanding voting stock of the Company.

"NASD" means the National Association of Securities Dealers, Inc.

"OTHER DEPOSITOR" means persons who are not Eligible Account Holders or Supplemental Eligible Account Holders and who had deposit accounts of at least $50 on June 30, 1998. Supplemental Eligible Account Holders have the fourth priority to subscribe for Common Stock.

"OTS" means the Office of Thrift Supervision of the United States Treasury Department.

"PLAN OF REORGANIZATION AND STOCK ISSUANCE" means the plan with that title adopted by the Board of Directors of the Bank which allows for the Reorganization and sets forth the procedures for the Reorganization to be accomplished.

"PUBLIC STOCKHOLDERS" means all the stockholders of the Company after the Reorganization except for the Mutual Holding Company.

"RESTRICTED STOCK PLAN" OR "RSP" means the plan expected to be submitted to the Company's stockholders for approval no earlier than six months after the Reorganization. The RSP is expected to allow for grants of stock in an aggregate amount equal to 4% of the Common Stock sold in the Reorganization, excluding Common Stock issued to the Mutual Holding Company.

"REORGANIZATION" means the reorganization of the Bank so that the Bank becomes a stock form federal savings association, the Bank issues all of its common stock to the Company, the Company sells 45% of its common stock to the Public Stockholders and issues the remaining 55% of its common stock to the Mutual Holding Company.

"SEC" means the Securities and Exchange Commission.

"STOCK OPTION PLAN" means the plan expected to be submitted to the Company's stockholders for approval no earlier than six months after the Reorganization. The Company expects that the plan will allow for the grant of options to purchase stock in an aggregate amount equal to 10% of the Common Stock issued in the Reorganization.

"SUBSCRIPTION EXPIRATION DATE" means 12:00 noon, New York Time, on _________________, 1998.

"SUBSCRIPTION OFFERING" means the offer and sale of Common Stock to certain depositors of the Bank and the ESOP.

"SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS" means persons who are not Eligible Account Holders and who had deposit accounts of at least $50 on June 30, 1998. Supplemental Eligible Account Holders have the third priority to subscribe for Common Stock.

"VALUATION RANGE" means the estimate by Keller and Company Inc. of what the total market value of the Common Stock of the Company will be on the day the Reorganization is completed, including both shares sold to the Public Stockholders and shares issued to the Mutual Holding Company. The Valuation Range is from $15,725,000 (known as the minimum) to $21,275,000 (known as the maximum), with a midpoint of $18,500,000.

NAVIGATING AROUND THIS PROSPECTUS

      This Prospectus is divided into sections. Each section has a title, which appears centered in the middle of a line in bold all capital letters at the beginning of the section. The titles of the sections, and the page where each begins, are shown in the table of contents appearing just before this Glossary. Sections are divided with minor headings that appear before groups of related paragraphs, printed in bold letters at the left margin. Within some of the minor headings, there are sub-headings. The sub-headings are typed in italics and appear at the beginning of a paragraph

      Often in a Prospectus there are cross-references, which means that in one discussion there is a reference to another related discussion elsewhere in the Prospectus. These are accomplished by using the word "See" followed by the title of the section where the related information is found. If the information is included in only a minor heading within a section, or perhaps only within a sub-heading, then the names of the minor headings and sub-headings are also given. However, instead of always repeating the names of the major headings, if there is a cross reference to two minor headings in the same section, then the name of the section is mentioned only once. For example, a reference which reads: See "Management of the Bank Benefits - Employee Stock Ownership Plan" and "-Restricted Stock Plan" means that there are two sub-headings with related information, one called "Employee Stock Ownership Plan" and one called "Restricted Stock Plan." They both appear in the major heading "Management of the Bank" and they both appear in the minor heading "Benefits."

      Sometimes, a cross reference does not include the name of the section, but instead starts with a dash. That means that the related information is included in another minor heading within the same section. For example, in the section "Business of the Bank - General" there might be a reference like this: See "-Lending Activities." That means that the related information is included in the "Business of the Bank" section under the minor heading "Lending Activities."

                                     SUMMARY

      The following questions and answers summarize some of the important information in this Prospectus. Please read the questions and answers carefully, and also read the rest of the Prospectus before you decide whether to purchase any Common Stock.

WHAT IS GOUVERNEUR BANCORP, INC.?

      Gouverneur Bancorp, Inc., known in this Prospectus as the Company, is a new corporation formed under United States law and the regulations of the OTS. After the Reorganization, the Company will own all the stock of the Bank. Cambray Mutual Holding Company will own 55% of the Common Stock of the Company and 45% of the Common Stock, which is the stock that is being offered by this Prospectus, will be sold to and owned by the public. This Prospectus offers Common Stock of the Company. See "Gouverneur Bancorp."

WHAT IS GOUVERNEUR SAVINGS AND LOAN ASSOCIATION?

      Gouverneur Savings and Loan Association is a New York chartered mutual savings and loan association, which means that it has no stockholders. It has one banking office, located in Gouverneur, St. Lawrence County in north central New York State. On March 31, 1998, the Bank had total assets of $55.1 million, loans of $34.3 million, deposits of $42.9 million and net worth of $11.1 million. The Bank uses a fiscal year which ends on September 30 of each year. For the six months ended March 31, 1998, the Bank had net income of $306,000 and had net income of $537,000 for fiscal 1997, being the twelve months ended September 30, 1997.

      The Bank was first chartered in 1892. It obtains deposits, mainly from local depositors, and lends money, mainly residential mortgage loans in St. Lawrence County and the adjoining counties of Jefferson and Lewis in New York. It also buys securities, such as treasury bills issued by the United States and securities which are backed by groups of mortgages. The Bank's income primarily comes from the difference between the rate of interest it pays on its deposits and the rate of interest earned on its loans and other investments. In addition to the cost of its deposits, the Bank also has expenses for salaries and employee benefits, maintaining its banking offices and equipment, computer data processing, insurance and other operating costs.

      The Bank's business strategy is to continue to seek residential mortgage loan opportunities to support its core business activities while aggressively seeking expansion opportunities through offering additional loan products to its customer base. The Bank and the Company also expect to seek expansion opportunities through acquisitions of financial institutions or purchases of branches after the Reorganization. The Bank has begun seeking commercial lending opportunities to expand its loan offerings, and is increasing its level of auto loans. See "Gouverneur Savings and Loan Association" and "Business of the Bank."

WHAT IS CAMBRAY MUTUAL HOLDING COMPANY?

      Cambray Mutual Holding Company, known in this Prospectus as the Mutual Holding Company, is a holding company that will be chartered under federal law as part of the Reorganization. As a mutual holding company, it will have no owners. The depositors of the Bank will be the members of the Mutual Holding Company. They will have the right to elect its directors. Under certain circumstances, if the Mutual Holding Company is liquidated, they will be entitled to share in any of its assets that remain after all creditors are paid. See "The Reorganization - General."

WHAT IS THE REORGANIZATION?

      The Reorganization is a change in the Bank so the Bank can issue its capital stock to the Company, and the Company can sell 45% of its Common Stock to the public. After the Reorganization, the stockholders of the Company will indirectly own the Bank. See "The Reorganization - General."

WHY IS THE BANK REORGANIZING?

      The Bank is reorganizing because, among other reasons, the Reorganization will:

      o Allow the Bank's customers to obtain an ownership interest in the Bank, fostering customer loyalty and encouraging them to promote the Bank to others in the community.

      o Increase the Bank's capital, which will support the Bank's expansion plans.

      o Increase flexibility to allow for possible expansion by acquisitions while still allowing business combinations with other mutual savings institutions as well as stock form institutions.

      o Allow acquired institutions to continue to operate on a semi-autonomous basis as subsidiaries of the Company if necessary or appropriate in order to realize the benefits of an acquisition.

      o Permit the Bank and the Company to offer stock incentives to directors, officers and employees in order to attract and retain high quality personnel.

See "The Reorganization - Reasons for the Reorganization."

WHAT IS THE DIFFERENCE BETWEEN THE REORGANIZATION AND A FULL CONVERSION OF THE BANK WITHOUT A MUTUAL HOLDING COMPANY?

      When a savings institution converts from the mutual to stock form of organization using the mutual holding company structure, only a minority interest in its stock, or the stock of its stock form holding company, is sold to the public at the time of the Reorganization and the majority stock interest is issued to a mutual holding company. By doing so, the institution raises less than half of what would be raised in a traditional "full" mutual to stock conversion in which all the stock to be issued is sold to the public and there is no mutual holding company. Therefore, given the strong capital position of the Bank before the Reorganization, the Bank will not be as overcapitalized as if the Bank had converted in a full conversion. The shares that are issued to the mutual holding company may be sold or reissued in the future to the Bank's depositors if the mutual holding company converts from the mutual to the stock form of organization. See "Regulation - Mutual Holding Company Regulation - Conversion of the Mutual Holding Company to the Stock Form." In addition, because the Mutual Holding Company controls a majority of the Company's Common Stock, the Bank believes that the Reorganization will allow it to achieve the benefits of a stock company without a loss of control that often follows a full conversion from mutual to stock form. Sales of locally based, independent savings institutions to larger, regional financial institutions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support for and involvement by financial institutions. See "The Reorganization-Reasons for the Reorganization."

HOW DO THE INTERESTS OF THE MUTUAL HOLDING COMPANY DIFFER FROM THOSE OF OTHER STOCKHOLDERS OF THE COMPANY?

      Because the Mutual Holding Company is a mutual corporation, its actions will not necessarily always be in the interests of the Company's Public Stockholders. In making business decisions, the Mutual Holding Company's Board of Directors will consider a variety of constituencies, including the depositors of the Bank, the employees of the Bank, and the communities in which the Bank operates. As the majority stockholder of the Company, the Mutual Holding Company is also interested in the continued success and profitability of the Bank and the Company. Thus, the Mutual Holding Company will act in a manner which furthers the general interests of all of its constituencies, including, but not limited to, the interests of the Public Stockholders of the Company. The Mutual Holding Company believes that the interests of the Public Stockholders of the Company, and those of the Mutual Holding Company's other constituencies, are in many circumstances the same, such as the increased profitability of the Company and the Bank and continued service to the communities in which the Bank operates.

HOW MUCH STOCK WILL BE SOLD?

      Based on the independent appraisal of Keller and Company, Inc., the market value of the Common Stock of the Company that will be outstanding when the Reorganization is completed is expected to be from $15,725,000 to $21,275,000. The Company is offering 45% of that amount of Common Stock at $6.00 per share, or from 1,179,375 to 1,595,625 shares. The actual amount of Common Stock sold will depend on a number of things, including the number of orders received and the appraiser's updated estimate of the market value of the Common Stock upon completion of the Reorganization. The Company may increase the amount of Common Stock sold by 15%, to 1,834,969 shares, based upon the number of orders received, the updated appraisal, and economic conditions when the Reorganization is being completed.

WHO CAN BUY STOCK OF THE COMPANY IN THE REORGANIZATION?

      Certain depositors of the Bank and the Company's employee stock ownership plan will have priority subscription rights. If they do not purchase all of the Common Stock to be sold, then other people may also be offered the opportunity to purchase Common Stock. Persons who had deposits of at least $50 on March 31, 1997 will have the first priority to buy stock. The second priority goes to the ESOP, the third priority to persons who had deposits of at least $50 on June 30, 1998 and the fourth priority to persons who had deposits of at least $50 on _________________, 1998. DEPOSITORS WHO HAVE THE RIGHT TO PURCHASE STOCK MAY NOT SELL OR TRANSFER THAT RIGHT TO ANYONE ELSE. THE SALE OR TRANSFER OF SUBSCRIPTION RIGHTS IS ILLEGAL AND MAY RESULT IN SEVERE PENALTIES.

CAN I BUY COMMON STOCK FOR SOMEONE ELSE WITH MY SUBSCRIPTION RIGHTS?

      No. If you exercise your subscriptions rights, you may do so only for yourself, and not for anyone else. It is illegal to transfer your subscription rights or the benefits of your subscription rights to anyone else.

IF I HAVE SUBSCRIPTION RIGHTS, HOW DO I ORDER STOCK AND HOW DO I PAY FOR IT?

      To order Common Stock, you must submit an order form to the Bank no later than September ___, 1998 with payment in full. You may pay for Common Stock by check, money order or, if delivered directly to the Bank, cash. You may also pay for your stock by including, in your order form, an authorization to withdraw the purchase price from an account you have at the Bank. The account does not have to be the same account that gives you a right to subscribe. If you pay by check, cash or money order, your payment will earn interest at 3.50% until the Reorganization is completed or your money is refunded. If you authorize a withdrawal from a deposit at the Bank, your deposit will continue to earn interest at the regular rate for your deposit until it is used to purchase stock when the Reorganization is completed. However, you may not use that part of your deposit for any other purpose from the time you submit your order form until the Reorganization is completed or ________________, 1998.

WHAT IS THE MAXIMUM AND MINIMUM THAT CAN BE PURCHASED?

      No person, related persons or persons acting together, may order or purchase more than $150,000 of Common Stock. If more than one person is named as a depositor on any account, such as a joint account, all named depositors will be considered to be acting together for the purpose of the limit so that they may not purchase, in total including their individual orders and orders by the group, more than $150,000 of Common Stock. The minimum purchase is 25 shares. See "The Reorganization-Additional Purchase Restrictions."

WHAT HAPPENS IF THERE IS NOT ENOUGH COMMON STOCK TO FILL ALL ORDERS?

      If too much Common Stock is ordered, shares will be allocated based on the priorities described above. If there is not enough Common Stock available for all orders in any priority category, the shares available will be divided among the orders. First, each person will get, to the extent possible, 100 shares or the number of shares ordered, whichever is less. The remaining shares will then be divided based on the dollar amount of the deposits of the people with orders not yet filled in that category. However, no one in any priority category will get any Common Stock unless first all proper orders for Common Stock in the higher priorities are filled completely. See "The Reorganization - Subscription Offering."

IF I ORDER STOCK, CAN I CHANGE MY ORDER?

      If you want to order more stock, you must submit an additional order. You will not be able to reduce or cancel your order unless:

      (a) the amount of Common Stock to be sold to Public Stockholders (all the stockholders of the Company including the ESOP, but excluding the Mutual Holding Company) in the Reorganization is more than $7,076,250 or less than $11,009,814;

      (b) the Reorganization is not completed by _______________, 1998; or

      (c) a government authority requires that the Company give you the chance to change your order.

WHAT ARE SOME OF THE RISKS I SHOULD CONSIDER WHEN I DECIDE WHETHER TO PURCHASE STOCK?

      There is a section in this Prospectus titled "Risk Factors" beginning on page ____ which describes some of the risks that you should consider before deciding whether to purchase Common Stock. Please read that section carefully. Remember that Common Stock is not a deposit account. It is not insured by the FDIC or any other government agency and may not pay dividends. The market value of the Common Stock may go up or down after the Reorganization, and you could lose your investment. The appraisal by Keller and Company, Inc., is no assurance that the Common Stock will be worth the estimated amount and you should not treat the appraisal as a recommendation that you purchase any Common Stock. There is also no assurance that an active and liquid market for purchasing and selling Common Stock will develop after the Reorganization.

WILL THE COMPANY PAY DIVIDENDS ON THE COMMON STOCK TO STOCKHOLDERS?

      The Board of Directors of the Company, which initially will be identical to the Board of Directors of the Bank and the Mutual Holding Company, will decide whether, when and how much to pay in dividends. There is no assurance that dividends will be paid and if they are paid, when they will start and how much they will be. The Board of Directors may not pay dividends on the Company's stock immediately after the Reorganization. Even if the Company pays a dividend, the Mutual Holding Company may decide not to take the dividend on the stock that it owns because it does not need the funds. If the Mutual Holding Company waives any of its dividends, then it will have certain priority rights as to the amount waived, as discussed below. See "Dividend Policy."

HOW WILL THE PROCEEDS FROM THE REORGANIZATION BE USED?

      The Company will use half of the proceeds, after paying expenses, to buy all the stock that the Bank will issue. The Company will use a part of the remaining proceeds to make a loan to the ESOP so the ESOP can buy 8% of the stock sold in the Reorganization, excluding stock issued to the Mutual Holding Company. The Bank and the Company expect that they will initially use the rest of the proceeds to make short-term investments in securities, and the Bank expects that it will gradually deploy its share of the proceeds into loans. The Company may use the proceeds to repurchase its stock in the future. The proceeds will also be available for use to finance the commencement or acquisition of new businesses or mergers with other financial institutions. See "Use of Proceeds."

WHAT BENEFITS WILL THE BANK'S DIRECTORS, OFFICERS AND EMPLOYEES GET FROM THE REORGANIZATION?

      The Company will form an employee stock ownership plan, or ESOP, as part of the Reorganization and the ESOP is expected to purchase up to 8% of the stock sold in the Reorganization, excluding stock issued to the Mutual Holding Company. The ESOP will purchase its stock using a loan from the Company. All officers and other employees of the Bank and the Company will be eligible to be participants in the ESOP, after satisfying certain age and length of service requirements, but directors who are not employees will not be eligible to participate. As the ESOP gradually repays the loan, the stock that the ESOP owns will be gradually divided among accounts for officers and other employees. The division of shares is generally based upon salary. See "Management of the Bank - Benefits - Employee Stock Ownership Plan."

      In addition, the Company expects to adopt a Stock Option Plan and a Restricted Stock Plan after the Reorganization is completed. The Company intends to implement these plans within one year after the Reorganization. Therefore, under OTS regulations, the Company's stockholders must first approve the plans, without counting the vote of the Mutual Holding Company, at least six months after the Reorganization. The Company expects that the Stock Option Plan will permit the award of options for up to 10% of the stock sold to the public in the Reorganization and the Restricted Stock Plan will permit the award of restricted stock equal to 4% of the stock sold to the public in the Reorganization. Directors, officers and other employees will be eligible to participate in these plans. Directors who are not employees, as a group, may not receive awards of more than 30% of the shares covered by each plan. No individual director who is not an employee may receive an award of more than 5% of the shares covered by each plan. No officer or employee may receive an award of more than 25% of the stock covered by either plan. See "Management of the Bank - Benefits - Stock Option Plan" and "-Restricted Stock Plan."

WHAT LIMITS ARE THERE ON THE ABILITY OF SOMEONE TO TAKE CONTROL OF THE COMPANY OR THE BANK?

      The Mutual Holding Company will own a majority of the voting stock of the Company unless the Mutual Holding Company undergoes a full conversion to the stock form. The Mutual Holding Company will control the election of directors of the Company. Therefore, no person or entity can take over the Company or the Bank unless the Mutual Holding Company's board of directors agrees. The depositors of the Bank will elect the directors of the Mutual Holding Company, so the stockholders of the Company will have no say in the election of directors of the Mutual Holding Company unless they are also depositors of the Bank. Furthermore, since the Mutual Holding Company does not itself have stockholders, its board of directors is not subject to the same motivation as the board of directors of a company with stockholders which may agree to a takeover to maximize short term shareholder economic return. The mutual holding company structure, being relatively new, has not been the subject of substantial analysis and review by the courts. Although the scope of the duty of the Mutual Holding Company to the Public Stockholders of the Company is far from certain, the Mutual Holding Company does not owe a duty to the other stockholders of the Company to maximize the value of their stock by agreeing to a takeover offer, regardless of how advantageous it might be to the other stockholders.

      In addition, OTS regulations and federal law put limits on the ability of any person or company to seek to acquire control of the Company or the Bank. First, under OTS regulations, no takeover is permitted during the first three years after the Reorganization. In addition, no person may acquire 10% or more of the stock of the Bank or the Company without first getting approval from the OTS.

      Furthermore, the voting of stock owned by the ESOP, and the other stock compensation plans described above, could make it more difficult, and more costly, for any person to acquire control of the Company.

                                  RISK FACTORS

PLEASE REVIEW THE FOLLOWING RISK FACTORS BEFORE DECIDING WHETHER TO PURCHASE ANY COMMON STOCK OF THE COMPANY

INTEREST RATE RISK

      Virtually all of the Bank's loans are fixed-rate loans, and most of those loans are long term residential mortgage loans. At March 31, 1998, 98.76% of the Bank's loans had fixed interest rates and 82.50% of the Bank's loans were long term residential mortgage loans with fixed interest rates. Therefore, the interest rates earned by the Bank on its loans generally adjust to market conditions slowly in response to changes in interest rates. In contrast to the slow anticipated adjustment of the interest rate on its loans, the rate of interest paid by the Bank on its deposits can be expected to change more quickly in response to changes in market interest rates. For example, the interest rate paid on certificates of deposit, which totaled $22.6 million, or 53% of total deposits, at March 31, 1998, can be expected to adjust to market interest rates when the deposit matures. Of the Bank's certificates of deposit, $15.4 million, or 68.2%, will mature by March 31, 1999, and more than 99% will mature by March 31, 2001. Accordingly, if general market interest rates increase, the net income of the Bank can be expected to decline because the Bank's cost of funds can be expected to increase more rapidly than the average yield on its loans.

      Management of the Bank seeks to reduce the risk of interest rate fluctuations through securities investments which have either adjustable rates or shorter terms to maturity than the Bank's loans. Furthermore, management has sought to increase the level of commercial loans and auto loans, which generally have shorter terms than residential mortgage loans. The Bank has also offered adjustable rate loans since 1995. However, in current periods of low interest rates, customer demand for adjustable rate loans has been limited. When interest rates are low, customers tend to prefer fixed-rate mortgage loans to lock in the lower rates and when interest rates are high, customers tend to prefer adjustable rate loans that they expect to adjust downward as market interest rates decline. Therefore, the Bank's efforts to reduce the risk of interest rate fluctuations are limited by the difficulty of originating adjustable rate loans. Furthermore, during periods of low or declining interest rates, loan prepayment rates tend to increase as customers seek to refinance existing higher rate loans. This increases the volume of funds that the Bank must reinvest at a time when investment alternatives have lower yields. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk."

GEOGRAPHIC CONCENTRATION OF LOANS

      Most of the Bank's loans are mortgage loans on property located in St. Lawrence, Jefferson and Lewis Counties in New York. At March 31, 1998, 94% of the Bank's loans were either mortgage loans secured, in whole or in part, by property in St. Lawrence, Jefferson and Lewis counties in New York or were non-mortgage loans made to residents or businesses in those three counties. The area has not, in recent years, benefited from the economic recovery and growth which much of the rest of the country has experienced. An economic slow-down or decline in the local economy could have an adverse effect on the Bank. In addition, the local economy is affected by Fort Drum, a large military base located in the Bank's market area. A change in military policy or troop deployment could have detrimental effects on the local economy. These factors could hurt the ability of the Bank's borrowers to repay their loans. If housing values decline at the same time, reductions in the value of collateral could make it more difficult to recover the full amount due on loans in default. Furthermore, economic difficulties can also increase deposit outflows as customers must use savings to pay bills. This can increase the Bank's cost of funds because of the need to replace the deposit outflow. All of these factors can combine to reduce significantly the Bank's net income.

COMPETITION

      The Bank faces strong and increasing competition both in making loans and in attracting deposits. Within its market area consisting of southern St. Lawrence County, northern Jefferson County and northern Lewis County, the Bank had 29% of total FDIC-insured deposits at June 30, 1997 according to FDIC bank branch deposit data. The Bank estimates that it was the largest residential mortgage lender by dollar amount of loans made during fiscal 1996 and fiscal 1997 and the second largest during the first six months of 1998. However, the Bank's market area and surrounding communities include offices of large regional and nationwide banks with the economic ability to compete aggressively. In addition, non-bank alternatives, such as money market funds, other mutual funds and annuities, compete for deposits and mortgage brokers, mortgage bankers, insurance companies and other finance companies compete for loans. The consolidation of the banking industry, the expansion of the powers of banks and other major financial companies, and the lifting of interstate banking and branching restrictions may make it more difficult for smaller institutions, such as the Bank, to compete effectively with large national and regional banking institutions, insurance companies and securities brokerage firms.

LENDING RISKS

      The Bank has historically employed an operating strategy that emphasized the origination of one- to four-family residential mortgage loans. In recent years, the Bank has sought to increase its level of commercial mortgage, commercial and auto loans. These loans are generally considered to involve a higher degree of credit risk than one- to four-family residential mortgage loans. This greater risk is attributable to several factors, including the higher concentration of principal in larger commercial mortgage loans, the effects of general economic conditions on income-producing properties, the increased difficulty of evaluating and monitoring these types of loans, and the difficulty of realizing on collateral such as business equipment or automobiles. These risks could result in increased defaults, higher levels of charge-offs, and a resulting reduction in the Bank's net income. The Bank has increased its allowance for loan losses as a result of its strategy to increase non-residential lending. See "Business of the Bank - Lending Activities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Six Months Ended March 31, 1998 and March 31, 1997 - Provision for Loan Losses."

YEAR 2000 COMPLIANCE

      Accurate computer record keeping and data processing is essential for the efficient operation of the Bank. In many cases, computer software and hardware, as well as computer chips in other equipment, have been designed so that they will not accurately reflect dates beyond December 31, 1999. The Bank is actively involved in reviewing all of its computer-related functions to assure that the Bank will be able to continue to operate successfully at the beginning of the next millennium without significant interruption. The Bank may be required to replace existing software and hardware in order to do so. The Bank does not believe that the cost of such replacement will have a material adverse effect on the Bank's financial condition or results of operations, but the evaluation of the costs is not yet complete. The Bank estimates that if its independent outside computer service bureau is able to bring its computer system into Year 2000 compliance, as is anticipated, the direct costs of Year 2000 compliance to the Bank are anticipated to be approximately $50,000, of which approximately $5,000 has already been spent. However, there can be no assurance that the Bank will not encounter unanticipated problems, nor any assurance that its outside service bureau will be Year 2000 compliant. If problems arise, costs could substantially increase. Furthermore, computer problems experienced by the Bank's commercial borrowers could have an adverse effect on their business operations and their ability to repay their loans when due. In addition, technological advances in general may require the Bank to make substantial capital investments in the future so it can continue to compete with its multitude of competitors.

RELIANCE ON CHIEF EXECUTIVE OFFICER

      Richard Bennett, the president of the Bank, is the Bank's only executive officer and the Bank currently does not have an employment contract with Mr. Bennett. At March 31, 1998, the Bank had only 16 full-time employees, with all of the remainder holding non-executive officer, teller, secretarial, clerk and other comparable positions. Although these other employees form an important part of the Bank's team, they do not perform executive functions. As a result, the Bank relies heavily upon Mr. Bennett. If Mr. Bennett were to leave the Bank or be unable to continue as its president and chief executive officer either permanently or for a long temporary absence, the Bank might experience difficulty in the smooth operation of its business, which could be interrupted. In addition, the Bank is currently seeking a chief financial officer who can assume responsibility for some of the executive tasks being performed by the chief executive officer and who can be responsible for the public reporting requirements that the

Company will have after the Reorganization. The Bank does not know how long it will take to find a satisfactory individual, whether it will be possible to find such a person, or the salary that will have to be paid to attract a person with appropriate expertise.

REDUCTION IN RETURN ON EQUITY; INVESTMENT OF PROCEEDS

      After the Reorganization, the Company on a consolidated basis will have more total equity than the Bank had prior to the Reorganization. The Company does not expect that loan demand will increase as quickly as the increase in capital. The Company and the Bank initially intend to invest the net proceeds from the Reorganization primarily in short term investments which generally have lower yields than loans. Furthermore, although the increased capital will support additional expansion in total assets, the Company does not expect that the additional capital can be leveraged immediately. The Company may not be able to increase net income in future periods as fast as equity has increased in the Reorganization. Therefore, after the Reorganization, return on equity (net income divided by average equity) is expected to be lower than the annualized return on equity of 5.84% for the six months ended March 31, 1998 and 5.36% for fiscal 1997. In addition, the initial investment of the net proceeds in debt securities will substantially increase the percentage of the Bank's assets invested in securities. Although much of the Bank's investment securities portfolio consists of U.S. government and agency securities with negligible default rates, the Bank also invests in mortgage-backed securities with higher risks of default and higher risk that the principal will be prepaid at a time when interest rates are low. To manage these risks, the Bank limits its mortgaged-backed securities investments primarily to securities which are either issued, insured or guaranteed by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) or the Government National Mortgage Association (Ginnie Mae).

      OTS regulations and policy may also limit the ability of the Company to leverage the additional capital raised in the Reorganization. Current OTS policy and regulations require that the Company first offer any shares of stock to be issued by it to the depositors of the Bank before using the same for any other purpose, such as an acquisition, unless the OTS approves otherwise. Hence, OTS policy and regulations may make it more difficult for the Company or the Bank to leverage the new capital by acquiring another institution by merger if the institution desires to consummate the acquisition as a tax-free exchange of stock.

INCREASED COMPENSATION AND OTHER EXPENSES AFTER THE REORGANIZATION

      After the Reorganization, the compensation expense recorded by the Company will be substantially greater than the compensation expense of the Bank prior to the Reorganization as a result of expenses related to the ESOP and other plans expected to be implemented by the Company. The ESOP is expected to acquire 8% of the Common Stock sold to Public Stockholders in the Reorganization. Therefore, the ESOP's Common Stock is expected to have a total purchase price of up to approximately $881,000, which will be funded with a loan from the Company. The Common Stock that the ESOP purchases will be pledged as collateral for the loan. It is expected that the loan will be repaid over ten years using funds that the Bank contributes to the ESOP.

      As the ESOP repays the loan, the shares of Common Stock will be released as collateral and the Company will record compensation expense based upon the released shares. If the price of the Common Stock remains at $6.00 per share, then the amount of additional compensation expense on account of the ESOP is expected to be approximately $88,000 per year. However, under accounting rules applicable to the ESOP, the Company must record compensation expense based on the fair market price of the released stock. Therefore, if the market price of the Common Stock increases, the amount of compensation expense attributable to the ESOP will be higher.

      In addition, if, as is presently intended, the Company implements a restricted stock plan permitting awards of Common Stock to directors, officers and employees, the Company will record additional compensation expense. The plan is expected to permit stock awards for up to approximately 73,400 shares. If these shares are first acquired in open market purchases and then awarded to recipients, to vest over five years, then the Company will record compensation expense equal to one-fifth of the amount paid for the repurchased stock each year for five years. If the stock is purchased at $6.00 per share, the annual additional compensation expense will be approximately $88,000.

      The Company also anticipates that, as a publicly traded stock corporation, it will incur additional expenses not previously incurred by the Bank, such as the expenses of preparing and filing periodic reports with the SEC, the cost of holding annual and special stockholders' meetings, annual fees to maintain the listing of the Company's Common Stock on the Nasdaq Small Cap Market, and other stock-related expenses.

      See "Pro Forma Data" and "Management of the Bank - Benefits."

THE MUTUAL HOLDING COMPANY STRUCTURE

      New Form of Organization. The mutual holding company structure is relatively new. The federal laws necessary for federal mutual holding companies were not fully in place until 1989, and few states have laws which authorize mutual holding companies. The OTS did not accept mutual holding company applications until 1991 and did not finalize its mutual holding company regulations until 1993. As a result, there is limited market history and limited legal precedent regarding mutual holding companies. Furthermore, the OTS regulations which permit an intermediate tier stock form holding company, such as the Company, were first effective in April 1998. Therefore, the laws and regulations applicable to such entities are still evolving and there is greater uncertainty regarding the operations of such entities than with customary state-chartered business corporations.

      Control by the Mutual Holding Company; Anti-takeover Effects. The board of directors of the Mutual Holding Company, the Company and the Bank will initially be identical. The Mutual Holding Company will control the election of the entire Board of Directors of the Company and the outcome of all other matters that come to a vote of the stockholders of the Company, except for matters which the OTS requires be approved by the Public Stockholders. Therefore, the Public Stockholders of the Company, even if they were to mount a proxy contest, would be unable to approve any matter requiring a stockholder vote and would be unable to defeat any proposal put forth by the Mutual Holding Company, unless the Mutual Holding Company approves or the OTS requires approval by the Public Stockholders on a particular matter. The Mutual Holding Company will be able to defeat any proposed merger or other business combination even though the Public Stockholders of the Company might approve the transaction.

      Future Stock Issuance. Not only does the Mutual Holding Company own a majority interest in the Company, but under OTS regulations the Mutual Holding Company may not sell its interest in the Company and the Company may not issue its voting stock without likewise first offering it to the depositors of the Bank, unless the OTS approves otherwise. Furthermore, the Company is not permitted to use its Common Stock to complete a merger with or acquisition of another company unless it first offers that stock to the depositors of the Bank, unless the OTS approves otherwise.

      Dividend Waivers. When mutual holding companies were first created, many analysts believed that the mutual holding company, not needing dividend income, would waive the receipt of dividends from its subsidiary, thus enabling the subsidiary to have a high dividend payout ratio to its public stockholders while still retaining earnings to increase capital. However, OTS regulations and policy now limit the ability of the Mutual Holding Company to waive the receipt of dividends. The waiver of dividends will only be permitted by the OTS on a case by case basis and only if certain conditions are met, including:

      o The Mutual Holding Company's Board of Directors must first determine that the waiver is consistent with the fiduciary duty that the directors owe to the depositors of the Bank, who are the members of the Mutual Holding Company.

      o The amount of the waived dividend is considered as having been paid when calculating the maximum permitted amount of future dividends.

      o If the Company seeks a full conversion, the waived dividend must be considered in determining appraised value.

      Current OTS policy requires that if there is a full conversion to the stock form of ownership by a mutual holding company after it has waived dividends, the Public Stockholders must receive less than their pro rata share of the stock of the resulting fully converted entity to make up for the dividends that they received which were not received by the mutual holding company. This could have the effect of reducing the market value of the Common Stock owned by the Public Stockholders and could also reduce their voting power after a full conversion.

      Dilution. In a full conversion, the entire ownership interest in a bank is sold, either directly or through a holding company. The amounts paid by the stockholders for the newly issued stock, after paying expenses, is shared among those stockholders. In a mutual holding company reorganization, the mutual holding company receives its stock without any payment, but still has the opportunity to share in the benefits of the net proceeds received from the other stockholders. As a result, the book value per share after the Reorganization is completed may, depending upon the dollar amount of Common Stock sold, be less than the $6.00 purchase price. See "Pro Forma Data."

ABSENCE OF MARKET FOR COMMON STOCK

      There is no established market for the Common Stock of the Company at this time. The Company has received conditional approval from the Nasdaq Stock Market to have its common stock quoted on the Nasdaq Small Cap Market under the symbol "_______" upon completion of the Reorganization. For the listing to continue, there must be at least two market makers for the Common Stock. Market makers are securities broker/dealers who make a market in a stock by announcing prices at which they are willing to buy and sell the stock and who are willing to regularly purchase and sell the stock. Furthermore, in order to qualify for listing on the Nasdaq Small Cap Market, among other things, there must be 1,000,000 shares outstanding held by the public, excluding shares held directly or indirectly by officers or directors of the Company. The Company is offering shares at $6.00 per share, rather than $10.00 per share which is more customary in reorganization and conversion transactions, in order to increase the number of shares sold and satisfy this requirement.

      The Nasdaq Stock Market has recently become stricter in enforcing its minimum listing requirements and some previously listed companies have been delisted. The Company will seek to maintain sufficient market makers to satisfy Nasdaq requirements. First Albany Corporation will assist the Company in that effort and expects to be a market maker in the Common Stock. Furthermore, some of the Nasdaq requirements for listing, such as the requirement that there be at least 300 stockholders owing at least 100 shares, are outside the control of the Company and difficult to verify because many shares are held in street name by brokers. The Company anticipates that there will be sufficient market makers for the Common Stock and that other listing criteria will be satisfied, but the Company cannot assure investors the Nasdaq listing can be maintained.

      Furthermore, an active and liquid market for the Company's stock depends upon whether there are willing buyers and sellers. This is not in the control of the Company or any market maker. An active and liquid trading market for the Common Stock may not develop or continue. The absence of an active and liquid market may reduce the price of the Common Stock and if a market for Common Stock does not develop, it may be difficult for investors to sell their shares. See "Market for the Common Stock."

POSSIBLE INCREASE IN THE VALUATION RANGE AND NUMBER OF SHARES TO BE ISSUED

      The number of shares to be sold in the Reorganization may be increased by an additional 15% based upon the number of orders received, the updated appraisal, and market, financial and economic conditions when the Reorganization is being completed. If this occurs, the Company will sell 1,834,969 shares of Common Stock to the public in the Reorganization. An increase in the number of shares sold can be expected to decrease net income per share and stockholders' equity per share but would increase the Company's consolidated stockholders' equity and net income. See "The Reorganization - Stock Pricing and Number of Shares to be Issued."

POSSIBLE DILUTION FROM STOCK OPTIONS AND THE RESTRICTED STOCK PLAN

      If a stock option plan is implemented, which is expected, it will cover 10% of the stock sold to the public in the Reorganization. If options under the plan are exercised and satisfied using stock never previously issued, instead of stock repurchased by the Company from the Public Stockholders, the ownership interests of Public Stockholders would be diluted (reduced) by approximately 9.09%. Similarly, if a restricted stock plan is implemented for 4% of the stock sold to the public in the Reorganization, and awards under the plan are satisfied with stock never previously issued, the interests of Public Stockholders would be diluted by approximately 3.85%. Stockholders will not have a first priority right to buy shares issued to satisfy the exercise of stock options or awards under the restricted stock plan. A dilution of the interests of existing stockholders could be expected to have an adverse effect on the market price of the Common Stock. See "Management of the Bank - Benefits - Stock Option Plan" and " - Restricted Stock Plan."

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF
SUBSCRIPTION RIGHTS

      The Internal Revenue Service could take the position that the subscription rights granted to depositors of the Bank have an ascertainable value and that the value represents taxable income to the depositors. The Company has received the opinion of Keller and Company, Inc. that the subscription rights have no ascertainable value, but that opinion is not binding upon the IRS. If the subscription rights are deemed to have value, recipients of the rights could be taxed upon the receipt or exercise of the rights in an amount equal to such value. The Bank might then be required to recognize taxable income on the distribution of the subscription rights. Although the IRS is not known to have taken the position that subscription rights constitute taxable income in similar reorganizations, the IRS may change its position in the future. See "The Reorganization - Effects of Reorganization to Stock Form on Depositors and Borrowers."

REGULATION OF FINANCIAL INSTITUTIONS

      Federal banking laws and regulations will exert substantial control over the operations of the Bank and the Company. Federal regulatory authorities have extensive discretion in connection with their supervision of the Bank, such as the right to impose restrictions on operations and the insistence that an institution increase its allowance for loan losses. Furthermore, federal laws affecting banks are constantly being revised, often imposing new restrictions or increasing competitive pressures through de-regulation. Any change in the regulatory structure or statutes or regulations applicable to banks or their competitors, or to mutual holding companies, whether by the OTS, the FDIC, any other regulator or the Congress, could have a material impact on the Company, the Bank and their operations. See "Regulation."

                           FORWARD-LOOKING STATEMENTS

      In this Prospectus, the Company, when discussing the future, may use words like "will probably result," "are expected to," "may cause," "is anticipated," "estimate," "project," or similar words. These words represent forward-looking statements. In addition, certain disclosures and information in this Prospectus, such as an analysis of the adequacy of the allowance for loan losses or an analysis of the interest rate sensitivity of the Company's assets and liabilities, are based upon attempts to predict future events and circumstances and also represent forward-looking statements.

      Many factors could cause the Company's actual future results and future experience to be different from what is described in the Company's forward-looking statements. Future profitability, interest rate sensitivity, and the adequacy of the allowance for loan losses, can be affected by, for example,
(i) deterioration in local, regional, national or global economic conditions which could cause an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change;
(iii) changes in laws and regulations affecting the financial service industry;
(iv) changes in competition; and (v) changes in consumer preferences.

      Please do not place unjustified or excessive reliance on any forward-looking statements. They speak only as of the date made and should not be considered to be guarantees of what will happen in the future. Remember that various factors, including those described above, could affect the Company's financial performance and could cause the Company's actual results or circumstances for future periods to be materially different from what has been anticipated or projected.

                         SELECTED FINANCIAL INFORMATION

      The selected data presented below under the captions "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years in the five-year period ended September 30, 1997, are derived from the audited financial statements of Gouverneur Savings and Loan Association. The financial statements as of September 30, 1997 and 1996 and for each of the years in the three-year period ended September 30, 1997 are included elsewhere in this Prospectus. The selected data presented below as of and for the six-month periods ended March 31, 1998 and 1997 are derived from the unaudited financial statements of Gouverneur Savings and Loan Association included elsewhere in this Prospectus. Results for the six month period ended March 31, 1998 do not necessarily indicate the results that may be expected for the year ended September 30, 1998.

SELECTED FINANCIAL CONDITION DATA:

                                            At March 31,                   At September 30,
                                            ------------     -------------------------------------------------------------
                                               1998          1997         1996          1995           1994           1993
                                               ----          ----         ----          ----           ----           ----
                                                                            (In thousands)
Total assets.............................    $ 55,092      $ 55,172     $ 54,347      $ 54,274       $ 52,831       $ 53,872
Loans receivable, net (1)................      34,756        35,253       33,438        33,111         34,172         36,755
Allowance for loan losses................         464           403          479           602            466            333
Securities available-for-sale (2)........       8,632         7,903       10,817        10,540         10,183              -
Securities held-to-maturity (2)..........       7,121         8,660        5,416         4,506          4,494         12,125
Cash and cash equivalents................       3,818         2,486        3,939         2,223          2,927          4,016
Real estate owned .......................         176           157          149           130            367            286
Deposits.................................      42,923        43,576       43,502        44,200         43,753         45,372
Total net worth..........................    $ 11,123      $ 10,689     $  9,993      $  9,465       $  8,741       $  8,013

SELECTED OPERATIONS DATA:

                                                                         Six Months
                                                                        Ended March 31,            Year Ended September 30,
                                                                        --------------     ----------------------------------------
                                                                        1998      1997     1997     1996     1995     1994     1993
                                                                        ----      ----     ----     ----     ----     ----     ----
                                                                                                        (In thousands)
Interest income ....................................................   $2,143    $2,126   $4,275   $4,338   $4,260   $4,264   $4,280
Interest expense ...................................................      936       945    1,896    1,980    1,823    1,659    1,918
                                                                       ------    ------   ------   ------   ------   ------   ------
    Net interest income ............................................    1,207     1,181    2,379    2,358    2,437    2,605    2,362
Provision for loan losses ..........................................       85        70      250     --        190      411      235
                                                                       ------    ------   ------   ------   ------   ------   ------
    Net interest income after
          provision for loan losses ................................    1,122     1,111    2,129    2,358    2,247    2,194    2,127
Non-interest income ................................................       84        77      149      165      141      204      202
Non-interest expenses ..............................................      692       691    1,406    1,774    1,378    1,377    1,186
                                                                       ------    ------   ------   ------   ------   ------   ------
Income before income taxes and
   cumulative effect of changes in
   accounting principles ...........................................      514       497      872      749    1,010    1,021    1,143
Income tax expense (benefit) .......................................      208       201      335      297      416      445      441
                                                                       ------    ------   ------   ------   ------   ------   ------
Income before cumulative effect of
   changes in accounting principles ................................      306       296      537      452      594      576      702
Cumulative effect of changes in
   accounting principles (3) .......................................     --        --       --       --       --        137     --
                                                                       ------    ------   ------   ------   ------   ------   ------

Net income .........................................................   $  306    $  296   $  537   $  452   $  594   $  713   $  702
                                                                       ======    ======   ======   ======   ======   ======   ======

                                                                                                     Notes appear on following page.

SELECTED FINANCIAL RATIOS AND OTHER DATA (4):

                                                        At or for the
                                                           Six Months
                                                        Ended March 31,              At or for the Year Ended September 30,
                                                        ---------------        --------------------------------------------------
                                                       1998        1997        1997        1996        1995       1994       1993
                                                       ----        ----        ----        ----        ----       ----       ----
PERFORMANCE RATIOS:
 Return on average assets (net income
      to average total assets)......................    1.14%      1.09%       0.99%       0.92%       1.04%      1.34%      1.33%

Return on average net worth
  (net income to average net worth).................    5.84%      6.02%       5.36%       5.33%       6.13%      8.59%      9.18%

Average interest-earning assets to
  average interest-bearing liabilities..............  121.84%    119.94%     120.21%     119.11%     117.45%    117.49%    116.26%

 Net interest rate spread (5).......................    3.88%      3.83%       3.82%       3.77%       4.21%      4.44%      3.95%

 Net interest margin (6)............................    4.67%      4.55%       4.56%       4.50%       4.84%      5.00%      4.55%

 Net interest income after provision for
     loan losses to total other expenses............    1.62x      1.61x       1.51x       1.33x       1.63x      1.59x      1.79x


NET WORTH AND ASSET QUALITY RATIOS:

 Average net worth to average total assets..........   19.44%     18.15%      18.41%      17.22%      16.95%     15.58%     14.43%

 Total net worth to assets end of period............   20.19%     19.11%      19.37%      18.39%      17.44%     16.55%     14.87%

 Non-performing assets to total assets..............    0.95%      0.69%       1.31%       1.56%       1.25%      2.66%      5.09%

 Non-performing loans to total loans................    1.00%      0.72%       1.60%       2.08%       1.65%      3.02%      6.66%

 Allowance for loan losses to total loans...........    1.33%      0.98%       1.14%       1.43%       1.81%      1.36%      0.90%

 Allowance for loan losses to
      non-performing loans..........................  133.33%    136.21%      71.33%      68.72%     109.65%     44.85%     13.56%

OTHER DATA:

 Number of real estate loans outstanding............    1,367      1,394       1,386       1,424       1,476      1,549      1,650

 Number of deposit accounts.........................    6,563      6,506       6,508       6,495       6,470      6,337      6,031

 Full service offices...............................        1          1           1           1           1          1          1

(1) Shown net of deferred fees and the allowance for loan loses.

(2) During the year ended September 30, 1994, debt securities with an amortized cost of $6.9 million were transferred from held-to-maturity to available-for-sale upon the adoption of Statement of Finance Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

(3) Represents the cumulative effect of change in accounting for income taxes.

(4) Asset quality and net worth ratios are at end of period. All other ratios are based on daily balances except that 1994 and 1993 fiscal year ratios are based on month end average balances. Ratios for the six-month periods have been annualized where appropriate.

(5) The net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.

                                  GOUVERNEUR BANCORP

      The Bank recently organized Gouverneur Bancorp, Inc. to acquire all of the capital stock of the Bank to be issued in the Reorganization. The OTS has approved the Company as a savings and loan holding company and, when the Reorganization is completed, it will be subject to OTS regulation. See "The Reorganization - General" and "Regulation - Holding Company Regulation." When the Reorganization is complete, the Company's significant assets will include the shares of the Bank's common stock acquired in the Reorganization, the loan that it makes to the ESOP, and 50% of the net proceeds of the Reorganization minus the amount of those proceeds used to fund the ESOP loan. The Company intends to lend a portion of the net proceeds it retains to the ESOP so the ESOP can purchase 8% of the Common Stock sold in the Reorganization excluding stock issued to the Mutual Holding Company. See "Use of Proceeds." The Company will initially have no significant liabilities. The directors and the executive officer of the Bank will be the initial directors and executive officer of the Company and the Mutual Holding Company. See "Management of the Company" and "Management of the Bank." At the present time, the Company does not intend to employ any other persons, but will use the support staff of the Bank from time to time. Additional employees will be hired as needed in the future.

      Management believes that the holding company structure will allow flexibility to diversify business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services companies. There are no current arrangements, understandings or agreements regarding any such opportunities. However, after the Reorganization, the Company will be able to explore acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the portion of the net proceeds retained by the Company, income thereon and dividends from the Bank.

      The Company's executive office is located at the main office of the Bank, 42 Church Street, Gouverneur, New York 13642. Its telephone number is (315) 287-2600.

                       GOUVERNEUR SAVINGS AND LOAN ASSOCIATION

      The Bank was organized in 1892. The Bank's deposit accounts are insured to the maximum allowable amount by the FDIC. The Bank services its customers from its main office in Gouverneur. At March 31, 1998, the Bank had total assets of $55.1 million, total deposits of $42.9 million and total equity of $11.1 million. The Bank's market area consists of the southern portion of St. Lawrence County and the northernmost communities of Jefferson and Lewis Counties in New York. Based upon data as of June 30, 1997 published by the FDIC, the Bank's share of total FDIC-insured deposits within the Bank's market area was approximately 29%.

      The Bank is a community-oriented savings and loan association whose businesses primarily consist of accepting deposits from local customers and investing those funds in local residential mortgage loans. The Bank had $29.6 million of residential one-to-four family mortgage loans at March 31, 1998, representing 85.1% of total loans and 53.8% of total assets. Virtually all of these loans were secured by first mortgage liens, with the remainder being junior lien loans such as home equity loans and home equity lines of credit. In addition to residential mortgage loans, the Bank also makes commercial mortgage, construction, automobile, property improvement, consumer and commercial non-mortgage loans. At March 31, 1998, the Bank's loan portfolio, net, totaled $34.3 million, or 62.2% of total assets. The Bank's loan origination and related loan servicing activities are conducted entirely by its own personnel, except that the Bank receives referrals of loan opportunities from automobile dealers.

      In addition to loans, the Bank's largest asset categories are investment and mortgage-backed securities. The Bank's investment activities primarily consist of investing in debt securities issued by the United States Government and its agencies, corporate debt securities, mortgage-backed securities and certain equity securities. At March 31, 1998, the Bank had $4.3 million in fair value of U.S. Government agency debt securities, representing 7.7% of total assets. The Bank also had $7.1 million in carrying value of mortgage-backed securities, representing 12.9% of total assets. At March 31, 1998, the Bank had $3.5 million invested in a mutual fund which invested principally in mortgage-backed securities, $379,000 of stock of the Federal Home Loan Bank of New York separately reported on the balance sheet and $849,000 in preferred stock of the Federal Home Loan Mortgage Corporation which was originally distributed to the Bank as a preferred stock dividend in the 1980's.

      The Bank's executive office is located at 42 Church Street, Gouverneur, New York 13642. Its telephone number is (315) 287-2600.

                          REGULATORY CAPITAL COMPLIANCE

      The table below shows the Bank's capital ratios at March 31, 1998 and the related OTS minimum capital requirements. The table also shows approximately what the capital ratios of the Bank would have been if the Reorganization had taken place on March 31, 1998 (referred to as pro forma ratios), assuming that the indicated number of shares were sold and assuming that 50% of the net proceeds were paid to the Bank. The expected loan to the ESOP and the cost of shares expected to be acquired by the Restricted Stock Plan are deducted from pro forma regulatory capital, as is $100,000 expected to be used to capitalize the Mutual Holding Company. See "Pro Forma Data".

                                                              Pro Forma Based Upon Net Proceeds at March 31, 1998
                                                             --------------------------------------------------------
                                                                  1,179,375 Shares              1,387,500 Shares
                                     Historical at                Sold (Minimum of             Sold (Midpoint of
                                    March 31, 1998               Valuation Range)              Valuation Range)
                             ------------------------------  --------------------------  ----------------------------
                                               Percent of                    Percent of                    Percent of
                                               Applicable                    Applicable                    Applicable
                                 Amount         Assets         Amount        Assets(2)       Amount        Assets(2)
                             --------------- --------------  ------------- ------------  --------------- ------------
                                                                                         (Dollars in thousands)
GAAP Capital (1).............   $ 11,123          20.2%       $ 13,449          23.4%       $ 13,924          24.1%
                                ========          =====       ========          =====       ========          =====

Tangible capital:
Capital Level ...............   $ 10,615          19.6%       $ 12,941          22.5%       $ 13,416          23.2%
Requirement (3)..............        814          1.5%             861          1.5 %            868           1.5%
                                --------          -----       --------          -----       --------          -----
Excess.......................      9,789          17.8%         12,080          21.0%         12,548          21.7%
                                ========          =====       ========          =====       ========          =====

Core capital:
Capital Level ...............   $ 10,615          19.6%       $ 12,941          22.5%       $ 13,416          23.2%
Requirement (3)..............      1,627           3.0%          1,723           3.0%          1,737           3.0%
                                --------          -----       --------          -----       --------          -----
Excess.......................   $  8,962          16.3%       $ 11,219          19.5%       $ 11,679          20.2%
                                ========          =====       ========          =====       ========          =====

Risk-based capital:(4)
Capital level ...............   $ 10,916          45.3%       $ 13,243          52.7%       $ 13,717          54.2%
Requirement (3)..............      1,927           8.0%          2,008           8.0%          2,025           8.0%
                                --------          -----       --------          -----       --------          -----
Excess.......................   $  8,989          37.3%       $ 11,234          44.7%       $ 11,692          46.2%
                                ========          =====       ========          =====       ========          =====

                                     Pro Forma Based Upon Net Proceeds at March 31, 1998
                                -------------------------------------------------------------
                                      1,595,625 Shares            1,834,969 Shares Sold
                                      Sold (Maximum of              (15% Above Maximum
                                      Valuation Range)            of Valuation Range)
                                ---------------------------  --------------------------------
                                                 Percent of                    Percent of
                                                 Applicable                    Applicable
                                   Amount        Assets(2)      Amount         Assets(2)
                               --------------- ------------ --------------- -----------------

GAAP Capital (1).............     $ 14,399          24.7%      $ 14,944             25.4%
                                  ========          =====      ========             =====

Tangible capital:
Capital Level ...............     $ 13,891          23.8%      $ 14,436             24.5%
Requirement (3)..............          876           1.5%           884              1.5%
                                  --------          -----       -------             -----
Excess.......................       13,015          22.3%        13,553              23.0
                                  ========          =====       =======             =====

Core capital:
Capital Level ...............     $ 13,891          23.8%      $ 14,436             24.5%
Requirement (3)..............        1,751           3.0%         1,767              3.0%
                                  --------          -----       -------             -----
Excess.......................     $ 12,139          20.8%       $12,669             21.5%
                                  ========          =====       =======             =====

Risk-based capital:(4)
Capital level ...............     $ 14,192          55.6%      $ 14,737             57.2%
Requirement (3)..............        2,042           8.0%         2,061              8.0%
                                  --------          -----       -------             -----
Excess.......................     $ 12,150          47.6%      $ 12,677             49.2%
                                  ========          =====       =======             =====


(1) Capital under generally accepted accounting principles includes the net unrealized gain/loss, if any on available-for-sale securities, which is not recognized as capital under OTS capital ratio rules. Total risk-based capital includes the allowance for loan losses. See "Regulation - OTS Regulation - Capital Requirements."

(2) Risk-based capital ratios shown as a percentage of risk-weighted assets. Core and Tangible ratios shown as a percentage of adjusted total assets.

(3) In order to be classified as "well-capitalized," the Bank must, in addition to other requirements, have a ratio of core to risk based capital ratio of at least 6.00%, a total risk-based capital ratio of at least 10.00% and a ratio of core capital to total assets of at least 5.00%. See "Regulation - OTS Regulation Capital Requirements" and Prompt Corrective Action."

(4) Pro forma risk-based capital data assumes the net proceeds are invested in assets that carry a risk-weighting equal to 43.7%, being the average risk weight of the Bank's assets at March 31, 1998.

                                   USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Reorganization is completed, the net proceeds are expected to range from $6,551,250 to $10,484,814. See "Pro Forma Data" and "The Reorganization Stock - Pricing and Number of Shares to be Issued" for a discussion of the assumptions used to estimate those amounts. The proceeds will not be available unless and until the Reorganization is completed.

      The Company will purchase the capital stock of the Bank for 50% of the net proceeds of the Offerings. Therefore, it is estimated that the amount paid by the Company to the Bank, before non-cash accounting adjustments, will range from $3.3 million to $5.2 million. The Bank intends to invest its share of the net proceeds in short- and medium-term, investment grade debt securities. The amount received will become part of the Bank's general funds, which the Bank currently intends to gradually deploy to increase its levels of one-to-four family real estate lending and, to a lesser extent, other lending, depending on market conditions as suitable opportunities arise. The Company expects that initially it will use the net proceeds remaining in its hands, after funding the loan to the ESOP, to make investments in short and intermediate term investment-grade debt securities. The Company may also use the proceeds it retains to purchase stock to fund the Restricted Stock Plan or to satisfy the exercise of options issued under the Stock Option Plan. Those purchases would generally not occur for at least six months after the Reorganization and generally not until after the Public Stockholders approve the two plans. See "Management of the Bank - Benefits - Stock Option Plan" and "-Benefits - Restricted Stock Plan."

      If the ESOP purchases 8% of the stock sold to Public Stockholders in the Reorganization at a price of $6.00 per share, the ESOP loan will be from $566,100 to $880,784, depending upon the number of shares sold in the Reorganization. The Company estimates that the term of the ESOP loan will be ten years. The Company and the Bank may choose to use a loan from an independent third party to fund the ESOP's stock purchase, but that is not presently anticipated. See "Management of the Bank Benefits - Employee Stock Ownership Plan."

      The Bank or the Company may use the net proceeds from the Reorganization to support future expansion through, for example, purchasing branches, establishing new branches, acquiring other financial institutions, or expanding into other banking related businesses. The Company and the Bank have no current arrangements, understandings or agreements for any such expansion but the Company and the Bank intend to actively seek such acquisitions after the Reorganization is completed. The Company, after the Reorganization, will be permitted to engage in only those activities which are permitted for a multiple savings and loan holding company. In general, a multiple savings and loan holding company can only engage in the activities permitted for a bank holding company (generally defined as activities which are closely related to banking) plus certain additional activities permitted by OTS regulation. See "Regulation
- Holding Company Regulation."

      After the Reorganization, the Board of Directors of the Company may approve stock repurchase plans, subject to statutory and regulatory requirements and use a portion of the net proceeds to implement those repurchase plans. Unless approved by the OTS, the Company may not repurchase any Common Stock in the first year after the Reorganization and, during the next two years, may only repurchase up to 5% of its outstanding capital stock each year. Further, the Company may not repurchase any of its Common Stock if the repurchase would cause the Bank to become "undercapitalized." See "Regulation - OTS Regulation - Corrective Action." The Board of Directors may authorize the use of a portion of the net proceeds to repurchase stock depending upon facts and circumstances in the future. Such facts and circumstances may include, for example: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) avoiding dilution by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) capital needs of the Company and the Bank in light of the level of non-performing loans, current and projected results of operations, the economic environment and other considerations. If the Company repurchases stock for more than book value per share, the book value per share for remaining shares would be reduced. The Company will not repurchase any stock if the repurchase would cause the Company or the Bank not to satisfy any minimum regulatory capital ratio requirements.

                                 DIVIDEND POLICY

      After the Reorganization, the Board of Directors of the Company, which initially will be identical to the Board of Directors of the Bank and the Mutual Holding Company, may declare cash or stock dividends, subject to statutory and regulatory requirements. However, the Board has not decided the amount or timing of dividends, if any. Dividends will depend upon a number of factors, such as profitability, available investment opportunities, capital needs in connection with potential expansion or acquisitions, regulatory limits, financial condition, tax considerations, general economic conditions, industry standards and other factors. The Company cannot assure any potential purchaser that dividends will be paid, when they might be paid or, if paid, whether the payment of dividends will continue.

      The Company is not subject to any express OTS regulations regarding the amount of dividends it is permitted to pay to its stockholders. The Company has agreed with the OTS that it will not pay an extraordinary dividend to its stockholders which constitutes a tax free return of capital for one year after the Reorganization without the OTS's consent.

      One important source of funds for the Company to pay dividends is dividends from the Bank to the Company. Under OTS regulations, the Bank may not pay dividends if that would cause the Bank to become undercapitalized. Furthermore, the Bank must provide the OTS with 30 days advance notice of an intention to pay dividends and its ability to pay dividends without regulatory intervention depends upon its earnings and capital. See "Regulation - Regulation of Federal Savings Associations - Limitations on Capital Distributions."

      The Mutual Holding Company may elect to waive the receipt of dividends from the Company under certain circumstances, subject to the receipt of OTS approval. However, it is anticipated that as a condition of the approval of any waiver of dividends, the OTS would require that the Mutual Holding Company's percentage interest in the Company, in the event of a full conversion to stock form, be adjusted upward to take into account the value of the foregone dividend.

                           MARKET FOR THE COMMON STOCK

      The Company was recently formed and has never issued stock. Therefore, there is currently no market for the Company's Stock. The NASDAQ Stock Market has approved the listing of the Company's stock on the NASDAQ Small Cap Market under the symbol "__________" subject to the completion of the Reorganization and compliance with certain conditions. There must be at least three market makers to have and two market makers to maintain the listing. The Company will seek to have sufficient market makers to maintain the listing for its Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to purchase and sell stock in reasonable quantities at those quoted prices. The Company cannot guaranty that arrangements can be made for there to be sufficient market makers for the Company's Common Stock. Furthermore, the Company cannot control whether there will be enough willing buyers and sellers for an active and liquid trading market. Without an active and liquid trading market, it may be difficult for Public Stockholders to obtain full value for their shares. See "Risk Factors - Absence of Market for Common Stock."

                                 PRO FORMA DATA

      The tables in this section show estimated information as though the Reorganization had occurred in the past. Each table shows estimated stockholders' equity at the end of the period as though the Reorganization had occurred at the end of the period and estimated net income for the entire period shown as though the Reorganization had occurred at the beginning of the period. The data contained in the tables, except for historical data, are based upon assumptions and estimates, the most significant of which are described below.

      It is assumed that the ESOP will purchase 8% of the Common Stock sold in the Reorganization, not including Common Stock issued to the Mutual Holding Company. The remaining shares are assumed to be sold for $6.00 per share. First Albany Corporation will receive a fee of $120,000 in connection with its marketing efforts and assistance to the Company related to the Reorganization. Other Reorganization expenses are estimated to be approximately $405,000. Actual expenses may vary from these estimates.

      Pro forma net income has been calculated as if the Common Stock had been sold at the beginning of the periods shown and the net proceeds had been invested at 5.39% (the one year U.S. Treasury constant maturity index for the week which included March 31, 1998). This rate has been used because it is believed to be a reasonable estimate of the rate that would be obtained on an investment of net proceeds. The after-tax yield is assumed to be 3.23% (based on an estimated tax rate of 40%). The tables do not take into account possible withdrawals of deposits to pay for stock purchases. Per share amounts have been calculated by dividing applicable amounts by the number of shares shown, as adjusted for estimated ESOP allocations. The calculation of pro forma stockholders' equity does not include assumed earnings on the net proceeds during the period shown.

      For the purpose of calculating the pro forma data, the Company assumes that it will implement a restricted stock plan and repurchase 4% of the stock sold to Public Stockholders in the Reorganization at $6.00 per share to fund the plan. The Company also assumes that all the repurchased stock is awarded under the plan in awards that vest gradually over five years. See "Management of the Bank - Benefits - Restricted Stock Plan." No adjustments have been made to estimate the effect of the stock option plan which the Company expects to implement. The ESOP is assumed to be funded with a loan from the Company that is repaid in substantially equal principal payments over a period of ten years. See "Management of the Bank - Benefits - Employee Stock Ownership Plan."

      The following information is not intended to predict the future and may not show or predict the financial effects of the Reorganization when it occurs in the future. The information should not be taken as an indication of future profitability. The pro forma stockholders' equity does not represent the fair market value of the Common Stock and may be more than would be distributed to stockholders in the unlikely event of a liquidation. The pro forma data should not be used to project future market value of the Common Stock.

                                                          At or For the Six Months Ended March 31, 1998
                                                            ----------------------------------------------
                                                               $15,725,000              $18,500,000
                                                                 Minimum                 Midpoint
                                                                  Value                    Value

                                                            ------------------       ------------------
                                                                1,179,375                1,387,500
                                                                Shares at                Shares at
                                                                  $6.00                    $6.00
                                                                per share                per Share
                                                                (Minimum                 (Midpoint
                                                                of Range)                of Range)
                                                            ------------------       ------------------
                                                         (Dollars in thousands, except per share amounts)
GROSS PROCEEDS ......................................         $         7,076          $         8,325
Less offering expenses ..............................                    (525)                    (525)
                                                            ------------------       ------------------
      Estimated net conversion proceeds .............                   6,551                    7,800
Less ESOP shares ....................................                    (566)                    (666)
Less Restricted Stock Plan shares ...................                    (283)                    (333)
                                                            ------------------       ------------------
      Estimated proceeds available
         for investment (1) .........................         $         5,702          $         6,801
                                                            ==================       ==================

CONSOLIDATED NET INCOME:
      Historical ....................................         $           306          $           306
      Pro forma adjustments:
               Net income from proceeds .............                      92                      110
               ESOP (2) .............................                     (17)                     (20)
               Restricted Stock Plan (3) ............                     (17)                     (20)
                                                            ------------------       ------------------
                  Pro forma net income ..............         $           348          $           357
                                                            ==================       ==================

NET INCOME PER SHARE (4):
      Historical ....................................         $          0.12          $          0.10
      Pro forma adjustments:
               Net income from proceeds .............                    0.04                     0.04
               ESOP (2) .............................                   (0.01)                   (0.01)
               Restricted Stock Plan (3) ............                   (0.01)                   (0.01)
                                                            ==================       ==================
                  Pro forma net income ..............         $          0.14          $          0.12
                                                            ==================       ==================
PRICE TO PRO FORMA EARNINGS PER SHARE ...............                   21.43x                   25.00x

NUMBER OF SHARES ....................................               2,531,201                2,977,883

STOCKHOLDERS' EQUITY (BOOK VALUE) (4):
         Historical (retained earnings) .............         $        11,023          $        11,023
         Estimated net conversion proceeds ..........                   6,551                    7,800
         Less common stock acquired by:
            ESOP (2) ................................                    (566)                    (666)
            Restricted Stock Plan (3) ...............                    (283)                    (333)
                                                            ------------------       ------------------
               Pro forma ............................         $        16,725          $        17,824
                                                            ==================       ==================

STOCKHOLDERS' EQUITY PER SHARE:
            Historical (retained earnings) ..........         $          4.21          $          3.58
            Estimated net conversion proceeds .......                    2.50                     2.53
            Less common stock acquired by:
               ESOP (2) .............................                   (0.22)                   (0.22)
               Restricted Stock Plan (3) ............                   (0.11)                   (0.11)
                                                            ------------------       ------------------
                  Pro forma .........................         $          6.38          $          5.78
                                                            ==================       ==================
PRICE TO PRO FORMA BOOK VALUE .......................                   94.04%                  103.81%
NUMBER OF SHARES ....................................               2,620,833                3,083,333

MINORITY OWNERSHIP ..................................                   45.00%                   45.00%


                                                                At or For the Six Months Ended March 31, 1998
                                                            -------------------------------------------------
                                                                      $21,275,000             $24,466,250
                                                                        Maximum                 Maximum
                                                                         Value                   Value,
                                                                                              as adjusted
                                                                   ------------------       -----------------
                                                                       1,595,625               1,834,969
                                                                       Shares at               Shares at
                                                                         $6.00                   $6.00
                                                                       per Share               per Share
                                                                       (Maximum                 (Super-
                                                                       of Range)                Maximum)
                                                                   ------------------       -----------------
                                                                (Dollars in thousands, except per share amounts)
GROSS PROCEEDS                                                       $         9,574          $       11,010
Less offering expenses ..............................                           (525)                   (525)
                                                                   ------------------       -----------------
      Estimated net conversion proceeds .............                          9,049                  10,485
Less ESOP shares ....................................                           (766)                   (881)
Less Restricted Stock Plan shares ...................                           (383)                   (440)
                                                                   ------------------       -----------------
      Estimated proceeds available
         for investment (1) .........................                $         7,900          $        9,164
                                                                   ==================       =================

CONSOLIDATED NET INCOME:
      Historical ....................................                $           306          $          306
      Pro forma adjustments:
               Net income from proceeds .............                            128                     148
               ESOP (2) .............................                            (23)                    (26)
               Restricted Stock Plan (3) ............                            (23)                    (26)
                                                                   ------------------       -----------------
                  Pro forma net income ..............                $           366          $          376
                                                                   ==================       =================

NET INCOME PER SHARE (4):
      Historical ....................................                $          0.09                    0.08
      Pro forma adjustments:
               Net income from proceeds .............                           0.04                    0.04
               ESOP (2) .............................                          (0.01)                  (0.01)
               Restricted Stock Plan (3) ............                          (0.01)                  (0.01)
                                                                   ==================       =================
                  Pro forma net income ..............                $          0.11          $         0.10
                                                                   ==================       =================
PRICE TO PRO FORMA EARNINGS PER SHARE ...............                          27.27x                  30.00x

NUMBER OF SHARES ....................................                      3,424,566               3,938,250

STOCKHOLDERS' EQUITY (BOOK VALUE) (4):
         Historical (retained earnings) .............                $        11,023          $       11,023
         Estimated net conversion proceeds ..........                          9,049                  10,485
         Less common stock acquired by:
            ESOP (2) ................................                           (766)                   (881)
            Restricted Stock Plan (3) ...............                           (383)                   (440)
                                                                   ------------------       -----------------
               Pro forma ............................                $        18,923          $       20,187
                                                                   ==================       =================

STOCKHOLDERS' EQUITY PER SHARE:
            Historical (retained earnings) ..........                $          3.11          $         2.70
            Estimated net conversion proceeds .......                           2.55                    2.57
            Less common stock acquired by:
               ESOP (2) .............................                          (0.22)                  (0.22)
               Restricted Stock Plan (3) ............                          (0.11)                  (0.11)
                                                                   ------------------       -----------------
                  Pro forma .........................                $          5.33          $         4.94
                                                                   ==================       =================
PRICE TO PRO FORMA BOOK VALUE .......................                         112.57%                 121.46%
NUMBER OF SHARES ....................................                      3,545,833               4,077,708

MINORITY OWNERSHIP ..................................                          45.00%                  45.00%

                                                                            Notes appear after following page.

                                                           At or For the Year Ended September 30, 1997
                                                            ----------------------------------------------
                                                               $15,725,000              $18,500,000
                                                                 Minimum                 Midpoint
                                                                  Value                    Value

                                                            ------------------       ------------------
                                                                1,179,375                1,387,500
                                                                Shares at                Shares at
                                                                  $6.00                    $6.00
                                                                per share                per Share
                                                                (Minimum                 (Midpoint
                                                                of Range)                of Range)
                                                            ------------------       ------------------
                                                          (Dollars in thousands, except per share amounts)
GROSS PROCEEDS ......................................         $         7,076          $         8,325
Less offering expenses ..............................                    (525)                    (525)
                                                            ------------------       ------------------
      Estimated net conversion proceeds .............                   6,551                    7,800
Less ESOP shares ....................................                    (566)                    (666)
Less Stock Programs shares ..........................                    (283)                    (333)
                                                            ------------------       ------------------
      Estimated proceeds available
         for investment (1) .........................         $         5,702          $         6,801
                                                            ==================       ==================

CONSOLIDATED NET INCOME:
      Historical ....................................         $           537          $           537
      Pro forma adjustments:
               Net income from proceeds .............                     184                      220
               ESOP (2) .............................                     (66)                     (78)
               Restricted Stock Plan (3) ............                     (34)                     (40)
                                                            ------------------       ------------------
                  Pro forma net income ..............         $           621          $           639
                                                            ==================       ==================

NET INCOME PER SHARE (4):
      Historical ....................................         $          0.21          $          0.18
      Pro forma adjustments:
               Net income from proceeds .............                    0.07                     0.07
               ESOP (2) .............................                   (0.03)                   (0.03)
               Restricted Stock Plan (3) ............                   (0.01)                   (0.01)
                                                            ==================       ==================
                  Pro forma net income ..............         $          0.24          $          0.21
                                                            ===================      ===================
PRO FORMA PRICE TO EARNINGS PER SHARE

                                                                        25.00 x                  28.57 x
NUMBER OF SHARES ....................................               2,535,918                2,983,433

STOCKHOLDERS' EQUITY (BOOK VALUE):
         Historical (retained earnings) (1) .........         $        10,589          $        10,589
         Estimated net conversion proceeds ..........                   6,551                    7,800
         Less common stock acquired by:
            ESOP (2) ................................                    (566)                    (666)
                                                            ------------------       ------------------
            Restricted Stock Plan (3) ...............                    (283)                    (333)
                                                            ------------------       ------------------
               Pro forma ............................         $        16,291          $        17,390
                                                            ==================       ==================

STOCKHOLDERS' EQUITY PER SHARE:
            Historical (retained earnings) ..........         $          4.04          $          3.43
            Estimated net conversion
               proceeds .............................                    2.50                     2.53
            Less common stock acquired by:
               ESOP (2) .............................                   (0.22)                   (0.22)
               Restricted Stock Plan (3) ............                   (0.11)                   (0.11)
                                                            ------------------       ------------------
                  Pro forma .........................         $          6.21          $          5.63
                                                            ==================       ==================

PRO FORMA PRICE TO BOOK VALUE .......................                   96.62%                  106.57%
NUMBER OF SHARES ....................................               2,620,833                3,083,333

MINORITY OWNERSHIP ..................................                   45.00%                   45.00%


                                                                  At or For the Year Ended September 30, 1997
                                                               ------------------------------------------------
                                                                     $21,275,000             $24,466,250
                                                                       Maximum                 Maximum
                                                                        Value                   Value,
                                                                                             as adjusted
                                                                  ------------------       -----------------
                                                                      1,595,625               1,834,969
                                                                      Shares at               Shares at
                                                                        $6.00                   $6.00
                                                                      per Share               per Share
                                                                      (Maximum                 (Super-
                                                                      of Range)                Maximum)
                                                                  ------------------       -----------------
                                                               (Dollars in thousands, except per share amounts)
GROSS PROCEEDS ......................................               $         9,574          $       11,010
Less offering expenses ..............................                          (525)                   (525)
                                                                  ------------------       -----------------
      Estimated net conversion proceeds .............                         9,049                  10,485
Less ESOP shares ....................................                          (766)                   (881)
Less Stock Programs shares ..........................                          (383)                   (440)
                                                                  ------------------       -----------------
      Estimated proceeds available
         for investment (1) .........................               $         7,900          $        9,164
                                                                  ==================       =================

CONSOLIDATED NET INCOME:
      Historical ....................................               $           537          $          537
      Pro forma adjustments:
               Net income from proceeds .............                           255                     296
               ESOP (2) .............................                           (90)                   (103)
               Restricted Stock Plan (3) ............                           (46)                    (53)
                                                                  ------------------       -----------------
                  Pro forma net income ..............               $           656          $          677
                                                                  ==================       =================

NET INCOME PER SHARE (4):
      Historical ....................................               $          0.16          $         0.14
      Pro forma adjustments:
               Net income from proceeds .............                          0.07                    0.08
               ESOP (2) .............................                         (0.03)                  (0.03)
               Restricted Stock Plan (3) ............                         (0.01)                  (0.01)
                                                                  ==================       =================
                  Pro forma net income ..............               $          0.19          $         0.18
                                                                  ==================       =================

PRO FORMA PRICE TO EARNINGS PER SHARE ...............                       31.58 x                   33.33
NUMBER OF SHARES ....................................                     3,430,948               3,945,590

STOCKHOLDERS' EQUITY (BOOK VALUE):
         Historical (retained earnings) (1) .........               $        10,589          $       10,589
         Estimated net conversion proceeds ..........                         9,049                  10,485
         Less common stock acquired by:
            ESOP (2) ................................                          (766)                   (881)
                                                                  ------------------       -----------------
            Restricted Stock Plan (3) ...............                          (383)                   (440)
                                                                  ------------------       -----------------
               Pro forma ............................               $        18,489          $       19,753
                                                                  ==================       =================

STOCKHOLDERS' EQUITY PER SHARE:
            Historical (retained earnings) ..........               $          2.99          $         2.60
            Estimated net conversion
               proceeds .............................                          2.55                    2.57
            Less common stock acquired by:
               ESOP (2) .............................                         (0.22)                  (0.22)
               Restricted Stock Plan (3) ............                         (0.11)                  (0.11)
                                                                  ------------------       -----------------
                  Pro forma .........................               $          5.21          $         4.84
                                                                  ==================       =================

PRO FORMA PRICE TO BOOK VALUE .......................                        115.16%                 123.97%
NUMBER OF SHARES ....................................                     3,545,833               4,077,708

MINORITY OWNERSHIP ..................................                         45.00%                  45.00%

                                                                             Notes appear on following page.

(1) Estimated net proceeds available for investment consist of estimated net proceeds from the sale of the Common Stock minus (i) the proceeds attributable to the purchase by the ESOP; and (ii) the cost of the shares covered by the Restricted Stock Plan, which, subject to receipt of stockholder approval, are assumed to be purchased at a price of $6.00 per share.

(2) The amount estimated to be borrowed by the ESOP from the Company is shown as a reduction of stockholders' equity. Estimated principal payments on the ESOP loan are shown as an expense, reducing net income, but interest payable is assumed to be eliminated in the consolidation of the financial results of the Bank and the Company. The principal payments, which are assumed to be made using contributions from the Bank, are treated as made at the end of the periods shown. In calculating per share net income for the year ended September 30, 1997, one-tenth of the shares owned by the ESOP are assumed to be released from the ESOP loan during the year and are included as shares outstanding, based upon the ten year assumed loan repayment. Likewise, one-twentieth of the shares owned by the ESOP are assumed to be released and are assumed to be outstanding for the six months ended March 31, 1998. ESOP expense as shown in the table is based upon generally accepted accounting principles as described in accounting Statement of Position 93-6. Generally accepted accounting principles require that as and when shares pledged as security for an ESOP loan are committed to be released from the loan (e.g., as the loan is repaid), compensation expense is recorded based upon the fair value of the shares at that time. Only the ESOP shares committed to be released are considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank - Benefits - Employee Stock Ownership Plan."

(3) The shares purchased by the Company to fund the anticipated Restricted Stock Plan are assumed to be purchased at the beginning of the periods shown at $6.00 per share and immediately awarded to directors, officers and employees. Because the shares are assumed to vest gradually over five years, 20% of the purchase price is treated as an expense for the year ended September 30, 1997 and 10% for the six months ended March 31, 1998. If the Company uses authorized but unissued shares to fund the plan, the interests of existing stockholders would be reduced by approximately 3.85%. In such event, pro forma net earnings per share would be $0.15, $0.13, $0.12 and $0.11, and pro forma stockholders' equity per share would be $6.23, $5.66, $5.24 and $4.86 at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range, respectively, for the six months ended March 31, 1998. Pro forma net earnings per share would be $0.26, $0.23, $0.21 and $0.19, and pro forma stockholders' equity per share would be $6.08, $5.53, $5.12 and $4.76 at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range, respectively, for the year ended September 30, 1997. If the per share price paid to repurchase stock to fund the plan is greater than $6.00 per share, then net income per share and stockholders equity per share would be lower. See "Management of the Bank - Benefits - Restricted Stock Plan."

(4) If the Stock Option Plan covering up to 10% of the stock issued in the Reorganization is implemented and funded with newly issued stock, the estimated net income and book value per share for all of the alternatives shown on the preceding tables would be reduced because of the additional shares that would be outstanding. The effect of the implementation of a stock option plan can not be reasonably estimated because the number of options that may be awarded cannot be determined; the exercise price of the options will depend upon the market price on the date the options are awarded; the options will vest gradually over five years; and the exercise of options is at the discretion of the director, officer or employee holding the option. See "Management of the Bank - Benefits - Stock Option Plan."

                                 CAPITALIZATION

      The following table presents the historical capitalization (capital accounts, deposits and borrowings) of the Bank at March 31, 1998 and the estimated consolidated capitalization of the Company as though the Reorganization had been completed on that date. The table is based on the same assumptions described above under "Pro Forma Data."

                                                                                                                         15% Above
                                                                      Minimum          Midpoint         Maximum           Maximum
                                                                     1,179,375        1,387,500        1,575,625         1,834,969
                                                      Historical    Shares Sold      Shares Sold      Shares Sold       Shares Sold
                                                      ----------    -----------      -----------      -----------       -----------
                                                                                (Dollars in thousands)
Deposits (1).......................................   $ 42,923        $ 42,923         $ 42,923         $ 42,923          $ 42,923
Borrowings.........................................          -               -                -                -                 -
                                                      --------        --------         --------         --------          --------
Total deposits and borrowings......................     42,923          42,923           42,923           42,923            42,923
                                                      ========        ========         ========         ========          ========
Stockholders' equity:
Preferred Stock:,
    500,000 shares authorized
      (none outstanding)...........................          -               -                -                -                 -
Common Stock, $0.01 par value(2)
    5,500,000 shares authorized;
    shares outstanding as shown....................          -              16               17               21                24
Additional paid-in capital.........................                      6,535            7,783            9,028            10,461
Retained earnings..................................     10,615          10,615           10,615           10,615            10,615
Net unrealized gain on securities, net of taxes ...        508             508              508              508               508

Less:

  Common Stock acquired by ESOP(3).................          -            (566)            (666)            (766)             (881)
  Common Stock acquired by RSP(4)..................          -            (283)            (333)            (383)             (440)
                                                      --------        --------         --------         --------          --------
Total stockholders' equity.........................     11,123          16,725           17,824           18,923            20,187
                                                      --------        --------         --------         --------          --------
       Total capitalization........................   $ 54,046        $ 59,648         $ 60,747         $ 61,846          $ 63,110
                                                      ========        ========         ========         ========          ========


(1) Does not reflect withdrawals from deposit accounts to purchase Common Stock.

(2) The effect of issuing additional Common Stock to satisfy the exercise of options under the intended stock option plan is not shown. See "Management of the Bank Benefits - Stock Option Plan."

(3) The Common Stock acquired by the ESOP (8% of the Common Stock to be sold to the Public Stockholders) is shown as a reduction of stockholders' equity because it is assumed to be purchased with the proceeds of a loan from the Company. See "Management of the Bank - Benefits - Employee Stock Ownership Plan."

(4) Assumes that the Company repurchases 4% of the shares sold in the Reorganization to fund the restricted stock plan at $6.00 per share. The purchase price is shown as a reduction of stockholders' equity. See "Risk Factors - Possible Dilution from Stock Options and the Restricted Stock Plan," "Pro Forma Data" and "Management of the Bank - Benefits - Restricted Stock Plan."

         GOUVERNEUR SAVINGS AND LOAN ASSOCIATION - STATEMENTS OF INCOME

      The following Statements of Income of the Bank for each of the years in the three-year period ended September 30, 1997 are a part of the audited financial statements which appear beginning on page F-1 of this Prospectus. All information contained in this Prospectus for the six months ended March 31, 1997 and 1998 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of those interim periods have been included and are of a normal recurring nature. Results for the six month period ended March 31, 1998 do not necessarily indicate the results that may be expected for the year ended September 30, 1998. These Statements of Income should be read with the Financial Statements and Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Prospectus.

                                         Six Months Ended
                                            March 31,          Years Ended September 30,
                                         ----------------     --------------------------
                                          1998     1997       1997        1996      1995
                                          ----     ----       ----        ----      ----
                                           (unaudited)
                                                         (In thousands)
 Interest income:
    Loans ...........................   $ 1,622   $ 1,583    $ 3,183    $ 3,145   $ 3,264
    Securities ......................       483       482        989      1,052       907
    Other short-term investments ....        38        61        103        141        89
                                        -------   -------    -------    -------   -------
 Total interest income ..............     2,143     2,126      4,275      4,338     4,260
 Interest expense on deposits .......       936       945      1,896      1,980     1,823
                                        -------   -------    -------    -------   -------
 Net interest income ................     1,207     1,181      2,379      2,358     2,437
 Provision for loan losses ..........        85        70        250       --         190
                                        -------   -------    -------    -------   -------
 Net interest income after
   provision for loan losses ........     1,122     1,111      2,129      2,358     2,247
                                        -------   -------    -------    -------   -------

 Non-interest income:
    Service charges .................        24        24         52         48        48
    Net loss on sale of securities ..      --          (5)       (23)      --         (17)
    Other ...........................        60        58        120        117       110
                                        -------   -------    -------    -------   -------
     Total non-interest income ......        84        77        149        165       141

 Non-interest expenses:
    Salaries and employee benefits ..       312       298        609        662       553
    Directors fees ..................        30        28         60         58        53
    Building, occupancy and equipment        89        86        163        162       164
    Data processing .................        41        40         78         79        74
    Postage and supplies ............        38        32         64         59        60
    Professional fees ...............        23        27         48         57        41
    Deposit insurance premium .......        14        27         41        376        99
    Real estate owned ...............        51        52        149        133       135
    Other ...........................        94       101        194        188       199
                                        -------   -------    -------    -------   -------
     Total non-interest expenses ....       692       691      1,406      1,774     1,378
                                        -------   -------    -------    -------   -------
Income before income tax expense ....       514       497        872        749     1,010
 Income tax expense .................       208       201        335        297       416
                                        -------   -------    -------    -------   -------
 Net Income .........................   $   306   $   296    $   537    $   452   $   594
                                        =======   =======    =======    =======   =======

                 See accompanying notes to financial statements

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND RESULTS OF OPERATIONS

GENERAL

      The Company has only recently been formed and, therefore, has no results of operations. The Bank's results of operations depend principally on its net interest income, which is the difference between the income earned on its loans and securities and its cost of funds, principally interest paid on deposits. Results of operations are also affected by the provision for loan losses, the level of non-interest income, and non-interest expenses.

      Sources of non-interest income currently include deposit account fees, gains on the sale of securities and fees for banking services such as safe deposit boxes. The largest category of non-interest expense is compensation and benefits expense. Other principal categories of non-interest expense are occupancy expense, data processing costs and the expense of real estate owned, which represents expenses in connection with real estate acquired in foreclosure or in satisfaction of a debt. Through fiscal 1996, FDIC deposit insurance premiums represented a significant category of non-interest expense. During the year ended September 30, 1996, the Bank, along with other institutions with deposits insured by the Savings Association Insurance Fund of the FDIC, were required by a new federal law to pay a one-time charge to augment that insurance fund. The Bank's one time charge was $275,000. Since then, deposit insurance premiums have been substantially reduced for most institutions, such as the Bank. The Bank now pays a fee of approximately 0.065% of deposits, or approximately $28,000 per year, which is used to pay the bonds created as part of the savings and loan bailout in the late 1980's. This fee is subject to semi-annual adjustment based upon the amount required to repay the bonds, but has not varied materially since it was imposed. See "Regulation - OTS Regulation
- Insurance of Accounts."

MANAGEMENT STRATEGY

      The Bank's primary operating strategy is to concentrate on investing its funds in mortgage loans on properties located in its primary market area of southern St. Lawrence and northern Jefferson and Lewis counties in New York State. The largest component of the Bank's mortgage loans, and the Bank's primary focus, are first lien loans on one-to-four family homes, which totaled $28.8 million, or 82.9% of total loans, at March 31, 1998. All but $129,000 of such loans were fixed-rate loans. In order to increase yields and improve the interest rate sensitivity of its assets, management has invested a portion of the Bank's assets in commercial mortgage loans as well as in shorter term commercial loans, automobile loans, home equity loans and other consumer loans. In recent years, the Bank has sought to increase its portfolio of automobile loans and loans to businesses, which have higher yields than the currently low residential mortgage loan rates. The Bank also seeks fee income by making credit cards available to its customers, although the card issuer is a major multi-state financial institution which pays fees to the Bank in exchange for the credit card relationships.

      Substantially all of the Bank's residential mortgage portfolio has fixed interest rates. To provide liquidity and improve interest rate sensitivity, management has invested a portion of the Bank's assets in securities and short term investments, including debt securities, mortgage-backed securities and interest-bearing deposits with other banks. All of the Bank's securities portfolio, other than mortgage-backed securities, had a maturity of six years or less at March 31, 1998. The largest part of the Bank's mortgage-backed securities portfolio consists of short-term securities in which the underlying mortgages have balloon payments originally due in five to seven years.

      The Bank seeks to maintain a ratio of loans to total assets of at least 66%. It is management's goal to maintain, and possibly increase, this ratio in the future because loans represent the highest yielding asset category for the Bank. However, the availability of acceptable lending opportunities is substantially outside the control of the Bank, being driven primarily by economic conditions and competitive pressures. Therefore, the Bank may be unable to achieve its goal of increasing its loan to total assets ratio. Furthermore, immediately after the Reorganization, the increase in capital from the sale of the Company's Common Stock is initially expected to reduce the ratio of loans to total assets because it is unlikely that the funds can be rapidly invested in loans.

      Paralleling the Bank's strategy of concentrating on mortgage loans in its local community, the Bank's primary source of funds for investment is deposits from its local community and the Bank's capital. The Bank estimates that at March 31, 1998, approximately 86% of its deposits were held by persons who resided in the Bank's market area. The Bank does not seek deposits from outside St. Lawrence, Jefferson and Lewis Counties, does not utilize brokered deposits, and has not utilized borrowings as a material funding source in recent years. However, after the Reorganization, the Bank may use borrowings as a tool to provide additional funding to assist in the leveraging of the additional capital obtained in the Reorganization.

      The Bank's average loan yield, which was 9.36% annualized for the six months ended March 31, 1998, is believed to be higher than the average loan yield for its peers. For example, based upon data made available by the FDIC, for the twelve months ended December 31, 1997, the average yield on earning assets for all savings institutions with assets of $100 million or less was 46 basis points lower than the comparable yield earned by the Bank, and was 50 basis points lower for the three months ended March 31, 1998. The Bank believes that its high yields on loans result from a number of factors. Until recently, in the Bank's market area, which is isolated from major population centers in New York, competition from major secondary market residential mortgage lenders was limited, allowing the Bank to command a higher rate on its mortgage products. Furthermore, the Bank has historically counted among its customers many people who, although judged creditworthy by the Bank, did not satisfy secondary market lending standards because of blemishes on their credit histories, difficulties in verifying income, residences with too high a portion of the value in land because of the large acreage attached to the property, and other factors. The Bank believes that its historically high yields are likely to decline in the foreseeable future, absent increases in general market interest conditions, because increased competition from secondary market sources has driven down rates which can be earned on locally originated residential mortgage loans at the same time that the Bank has sought to tighten its loan underwriting policies to decrease delinquency rates.

ANALYSIS OF NET INTEREST INCOME

      Net interest income, the Bank's primary income source, depends principally upon (i) the amount of interest-earning assets that the Bank can maintain based upon its funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Non-performing loans adversely affect net interest income because they must still be funded by interest-bearing liabilities, but they do not provide interest income. Furthermore, when the Bank designates an asset as non-performing, all interest which has been accrued but not actually received is deducted from current period income, further reducing net interest income.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

      The following tables present, for the periods indicated, the average interest-earning assets and average interest-bearing liabilities by principle categories, the interest income or expense for each category, and the resultant average yields earned or rates paid. Also set forth is information regarding actual balances and related yields or costs at March 31, 1998. No tax equivalent adjustments were made. All average balances are daily average balances. Non-interest-bearing checking accounts are included in the tables as a component of non-interest-bearing liabilities.


                                                        At March 31, 1998
                                                      ----------------------
                                                                   Weighted
                                                                    Average
                                                       Balance        Rate
                                                       -------     --------

Loans (1)........................................      $34,292        9.31%
Securities (2)...................................       15,285        6.28%
Other short-term investments.....................        2,763        5.56%
                                                       -------
     Total interest-earning assets...............       52,340        8.23%
Non-interest-earning assets......................        2,752
                                                       -------
     Total assets................................      $55,092
                                                       =======

Savings and club accounts (3)....................      $15,138        3.50%
Time certificates................................       22,562        5.59%
NOW and money market accounts....................        5,197        2.00%
                                                       -------
     Total interest-bearing liabilities..........      42,8978        4.42%
Non-interest-bearing liabilities.................        1,072
                                                       -------
     Total liabilities...........................       43,969
Net worth........................................       11,123
                                                       -------
     Total liabilities and net worth.............      $55,092
                                                       =======
Net interest income/spread (4)...................                     3.81%
                                                                      =====
Net earning assets/net interest margin (5).......      $ 9,443          NA
                                                       =======          ==
Ratio of average interest-earning assets
     to average interest-bearing liabilities.....                     1.22x
                                                                      =====

                                                                         For the Six Months Ended March 31,
                                                      -----------------------------------------------------------------------------
                                                                     1998                                      1997
                                                      -----------------------------------        ----------------------------------
                                                                                 Average                                   Average
                                                       Average                    Yield/         Average                    Yield/
                                                       Balance      Interest     Cost (6)        Balance      Interest     Cost (6)
                                                       -------      --------     --------        -------      --------     --------
                                                                (Dollars in thousands)
Loans (1)........................................      $34,763       $1,622        9.36%         $33,100       $1,583        9.59%
Securities (2)...................................       15,555          483        6.23%          16,524          482        5.85%
Other short-term investments.....................        1,499           38        5.08%           2,454           61        4.99%
                                                       -------       ------                      -------       ------
     Total interest-earning assets...............       51,817        2,143        8.29%          52,078        2,126        8.19%
Non-interest-earning assets......................        2,223                                     2,240
                                                       -------                                   -------
     Total assets................................      $54,040                                   $54,318
                                                       =======                                   =======

Savings and club accounts (3)....................      $14,630          254        3.48%         $15,011          261        3.49%
Time certificates................................       22,454          628        5.61%          23,009          632        5.51%
NOW and money market accounts....................        5,446           54        1.99%           5,400           52        1.93%
                                                       -------      -------                      -------       ------
     Total interest-bearing liabilities..........       42,530          936        4.41%          43,420          945        4.36%
Non-interest-bearing liabilities.................        1,121                                     1,041
                                                       -------                                   -------
     Total liabilities...........................       43,533                                    44,461
Net worth........................................       10,507                                     9,857
                                                       -------                                   -------
     Total liabilities and net worth.............      $54,040                                   $54,318
                                                       =======                                   =======
Net interest income/spread (4)...................                    $1,207        3.88%                       $1,181        3.83%
                                                                     ======        =====                       ======        =====
Net earning assets/net interest margin (5).......      $ 9,287                     4.67%         $ 8,658                     4.55%
                                                       =======                     =====         =======                     =====
Ratio of average interest-earning assets
     to average interest-bearing liabilities.....                      1.22x                                     1.20x
                                                                       =====                                     =====

                                                                                                    Notes  appear on following page.

                                                   For the Year Ended September 30,
                                                    ------------------------------
                                                                 1997
                                                    -----------------------------

                                                                          Average
                                                     Average               Yield/
                                                     Balance   Interest     Cost
                                                     -------   --------   --------
Loans (1) .......................................    $33,520    $3,183     9.50%
Securities (2) ..................................     16,637       989     5.94%
Other short-term investments ....................      2,028       103     5.08%
                                                     -------    ------
  Total interest-earning assets .................     52,185     4,275     8.19%
                                                                ------
Non-interest-earning assets .....................      2,259
                                                     -------
  Total assets ..................................    $54,444
                                                     =======

Savings and club accounts (3) ...................    $15,115       527     3.49%
Time certificates ...............................     22,884     1,265     5.53%
NOW and money market accounts ...................      5,411       104     1.92%
                                                     -------    ------
  Total interest-bearing liabilities ............     43,410     1,896     4.37%
Non-interest-bearing liabilities ................      1,013
                                                     -------
  Total liabilities .............................     44,423
Net worth .......................................     10,021
                                                     -------
  Total liabilities and net worth ...............    $54,444
                                                     =======
Net interest income/spread (4) ..................               $2,379     3.82%
                                                                ======     =====
Net earning assets/net interest margin (5) ......    $ 8,775               4.56%
                                                     =======               =====
Ratio of average interest-earning assets
  to average interest-bearing liabilities .......                 1.20x
                                                                  =====
                                                                 For the Year Ended September 30,
                                                   ---------------------------------------------------------------
                                                                1996                              1995
                                                   -----------------------------    ------------------------------

                                                                         Average                           Average
                                                    Average               Yield/    Average                 Yield/
                                                    Balance   Interest     Cost     Balance     Interest     Cost
                                                    -------   --------   --------   -------     --------   --------
Loans (1) .......................................   $32,527    $3,145      9.67%    $32,998     $3,264       9.89%
Securities (2) ..................................    17,465     1,052      6.02%     15,907        907       5.70%
Other short-term investments ....................     2,461       141      5.73%      1,471         89       6.05%
                                                    -------    ------               -------     ------
  Total interest-earning assets .................    52,453     4,338      8.27%     50,376      4,260       8.46%
                                                               ------                           ------
Non-interest-earning assets .....................     2,244                           1,993
                                                    -------                         -------
  Total assets ..................................   $54,697                         $52,369
                                                    =======                         =======

Savings and club accounts (3) ...................   $15,644       544      3.48%    $18,646        655       3.51%
Time certificates ...............................    23,236     1,314      5.66%     19,222      1,024       5.33%
NOW and money market accounts ...................     5,158       122      2.36%      5,023        144       2.87%
                                                    -------    ------               -------     ------
  Total interest-bearing liabilities ............    44,038     1,980      4.50%     42,891      1,823       4.25%
Non-interest-bearing liabilities ................     1,241                             603
                                                    -------                         -------
  Total liabilities .............................    45,279                          43,494
Net worth .......................................     9,418                           8,875
                                                    -------                         -------
  Total liabilities and net worth ...............   $54,697                         $52,369
                                                    =======                         =======
Net interest income/spread (4) ..................              $2,358      3.77%                $2,437       4.21%
                                                               ======      =====                ======       =====
Net earning assets/net interest margin (5) ......   $ 8,414                4.50%    $ 7,485                  4.84%
                                                    =======                =====    =======                  =====
Ratio of average interest-earning assets
  to average interest-bearing liabilities .......                1.19x                            1.17x
                                                                 =====                            =====

(1) Shown net of the allowance for loan losses. Average loan balances include non-accrual loans. Interest is recognized on non-accrual loans only as and when received.

(2) Securities are included at amortized cost, with net unrealized gains or losses on securities available for sale included as a component of non-earning assets.

Securities include Federal Home Loan Bank of New York stock.

(3) Includes advance payments by borrowers for taxes and insurance (mortgage escrow deposits).

(4) The spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.

(6) Yields and related ratios for the six month periods have been annualized when appropriate.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

      One method of analyzing net interest income is to consider how changes in average balances and average rates from one period to the next affect net interest income. The following table shows changes in the dollar amount of interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                         Six Months Ended
                                                            March 31,
                                                 ------------------------------
                                                          1998 vs. 1997
                                                   ---------------------------
                                                   Increase (Decrease) Due To:
                                                 Volume      Rate        Total
                                                 ------      ----        -----

INTEREST-EARNING ASSETS:
Loans........................................... $  78      $  (39)     $    39
Securities......................................   (29)         30            1
Other short-term investments....................   (24)          1          (23)
                                                 -----      ------      -------
Total interest-earning assets...................    25          (8)          17
                                                 =====      ======      =======
INTEREST-BEARING LIABILITIES:
Savings and club accounts.......................    (6)         (1)          (7)
Time certificates...............................   (15)         11           (4)
NOW and money market accounts...................     -           2            2
                                                 -----      ------      -------
Total interest-bearing liabilities..............   (21)         12           (9)
                                                 =====      ======      =======
Net change in net interest income............... $  46      $  (20)     $    26
                                                 =====      ======      =======

                                                                                  Year Ended September 30,
                                                         --------------------------------------------------------------------
                                                                 1997 vs. 1996                         1996 vs. 1995
                                                          ---------------------------          -----------------------------
                                                          Increase (Decrease) Due To:           Increase (Decrease) Due To:
                                                          Volume     Rate        Total         Volume      Rate        Total
                                                          ------     ----        -----         ------      ----        -----
                                                                 (In thousands)
INTEREST-EARNING ASSETS:
Loans...........................................         $    94    $  (56)   $   38         $   (47)   $    (72)    $  (119)
Securities......................................             (49)      (14)      (63)             92          53         145
Other short-term investments....................             (23)      (15)      (38)             57          (5)         52
                                                         -------    ------    ------         -------    --------    --------
Total interest-earning assets...................              22       (85)      (63)            102         (24)         78
                                                         =======    ======    ======         =======    ========     =======
INTEREST-BEARING LIABILITIES:
Savings and club accounts.......................             (19)        2       (17)           (105)         (6)       (111)
Time certificates...............................             (19)      (30)      (49)            224          66         290
NOW and money market accounts...................               6       (24)      (18)              4         (26)        (22)
                                                         -------    ------    ------         -------    --------    --------
Total interest-bearing liabilities..............             (32)      (52)      (84)            123          34         157
                                                         =======    ======    ======         =======    ========     =======
Net change in net interest income...............         $    54    $  (33)   $   21         $   (21)   $    (58)   $    (79)
                                                         =======    ======    ======         =======    ========    ========

MANAGEMENT OF INTEREST RATE RISK

      The principal objective of the Bank's interest rate risk policy is to avoid taking undue interest rate risk while continuing to satisfy customer demand for loans. Substantially all of the Bank's residential mortgage loans have fixed interest rates and terms of up to 25 years. The Bank has only recently offered adjustable residential mortgage loans. There is currently very little customer demand for those loans, and they represent less than 1% of the Bank's residential mortgage loan portfolio. Therefore, in a rising interest rate environment, the yields on the Bank's residential mortgage loan portfolio can be expected to increase relatively slowly, as loans are repaid and the payments are reinvested, while the Bank's cost of funds can be expected to rise more rapidly. In order to reduce this risk, Management has adopted a multi-part strategy. First, the Bank is beginning to emphasize loan types which generally involve shorter terms to maturity or adjustable interest rates, such as automobile loans, home equity lines of credit, and commercial loans. Second, the Bank has concentrated its securities investments in short term or adjustable rate securities. U.S. Treasury and federal agency securities are purchased with terms to maturity that generally do not exceed two years. Most of the Bank's mortgage-backed securities portfolio has either adjustable rates or relatively short terms to maturity with balloon payments due on the underlying mortgages in five to seven years after the loans were originated. The Bank also seeks to cushion itself against interest rate fluctuations by preserving a loyal customer base through paying above market rates on its savings and club account deposits during present periods of low interest rates. This allows the Bank to maintain customer accounts with core deposits that are less prone to gravitate to high rate deposit products as interest rates rise.

      Interest rate pricing and interest rate risk strategy objectives are implemented, in the first instance, by an internal committee which meets weekly to review and assess the Bank's deposit and loan pricing. The OTS prepares a quarterly interest-rate sensitivity report for the Bank based upon its asset and liability profile which seeks to estimate the effect of interest rate changes on the net value of the Bank's assets and liabilities. This report is reviewed with the Board quarterly.

      Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest sensitive" and by monitoring the Bank's estimated interest sensitivity "gap." An asset or liability is said to be interest sensitive within a specific time period if it will mature or its interest rate will adjust (reprice) within that time period. The interest sensitivity gap for any period of time is defined as the difference between the amount of interest-earning assets estimated to mature or reprice within that period and the amount of interest-bearing liabilities estimated to mature or reprice within that same period. At March 31, 1998, the Bank's one year gap, the difference between the estimated amount of interest-earning assets versus interest-bearing liabilities maturing or repricing within one year, as a percentage of total assets, was estimated to be negative 5.61%, as shown on the table below.

      A gap is considered positive for any period when the amount of interest-sensitive assets exceeds the amount of interest sensitive liabilities estimated to reprice within such period. A gap is considered negative when the amount of interest sensitive liabilities exceeds the amount of interest sensitive assets estimated to reprice within a given period. Accordingly, during a period of rising interest rates, an institution with a positive gap for that period would expect its net interest income to increase as the cost of its interest-bearing liabilities rises more slowly than the yield on its interest-earning assets. The same institution would expect net interest income to decline during such period if interest rates fall. An institution with a negative gap would expect its net interest income to be affected in the opposite way. However, the repricing of most assets and liabilities is discretionary and subject to customer preference. Thus, for example, during periods of rising interest rates, loan customers may delay the sales of their homes, resulting in reduced loan turnover. At the same time, deposit customers with low-rate savings, demand and NOW accounts may accelerate the migration of deposits into higher rate certificates of deposit as the rates on certificates of deposit become more attractive.

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1998, which are estimated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Loans and mortgage-backed securities with adjustable rates are included during the earlier of scheduled payment or repricing. The aggregate principal outstanding on fixed-rate loans is assumed, based upon recent experience to be repaid evenly over 80 months. Fixed-rate mortgage-backed securities are included in the table based on scheduled principal payments but without any assumed voluntary prepayments. Interest earning deposits with other banks are included in the table based upon the earliest date they can be withdrawn and reinvested.

      The Bank assumes that 65% of savings accounts, money market accounts and NOW accounts are core deposits and therefore are expected to reprice beyond five years. The remainder of such deposits are assumed to reprice at the rate of 7% per year for each of the first five years. Certificates of deposit are included based upon their contractual maturities. Loan prepayment rates and deposit turnover rates can have a significant impact on the Bank's estimated gap. While the Bank believes the assumptions used to prepare the following table are reasonable, there can be no assurance that such estimates will approximate actual future loan repayment and deposit withdrawal activity. See "Business of the Bank - Lending Activities," "-Investment Activities" and "-Sources of Funds."

                                             Less than
                                               Three       3 months        1-5          Over 5
                                              Months      to 1 Year       Years         Years         Total
                                              ------      ---------       -----         -----         -----
Interest-earning assets:
  Securities .............................     4,676           843         7,013         3,221        15,753
  Loans ..................................     1,544         3,887        20,731         8,638        34,800
  Other short-term investments ...........     2,763          --            --            --           2,763
                                               -----         -----        ------        ------        ------
        Total interest-earning assets ....     8,983         4,730        27,744        11,859        53,316
                                               -----         -----        ------        ------        ------

Interest-bearing liabilities:
  Savings and club accounts ..............       263           789         4,206         9,764        15,022
  NOW and money market accounts ..........        91           273         1,455         3,378         5,197
  Time certificates ......................     4,925        10,529         7,108          --          22,562
                                               -----        ------         -----                      ------
        Total interest-bearing liabilities     5,279        11,591        12,769        13,142        42,781
                                               -----        ------        ------        ------        ------
Interest sensitivity gap .................    (3,704)       (6,793)      (14,907)       (1,283)      (10,535)
Cumulative interest sensitivity gap ......    (3,704)       (3,089)      (11,818)       10,535
Ratio of cumulative gap to total
  interest-earning assets ................    (6.95%)       (5.79%)      (22.17%)       19.76%
Ratio of cumulative gap to total assets ..    (6.72%)       (5.61%)      (21.45%)       19.12%
Ratio of interest-earning assets to
  interest-bearing liabilities ...........    170.16%        41.05%       216.13%        90.25%       124.63%


      When the Reorganization is completed, the Company will initially experience an increase in investable assets approximately equal to the net proceeds from the sale of stock in the Reorganization minus the loan to the ESOP. The investment of these net proceeds can be expected initially to increase positive gaps and reduce negative gaps because such investment will add assets estimated to mature or reprice within each period shown while there will be no immediate corresponding increase in liabilities estimated to mature or reprice during the same period.

      Net Portfolio Value. Another method of analyzing the effect of interest rate changes on the Bank is to seek to estimate how changes in interest rates will affect the Bank's "net portfolio value." Net portfolio value, or "NPV", akin to net worth, represents the net present value of the Bank's cash flow from assets, liabilities and off balance sheet items. Each calendar quarter, the OTS calculates the Bank's estimated NPV and the estimated effect on NPV of instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. The calculations are based upon the OTS's assumptions regarding loan prepayments rates, deposit turnover and other factors affecting the repricing of assets and liabilities.

      The following table presents the Bank's estimated NPV at March 31, 1998, and the estimated effect on NPV of the specified interest rate changes, as calculated by the OTS. At March 31, 1998, the portfolio value of the Bank's assets as estimated by the OTS was $56.7 million.


                                        Estimated Change
   Hypothetical         Estimated              in             Estimated
Change in Interest    Net Portfolio      Net Portfolio    Percentage Change
       Rate               Value              Value            in NPV(1)
------------------    -------------    -----------------  -----------------

      +4.00%              9,714             -2,963               -23%
      +3.00%             10,608             -2,069               -16%
      +2.00%             11,483             -1,195                -9%
      +1.00%             12,245               -432                -3%
       0.00%             12,677                  -                 -
      -1.00%             12,860               +183                +1%
      -2.00%             13,027               +350                +3%
      -3.00%             13,379               +701                +6%
      -4.00%             13,964             +1,286               +10%


(1) Calculated as the amount of change in the estimated NPV divided by the estimated current NPV.

      The above table indicates that in a rising interest rate environment, the Bank's net portfolio value is expected to decrease, while the reverse is expected in a declining interest rate environment. It is believed that these changes in net portfolio value would be accompanied by a decline in net income during periods of rising interest rates and an increase in net income during periods of declining interest rates.

      Certain shortcomings are inherent in the methodology used to calculate changes in NPV. In order to estimate changes in NPV, it is necessary to make assumptions regarding repayment and turnover rates which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV table presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured. So, for example, the ratio of adjustable versus fixed rate loans or short term loans versus long term loans is assumed to remain the same. Furthermore, a change in interest rates is assumed to be uniform regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the information calculated by the OTS and set forth in the above table provides an indication of the Bank's interest rate risk exposure at a particular point in time, the analysis is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1998 AND SEPTEMBER 30, 1997.

      Total assets at March 31, 1998 were $55.1 million, a decrease of $80,000, or 0.1%, from total assets of $55.2 million at September 30, 1997. The primary cause of the decline was a $653,000 decline in deposits as the Bank experienced competitive pressures from other investment alternatives. The Bank experienced a $558,000 decline in loans, net, which served to fund the decline in deposits. The decline in loans was caused by increasing competition for residential mortgage loans, particularly competition from a larger local bank which sought increased market share through aggressive pricing of its residential mortgage loan products. Securities and other short-term investments increased by $750,000 as the Bank invested available funds in those asset categories when acceptable lending opportunities were not available. Partially funding the decline in deposits and the increase in securities and short term investments was an increase in capital of $434,000 represented by the retention of earnings during the six month period of $306,000 and an increase in the unrealized gain on securities available for sale as favorable market conditions improved the value of the Bank's securities portfolio.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

      Total assets at September 30, 1997 were $55.2 million compared to $54.3 million at September 30, 1996. The primary cause of the $0.9 million, or 1.5%, increase in total assets was an increase of $696,000 in capital due principally to $537,000 of retained earnings during fiscal 1997, augmented by a $159,000 increase in the unrealized gain on securities available for sale. Loans, net increased by $1.9 million from fiscal year end 1996 to fiscal year end 1997 as the Bank aggressively pursued automobile loan originations, which increased the auto loan portfolio from $426,000 to $1.3 million between the fiscal year end dates. During fiscal 1997, the Bank also began to offer commercial non-mortgage loans, which went from zero at September 30, 1996 to $81,000 at September 30, 1997, and $101,000 at March 31, 1998.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997.

      General. Net income for the six months ended March 31, 1998 was $306,000, an increase of $10,000, or 3.4%, from net income of $296,000 during the six months ended March 31, 1997. The Bank principally experienced normal fluctuations in income and expense categories, and a decline in yield on loans was offset by a shift in the mix of assets towards loans, the Bank's highest yielding asset category.

      Interest Income. Interest income increased by $17,000 from the six months ended March 31, 1997 to the six months ended March 31, 1998. This modest increase resulted principally from a change in the mix of interest-earning assets. The average balance of loans, which are the Bank's highest yielding asset category, increased by $1.7 million when comparing the six months ended March 31, 1998 with the same period in 1997. In contrast, the average balance of lower yielding securities and other short term investments declined by $1.9 million, resulting in an overall decline in average interest-earning assets of $261,000. The ability of the Bank to shift interest-earning investments into higher yielding loans is estimated to have resulted in a $78,000 increase in interest income. This was partially offset by an estimated $53,000 decline in interest income caused by the reduction in the average volume of securities and other short term investments.

      The effect of the mix shift was slightly blunted by a decline in the average yield on loans from 9.59% for the six months ended March 31, 1997 to 9.36% for the six months ended March 31, 1998. The decline in average loan yield resulted from the continuation of low market interest rates for residential one-to-four family mortgage loans which caused some customers to refinance their loans at lower rates while new loans were also being originated at relatively low rates. This was coupled with increased competition for mortgage loans and tighter underwriting standards adopted by the Bank. The Bank sought to reduce the decline in yields by pursuing the origination of auto loans and commercial loans, both mortgage and non-mortgage. The Bank experienced an increase of 38 basis points in its yield on securities investments because during 1997, the Bank sought to improve the yield on its securities investments by shifting investments away from lower yielding U.S. Treasury securities in favor of higher yielding mortgage-backed securities and government agency securities.

      Interest Expense. Interest expense declined by $9,000 from the first six months of 1997 to the first six months of 1998. The slight decline represented the net effect of a decline in the average balance of interest-bearing liabilities by $890,000, which was substantially offset by a slight increase in cost of 5 basis points. The decline in the average balance is believed by the Bank to have been caused by competitive pressures from other investment alternatives at a time of historically high stock market values which motivated more depositors to seek non-deposit investment vehicles for their deposited funds. The slight increase in the average cost of funds, reflected almost exclusively in an increase in the average rate paid on certificates of deposit, was caused by competitive pressures for deposits.

      Net Interest Income. The combined effect of the increase in interest income and the decline in interest expense was a $26,000, or 2.2%, increase in net interest income. The Bank's reported spread increased by five basis points from 3.83% to 3.88% and the Bank's net interest margin increased by 12 basis points from 4.55% to 4.67%.

The increase in spread resulted principally from the shift of assets into loans and out of securities investments, coupled with the shift in the securities portfolio towards more mortgage-backed securities investments. The increase in the net interest margin resulted from the combined effect of the spread increase and higher levels of non-interest bearing capital as a funding source due to the retention of earnings.

      Provision for loan losses. The provision for loan losses results from management's analysis of the adequacy of the Bank's allowance for loan losses. If management determines that an increase in the allowance is warranted, then the increase is accomplished through a provision for loan losses which is charged as an expense on the Bank's income statement. The provision for loan losses was $85,000 for the six months ended March 31, 1998, compared to $70,000 for the six months ended March 31, 1997. The provision during the six months ended March 31, 1998 resulted in a $15,000 increase in the allowance for loan losses, after $24,000 of net charge-offs. Management believes the increase in the allowance is appropriate because the Bank has pursued an increase in higher-risk auto loans and commercial non-mortgage loans.

      Non-interest Income. The Bank's non-interest income remained essentially constant between the periods, increasing from $77,000 to $84,000 primarily because the Bank had $5,000 of realized losses on the sale of securities during the six months ended March 31, 1997 and no such losses during the 1998 period. From time to time, the Bank sells debt securities at a loss if the Bank believes that reinvestment alternatives will allow the Bank to recoup the loss over a term shorter than the maturity of the security sold. Service charges on deposit accounts remained constant at $24,000 for each six month period. Service charges are generally a function of the Bank's service charge policy, the volume of deposit accounts and economic conditions which can effect sub-categories of service charges such as fees for bounced checks. All three of these factors remained relatively constant throughout all the periods under review, resulting in a consistent level of service charge income.

      Non-interest expense. Non-interest expense remained essentially constant when comparing the first six months of 1997 to the first six months of 1998. The Bank had an increase in salaries and employee benefits expense of $14,000, or 4.7%, due to normal increases in compensation expense and an increase in staffing through the addition of a loan officer to pursue past due account collection as well as loan originations. This increase was offset by a decline in deposit insurance premiums from $27,000 to $14,000 due to refunds and other adjustments related to statutory changes in the assessment of deposit insurance premiums. Other variations in non-interest expense resulted from normal period to period fluctuations in activity.

      Income Taxes. Income tax expense increased from $201,000 for the six months ended March 31, 1997 to $208,000 for the six months ended March 31, 1998. The increase corresponded to the increase in net income as the Bank's effective tax rate remained relatively constant.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996.

      General. Net income for fiscal 1997 was $537,000 compared to net income of $452,000 in fiscal 1996. During the fourth quarter of fiscal 1996, the Bank accrued $275,000 for the special deposit insurance charge when a new law required the payment to recapitalize the FDIC deposit insurance fund which covered the Bank. The recapitalization legislation caused both the one-time assessment in fiscal 1996 and a decrease in deposit insurance premiums in fiscal 1997.

      Interest Income. Interest income declined by $63,000 from fiscal 1996 to fiscal 1997. The decline was caused by a decline in the rates earned on all categories of interest-earning assets as general market interest conditions remained at low levels, and in some cases declined between the periods. This reduced the yields that the Bank was able to earn upon the reinvestment of the proceeds of loan repayments and securities maturities. As a result, overall yields on interest earning assets declined by 8 basis points, from 8.27% to 8.19%. The decline in rates earned was augmented by a slight decline in the volume of average interest-earning assets of $268,000, or 0.5%, from $52.5 million to $52.2 million. The decline was caused principally by the need to fund a reduction in average interest bearing liabilities which was only partially offset by an increase in average capital.

      The decline in yields was partially offset by a change in the mix of interest-earning assets as the Bank concentrated on increasing its level of loans. Average loans increased by $1.0 million, or 3.1%, from $32.5 million to $33.5 million. For fiscal 1997, average loans represented 64.2% of average interest-earning assets, while they represented only 62.0% of average interest-earning assets in fiscal 1996. The increases were primarily in the categories of auto loans and commercial non-mortgage loans, which served to further blunt the effect of declining market interest rates because they tend to have higher yields than residential one-to-four family mortgage loans. The overall increase in the average balance of loans was funded through a decrease in the average balance of securities and other short term investments.

      Interest Expense. Interest expense declined by $84,000 from fiscal 1996 to fiscal 1997. The decline resulted from the combined effect of a $628,000 decline in the average balance of interest-bearing liabilities and a thirteen basis point decline in the cost of funds. Deposits balances declined due to competitive pressures from other investment opportunities, while rates paid on certificates of deposit and NOW and money market accounts declined due to declining market interest rates which allowed the Bank to reduce the rates paid on certain deposit categories, while still seeking to maintain an advantage over its local competitors by paying slightly higher rates on its deposits.

      Net Interest Income. The combined effect of the decline in interest income and the larger decline in interest expense was a $21,000, or 0.9%, increase in net interest income. The increase in net interest income corresponded to a slight increase in spread, by 5 basis points, from 3.77% to 3.82%. The decline in the yield on interest-earning assets was less than the decline in the cost of funds due to the shift of asset mix towards loans instead of securities. In contrast, the Bank's deposit mix did not shift significantly as certificates of deposit, the Bank's highest cost funding source, remained relatively steady at 52.7% of average interest-bearing liabilities during fiscal 1997 compared to 52.8% in fiscal 1996. The net interest margin increased a corresponding 6 basis points as the positive effect of retained earnings as a no-cost funding source was partially offset by a decline in average non-interest-bearing liabilities. Thus, the excess of average interest earning assets over average interest-bearing liabilities increased by only $360,000, compared to an increase in average net worth of $603,000.

      Provision for Loan Losses. The provision for loan losses was $250,000 during fiscal 1997, compared to zero in fiscal 1996. During 1996, the Bank believed that no additional provision for loan losses was required in light of anticipated improvement in economic conditions, a historically high level of its allowance at the beginning of fiscal 1996, a decline in total non-performing assets during 1995 from much higher levels during the two prior years, and other factors. During fiscal 1997, the Bank charged off $366,000 of loans, more than twice the level in fiscal 1996. The Bank recorded substantial charge-offs on two mortgage loan relationships during fiscal 1997. Both loan relationships resulted in losses as borrowers delayed the collection by bankruptcy filings. In one case, the bankruptcy delay caused such a high level of past due real estate taxes that the value of the collateral to the Bank was completely eliminated and the Bank recorded a total loss. Neither of the loans continues to be reflected as an asset on the Bank's balance sheet. Furthermore, although total non-performing assets declined from fiscal 1996 to fiscal 1997, the decline resulted exclusively from the increase in charge-offs, without which the level of non-performing assets would have increased. In addition, the Bank decided to pursue increases in its level of auto loans and to begin originating commercial non-mortgage loans, both of which loan types are believed to have greater risk characteristics than single family residential mortgage lending.. For these and related reasons, the Bank recorded the $250,000 provision during fiscal 1997.

      Non-Interest Income. Non-interest income declined $16,000 from fiscal 1996 to fiscal 1997 principally due to a $23,000 loss on the sale of securities recorded in fiscal 1997 as the Bank accepted the realization of the loss in order to reinvest the proceeds from the sale of the securities. Other categories of non-interest income remained relatively constant.

      Non-interest expense. Non-interest expense declined by $368,000 from fiscal 1996 to fiscal 1997. The principal reason for the decline was a reduction in deposit insurance expense by $335,000. In fiscal 1996, the Bank had paid deposit insurance premiums throughout the year at the rate of 0.23% of deposits, because its deposits were insured by the Savings Association Insurance Fund of the FDIC, which fund had an inadequate reserve balance. This created a competitive problem for some institutions, such as the Bank, which were paying higher deposit insurance premiums than commercial banks and some other savings institutions. To solve the competitive inequality and also to recapitalize the fund, Congress imposed a one-time assessment covering all deposits insured by the Savings Association Insurance Fund. The Bank recorded its assessment, in the amount of $275,000, as a component of its deposit insurance premium for fiscal 1996. As a result of the legislation, the Bank's deposit insurance premiums were decreased to 0.063% of deposits in fiscal 1997.

      Salaries and employee benefits expense declined by $53,000, or 8%, due to a decline in staffing costs resulting from temporary increases in costs during fiscal 1996. Other categories of non-interest expense experienced normal year-to-year fluctuations.

      Income Taxes. Income tax expense increased by $38,000 from fiscal 1996 to fiscal 1997 to correspond to the increase in net income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995.

      General. Net income for fiscal 1996 was $452,000 compared to net income of $594,000 in fiscal 1995. The principal components of the net income changes from fiscal 1995 to 1996 were the $275,000 deposit insurance assessment in fiscal 1996, a $79,000 decrease in net interest income, a $109,000 increase in salary and employee benefits expense, and a $190,000 decline in the provision for loan losses.

      Interest Income. Interest income increased by $78,000 from fiscal 1995 to fiscal 1996, caused principally by an increase in average interest-earning assets of $2.1 million, which more than offset a 19 basis point decline in average yields earned on interest-earning assets. The average volume of loans declined by $471,000 because of competition for loans and stricter underwriting criteria. However, as funding sources increased, reflected in an increase in deposits believed to be caused by the high rates paid by the Bank, the Bank was able to invest available funds in securities and other short term investments, which increased by $2.5 million. In addition, partially offsetting a 22 basis point decline in the average yield earned on loans, the Bank had a 32 basis point increase in the average yield on securities. Most of the increase in securities was represented by purchases of mortgage-backed securities, which tend to have higher yields than U.S. Treasury and federal agency securities. In addition, interest rates peaked during the middle of fiscal 1995, allowing the Bank to reinvest maturing securities in new higher-rate securities which remained outstanding for most of fiscal 1996.

      Interest Expense. Interest expense increased by $157,000 from fiscal 1995 to fiscal 1996, primarily the result of an increase in the average balance of interest-bearing liabilities by $1.1 million. The increase in deposits is believed to have been caused by the Bank's deposit pricing strategy of staying ahead of its competitors. A shift in the mix of the Bank's liabilities away from lower cost traditional savings accounts in favor of certificates of deposit with higher yields augmented the increase caused by the increase in average volume. The average balance of certificates of deposit increased by $4.0 million, with an average cost in fiscal 1996 of 5.66% while the average balance of savings accounts declined by $3.0 million, with an average cost of 3.48% in fiscal 1996. Management believes that a shift in depositor preference, resulting in the shift in mix, occurred from early 1995 through 1996 as depositors sought higher yields to compete with the yields available in the stock market. Publicity regarding available investment alternatives made customers more cognizant of the rates on their accounts and more sophisticated regarding maximizing the yields on their bank deposits. The average rate paid on certificates of deposit also increased, from 5.33% in fiscal 1995 to 5.66% in fiscal 1996, principally due to increased competition from other investment alternatives and the Bank's pricing strategy.

      Net Interest Income. The Bank experienced a decline in net interest income of $79,000 from fiscal 1995 to fiscal 1996 as the increase in interest income was eclipsed by the greater increase in interest expense. The Bank's spread declined by 44 basis points, from 4.21% to 3.77% as the average cost of funds increased due to the effect of the increased volume and rate on certificates of deposit and the average yield on interest-earning assets declined due to the reduction in both the volume and the rate earned on loans. The net interest margin declined at a slower pace, by 34 basis points, as the excess of average interest-earning assets over average interest-bearing liabilities increased by

$930,000 due to an increase in average capital of $543,000 and an increase in non-interest-bearing liabilities of $638,000.

      Provision for Loan Losses. During fiscal 1994 and 1993, the Bank had experienced high levels of non-performing loans, increased foreclosures, and high levels of real estate owned, which were accompanied by high levels of charge-offs and provisions for loan losses. During 1995, the level of non-performing loans, charge-offs and real estate owned began to decline. Furthermore, the Bank experienced recoveries of $181,000 during fiscal 1995. As a result, the allowance for loan losses was 1.81% of total loans at September 30, 1995. Therefore, the provision for loan losses was reduced from $411,000 in fiscal 1994 to $190,000 in fiscal 1995 and further reduced to zero in fiscal 1996 because management believed the fiscal 1996 year end allowance to be adequate at 1.43% of total loans.

      Non-Interest Income. Non-interest income increased slightly, from $141,000 to $165,000, principally as a result of $17,000 of net losses on the sale of securities in fiscal 1995 as the Bank elected to sell securities and reinvest the proceeds at higher yields.

      Non-interest expense. Non-interest expense increased by $396,000 from fiscal 1995 to fiscal 1996. Deposit insurance expense increased by $277,000 due to the $275,000 special deposit insurance premium assessment discussed above. Salaries and employee benefits expense increased by $109,000 because of additional interim staffing needed to smooth the transition associated with a retired employee and other staff turnover costs.

      Income Taxes. Income tax expense declined by $119,000. The decline corresponded to the decline in net income.

LIQUIDITY AND CAPITAL

      The Bank's primary sources of funds are deposits, proceeds from the principal and interest payments on loans and securities. While maturities and scheduled principal payments on loans and securities are predictable sources of funds, deposit outflows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

      The primary investing activity of the Bank is the origination of residential one-to-four family mortgage loans and the purchase of mortgage-backed and debt securities. During the six months ended March 31, 1998 and the years ended September 30, 1997, 1996 and 1995, the Bank's loan originations totaled $3.1 million, $9.1 million, $6.8 million and $4.7 million, respectively. However, loans, net, after payments and charge-offs, decreased by $504,000 during the six months ended March 31, 1998, increased by $1.8 million during fiscal 1997 and $312,000 during fiscal 1996 and declined by $1.1 million during fiscal 1995. Investment and mortgage-backed securities, excluding the effect of unrealized gains and losses, increased by $1.1 million during fiscal 1996, increased by $62,000 during fiscal 1997 and declined by $1.0 million during the first six months of 1998.

      Deposits increased by $447,000 in fiscal 1995 but decreased by $698,000 in fiscal 1996. In fiscal 1997, deposits increased by $74,000, and then declined by $653,000 during the first six months of fiscal 1998. Deposit flows are affected by the level of interest rates, the availability of alternate investment opportunities, general economic conditions, and other factors.

      The Bank monitors its liquidity position on a regular basis. Excess short-term liquidity is invested in overnight federal funds sold. If the Bank requires funds beyond its ability to generate them internally, the Bank can borrow needed funds. As a member of the Federal Home Loan Bank of New York, the Bank had the ability to arrange to borrow in excess of $10 million, subject to providing appropriate collateral and satisfying other applicable requirements for Federal Home Loan Bank borrowings. The Bank has not needed to use borrowings as a source of liquidity to fund either deposit outflows or new loan opportunities. In addition to borrowings, the Bank believes that it has the ability, through adjusting its pricing of certificates of deposit, to increase its liquid assets by attracting additional deposits if needed.

      Loan commitments totaled $355,000 at March 31, 1998, and the Bank had $236,000 of unused home equity lines of credit, $25,000 of unused commercial lines of credit and $9,000 of unused overdraft lines of credit. Although the Bank offers overdraft checking loans, balances are minimal and fluctuate by insignificant amounts. Management anticipates that the Bank will have sufficient funds to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from March 31, 1998 totaled $15.4 million. The Bank may elect to allow some of those deposits to leave the Bank if it can reduce its cost of funds by doing so without adversely affecting liquidity. However, management anticipates that the Bank will be able to retain substantially all of such deposits if the Bank needs to do so to fund loans and other investments.

      At March 31, 1998, the Bank exceeded all regulatory capital requirements of the OTS applicable to it, with Tier I capital of $10.6 million, or 19.6% of average assets and 44.3% of risk-weighted assets and with total risk-based capital of $10.9 million, or 45.3% of risk-weighted assets. The Bank also had tangible capital of $10.6 million, or 19.6% of average tangible assets. The Bank was classified as "well capitalized" at March 31, 1998 under OTS regulations. See "Regulatory Capital Compliance" and "Regulation - OTS Regulation-Capital Requirements" for further information regarding OTS capital requirements.

      The Bank is subject to mandatory liquidity ratio requirements of the OTS. The Bank is required to maintain liquid assets equal to 4% on withdrawable accounts. Liquidity for these purposes is measured on a monthly average basis and the Bank had a liquidity ratio of 33% for the month of March 1998.

IMPACT OF INFLATION AND CHANGING PRICES

      The financial information in this Prospectus has been prepared according to Generally Accepted Accounting Principles, which require the measurement of financial condition and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services. However, interest rates generally increase during periods when the rate of inflation is increasing and decrease during periods of decreasing inflation. Periods of high inflation are ordinarily accompanied by high interest rates, which could have a negative effect on the Bank's net income. Inflation can also increase the cost of the Bank's operations. See "Management of Interest Rate Risk" for a discussion of the effect of changing interest rates on the Bank.

IMPACT OF NEW ACCOUNTING STANDARDS

      In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share." SFAS 128 requires the disclosure of basic and diluted earnings per share. It establishes rules for calculating diluted earnings per share based upon the effect of agreements by publicly traded companies to issue additional stock. SFAS 128 is now effective and will require the Company, after the Reorganization, to report in addition to basic earnings per share, fully diluted earnings per share which would show, for example, the effect on earnings per share of the exercise of outstanding stock options, if any.

      In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income," which requires that comprehensive income and its effect on equity must be disclosed prominently in the notes to the financial statements. Comprehensive income includes net income as adjusted for items that are recorded as direct entries to equity. Only the impact of unrealized gains or losses on securities available-for-sale is expected to be disclosed as an additional component of the Bank's income under the requirements of SFAS 130. SFAS 130 imposes disclosure requirements only and will not affect the Company's financial condition or results of operations.

      In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. The Company anticipates that, in the near future, the Company's business will comprise only one segment and hence SFAS 131 will not have a material effect on its financial disclosures. However, if the Company engages in material non-banking business in the future, separate segment disclosure may be required.

                             BUSINESS OF THE COMPANY

GENERAL

      The Company was recently organized to acquire all the stock of the Bank to be issued in the Reorganization. Upon completion of the Reorganization, the Company will become a savings and loan holding company subject to regulation by the OTS. See "Regulation - Holding Company Regulation."

BUSINESS

      The Company is not an operating company. After the Reorganization, the Company expects that it will invest the remaining net proceeds from the sale of its common stock, after contributing one-half to the Bank, primarily in federal funds, mortgage-backed securities, other debt securities, or deposits of or loans to the Bank. The Company also intends to lend the ESOP the funds needed to purchase 8% of the Common Stock sold in the Reorganization excluding shares issued to the Mutual Holding Company. In the future, the Company may purchase or organize other operating subsidiaries, including other financial institutions, or it may merge with or acquire other financial institutions and financial services related companies. There are no current arrangements, understandings or agreements for any such expansion. Furthermore, under OTS policy and regulations, the ability of the Company to merge with or acquire other institutions may be limited by the requirement that, unless the OTS approves otherwise, the Company may not issue its stock except by first offering it to depositors of the Bank. See "Use of Proceeds." Initially, the Company will not own or lease any property but will instead use the premises, equipment and furniture of the Bank. The Company does not presently intend to have any employees except for certain officers of the Bank who will not be separately paid by the Company. The Company may use the support staff of the Bank from time to time, if needed. Additional employees may be hired if appropriate.

                              BUSINESS OF THE BANK

GENERAL

      The Bank's principal business consists of gathering deposits from the general public within its market area and investing those deposits primarily in loans, debt obligations issued by the U.S. Government, its agencies, and mortgage-backed securities. The Bank's principal loan type is residential one-to-four family mortgage loans. In recent years, the Bank has tried to diversify its lending by increasing its level of automobile loans and commercial non-mortgage loans. The increased emphasis on non-real estate lending has been a gradual process, with real estate loans declining gradually from 95.6% of total loans at September 30, 1994 to 90.5% of total loans at March 31, 1998.

      The Bank's revenues come principally from interest on loans and securities. The Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and investment securities.

MARKET AREA

      The Bank's primary market area is southern St. Lawrence County and northern Jefferson and Lewis Counties in New York. Based on 1990 census data, the Bank estimates that the population of its primary market area is approximately 98,000. The Bank's market area is predominantly rural with many small towns. The population of the service area works in diverse industries, including manufacturing, agriculture, retail trades, construction, mining, health care, education and government service. The largest private employers in the market area are two mining companies, one for zinc and the other for talc, and a paper mill. Fort Drum, a major military installation, is located at the southern edge of the Bank's primary market area. The Bank estimates that in the six months ended March 31, 1998, its share of the residential mortgage lending market in its market area was approximately 10%-15%, which has declined from approximately 25% in prior years due to aggressive competition from other lenders. Based upon FDIC data as of June 30, 1997, the Bank had 29% of all bank deposits of the bank branches in its market area.

      The Bank's office has been located in the Town and Village of Gouverneur since it was chartered in 1892.

COMPETITION

      The Bank's principal competitors for deposits are other savings banks, savings and loan associations, commercial banks and credit unions in the Bank's market area, as well as money market mutual funds, insurance companies and securities brokerage firms, many of which are substantially larger in size than the Bank. The Bank's competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage bankers, finance companies and other institutional lenders. Direct or indirect competition for loans from nationally recognized mortgage secondary market lenders has increased in recent years, having the effect of both reducing the Bank's market share and driving down the interest rates it can earn on residential mortgages. The Bank's principal methods of competition include loan and deposit pricing, flexible underwriting which permits variation from secondary market underwriting requirements when believed appropriate, maintaining close ties with its local community, advertising and marketing programs and the types of services provided.

      The Bank is subject to competition from other financial institutions which may have much greater financial and marketing resources. However, the Bank believes it benefits from its community bank orientation as well as its relatively high core deposit base. Recent acquisitions of other banks in central New York by larger institutions may have also given the Bank a competitive edge among these local residents who prefer doing business with a local bank.

LENDING ACTIVITIES

      Loan Portfolio Composition. The Bank's loans consist primarily of mortgage loans secured by one-to-four family residences. At March 31, 1998, the Bank had total loans of $34.8 million, of which $28.8 million, or 82.9%, were one-to-four family first lien residential mortgage loans. The Bank had an additional $783,000 of home equity loans and home equity lines of credit outstanding, or 2.3% of total loans, secured by subordinate liens on one-to-four family residences. Commercial loans totaled $1.8 million, of which $1.7 million were commercial mortgage loans and $101,000 were other commercial loans. The Bank also had $1.4 million of auto loans, or 4.1% of total loans and $1.3 million of other consumer loans not secured by mortgages, or 3.8% of total loans. The remainder of the Bank's loans consisted of passbook and construction loans. The Bank's ratio of loans to total assets has been at least 60% at fiscal year end for at least the past five years.

      Interest rates earned on the Bank's loans are affected by the demand for loans, the supply of money available for lending and the rates offered by competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, and legislative tax policies.

LOAN PORTFOLIO COMPOSITION

The following table sets forth the composition of the Bank's mortgage and other loan portfolios in dollar amounts and in percentages at the dates indicated.

                                                                                    At September 30,
                                                                    ------------------------------------------------
                                            March 31, 1998                1997                       1996
                                        ----------------------            ----                       ----
                                                       Percent                   Percent                    Percent
                                         Amount       of Total      Amount      of Total      Amount       of Total
                                         ------       --------      ------      --------      ------       --------
                                                                               (Dollars in thousands)
Real estate loans:
  Residential......................     $ 28,840       82.87%       $28,896      81.85%       $28,378       84.61%
  Home equity......................          783        2.25%           823       2.33%           473        1.41%
  Commercial real estate...........        1,697        4.88%         1,825       5.17%         2,079        6.20%
  Construction.....................          171        0.49%           308       0.87%           142        0.42%
                                        --------      ------        -------     ------        -------      ------
  Total real estate loans..........       31,491       90.49%        31,852      90.22%        31,072       92.64%

Other loans:
  Passbook loans...................          476        1.38%           475       1.36%           439        1.31%
  Automobile loans.................        1,422        4.09%         1,283       3.63%           426        1.27%
  Other consumer loans.............        1,310        3.76%         1,613       4.57%         1,603        4.78%
  Commercial loans.................          101        0.29%            81       0.23%             -        0.00%
                                        --------      ------        -------     ------        -------      ------
  Total other loans................        3,309        9.51%         3,452       9.78%         2,468        7.36%
Total loans........................       34,800      100.00%        35,304     100.00%        33,540      100.00%
                                        --------      ======        -------     ======        -------      ======
 Less:
  Deferred loan fees, net..........           44                         51                       102
  Allowance for loan losses........          464                        403                       479
                                        --------                    -------                   -------
 Total loans, net..................     $ 34,292                     34,850                    32,959
                                        ========                    =======                   =======
                                                                     At September 30,
                                       -----------------------------------------------------------------------------
                                                 1995                      1994                      1993
                                                 ----                      ----                      ----
                                                        Percent                   Percent                   Percent
                                           Amount      of Total      Amount       of Total      Amount      of Total
                                           ------      --------      ------       --------      ------      --------
                                                                 (Dollars in thousands)
Real estate loans:
  Residential......................        $28,406      85.49%       $29,896       86.97%      $31,299       84.88%
  Home equity......................            308       0.93%           299        0.87%          188        0.51%
  Commercial real estate...........          2,383       7.17%         2,505        7.29%        2,872        7.79%
  Construction.....................            311       0.94%           156        0.45%          352        0.95%
                                           -------     ------        -------     -------       -------      ------
  Total real estate loans..........         31,408      94.52%        32,856       95.58%       34,711       94.13%

Other loans:
  Passbook loans...................            605       1.82%           527        1.53%          640        1.74%
  Automobile loans.................            239       0.72%            84        0.24%           98        0.28%
  Other consumer loans.............            976       2.94%           909        2.64%        1,427        3.87%
  Commercial loans.................              -       0.00%             -        0.00%            -        0.00%
                                           -------     ------        -------     -------       -------      ------
  Total other loans................          1,820       5.48%         1,520        4.42%        2,165        5.87%
Total loans........................         33,228     100.00%        34,376      100.00%       36,876      100.00%
                                           -------     ======        -------      ======       -------      ======
 Less:
  Deferred loan fees, net..........            117                       204                       121
  Allowance for loan losses........            602                       466                       333
                                           -------                   -------                   -------
 Total loans, net..................         32,509                    33,706                    36,422
                                           =======                   =======                   =======

      Residential Mortgage Loans. Substantially all of the bank's residential mortgage loan originations are fixed-rate mortgage loans with terms up to 25 years, but predominantly from 10 to 15 years. The Bank has only recently begun to offer adjustable-rate mortgage loans. In recent years, with relatively low mortgage interest rates, customer preference has strongly favored fixed-rate mortgage loans. Therefore, all but $129,000 of the Bank's $28.8 million of residential mortgage loans have fixed interest rates.

      When underwriting residential mortgage loan applications, the Bank considers the income and assets of the borrower, the borrower's prior credit history and the value of the collateral offered for the loan. In light of the nature of the local market and competitive considerations, the Bank occasionally waives adverse credit circumstances related to the borrower if the loan is generally considered to be sound. In recent years, the Bank has become stricter in its credit evaluations and currently experiences a residential mortgage loan application rejection rate of approximately 25%.

      The Bank obtains independent appraisals on all residential first mortgage loans and attorneys' opinions of title are required at closing. Current surveys are generally not required because the Bank believes that the cost of obtaining a survey in the local market is not justified by the risks of not having a survey. In almost all cases, the Bank accepts attorneys title opinions rather than title insurance on residential mortgage loans, but has not experienced losses due to its reliance on title opinions instead of title insurance. Private mortgage insurance is required on loans with a loan to value ratio in excess of 90% and may be required on loans with loan to value ratios between 80% and 90% depending upon other circumstances. For the past two years, real estate tax escrows have been required on all mortgage loans. Previously, tax escrow were required only on loans with loan to value ratios in excess of 85%.

      Fixed-rate residential mortgage loans generally have terms of 10 to 25 years. Although fixed-rate mortgage loans may adversely affect the Bank's net interest income in periods of rising interest rates, the Bank originates such loans to satisfy customer demand. Such loans are generally originated at initial interest rates which exceed the fully indexed rate on adjustable mortgage loans offered at the same time. Therefore, during periods of level interest rates, they tend to provide higher yields than adjustable loans. Fixed-rate residential mortgage loans originated by the Bank generally include due-on-sale clauses which permit the Bank to demand payment in full if the borrower sells the property without the Bank's consent. Due-on-sale clauses are an important means of adjusting the rates of the Bank's fixed-rate mortgage loan portfolio, and the Bank has generally exercised its rights under these clauses.

      Adjustable mortgage loans are offered with interest rates that adjust annually or every three years based on the one or three year treasury bill index, plus 2.75%. Interest rate adjustments are generally limited to 2% per year for one year adjustable loans and 3% per adjustment for three year adjustable loans. There is normally a lifetime maximum interest rate adjustment, measured from the initial interest rate, of 6%. Credit risks on adjustable rate loans are somewhat greater than on fixed-rate loans primarily because, as interest rates rise, so do borrowers' payments, increasing the potential for default. The Bank offers teaser rate loans with low initial interest rates that are not based upon the index plus the margin for determining future rate adjustments; however, the Bank judges the borrower's ability to repay based on the payment due at the fully-indexed interest rate.

      The lack of title insurance and surveys, coupled with a more flexible approach in analyzing borrower creditworthiness, means that a portion of the Bank's residential mortgage loan portfolio may not be salable at par to major secondary market purchasers. The Bank may elect, in the future, to develop a secondary market lending operation which complies with secondary market criteria in order to capture loan opportunities which are now being pursued by other lenders in its marketplace. After the Reorganization, management intends to continue to emphasize the origination of mortgage loans secured by one-to-four family residences while at the same time seeking to expand the Bank's portfolio of other loan types.

      Home Equity Loans. The Bank offers a home equity line of credit secured by a residential one-to-four family mortgage, usually a second lien. Home equity revolving credit loans have only been offered since 1994, and the Bank has sought to increase its volume of these loans because they have adjustable rates of interest which improve the sensitivity of the Bank's assets. These loans provide for an initial advance period of ten years, during which the borrower pays 1/240th of the outstanding principal balance, plus interest, each month, and can borrow, repay, and reborrow the principal balance. This is followed by a repayment period, of ten years, during which the balance of the loan is repaid in principal and interest installments.

      The Bank also offers home equity junior mortgage loans which are fully advanced at closing and repayable in monthly principal and interest installments over a period not to exceed 15 years. Customers in the local market tend to prefer these loans to adjustable rate revolving credit home equity loans because, the Bank believes, they like the stability of the fixed interest rate more than the flexibility of a line of credit.

      The maximum loan to value ratio, including prior liens, is 75% for junior mortgage loans. At March 31, 1998, the Bank had $260,000 in outstanding advances on home equity lines of credit, $235,000 of unused home equity lines of credit and $523,000 in regular amortizing home equity loans.

      Commercial Mortgage Loans. The Bank had a portfolio of $1.7 million of commercial mortgage loans at March 31, 1998, which had two components. The primary component, loans secured by operating businesses and combined home and business properties, represented $1,228,000 of the portfolio, an increase of $85,000 over the level at March 31, 1997. The Bank seeks to market such loans in order to diversify risk, obtain higher yields ordinarily associated with commercial mortgage loans, and benefit from the improved interest rate sensitivity of loans with shorter terms. However, the increase in the portfolio has been gradual because the Bank has decided to adopt a cautious approach as it develops additional expertise in the area. After the Reorganization, the Bank intends to increase its focus on this category of loans.

      The second component of the commercial mortgage loan portfolio are loans secured by operating and non-operating farms. These loans were all originated more than five years ago, as the Bank no longer makes such loans. Farm mortgage loans totaled $470,000 at March 31, 1998, a decline of $212,000 since March 31, 1997. The decline is represented by gradual principal reductions and refinances.

      The Bank currently offers commercial mortgage loans with loan to value ratios up to 70% with either fixed interest rates or interest rates that adjust annually based on the prime rate. At March 31, 1998, $1.6 million of the Bank's commercial mortgage loans had fixed interest rates and $83,000 had adjustable rates.

      The Bank generally requires a debt service coverage ratio of at least 120% and the personal guarantee of the principals of the borrower. The Bank also requires an appraisal by an independent appraiser. Attorneys' opinions of title are used instead of title insurance for commercial mortgage loans, but the Bank has not experienced losses as a result of not having title insurance.

      Loans secured by commercial properties generally involve a greater degree of risk than one-to-four family residential mortgage loans. Because payments on such loans are often dependent on successful operation or management of the properties, repayment may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks through its underwriting policies. The Bank evaluates the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the underlying property. The factors considered by the Bank include net operating income; the debt coverage ratio (the ratio of cash net income to debt service); and the loan to value ratio. When evaluating the borrower, the Bank considers the financial resources and income level of the borrower, the borrower's experience in owning or managing similar property and the Bank's lending experience with the borrower. The Bank's policy requires borrowers to present evidence of the ability to repay the loan without having to resort to the sale of the mortgaged property.

      Construction Loans. The Bank offers residential single family construction loans to persons who intend to occupy the property upon completion of construction. The loans are combination construction-permanent loans which automatically convert to regular amortizing loans after construction is complete. The proceeds of the construction loan are advanced in stages on a percentage of completion basis as construction progresses. The loans generally provide for a construction period of not more than twelve months during which the borrower pays interest only. In recognition of the risks involved in such loans, the Bank carefully monitors construction through regular inspections. At March 31, 1998, the Bank had $171,000 of such construction loans. Construction loan levels tend to increase during the summer because of the seasonal nature of residential construction, but even during the summer these loans generally do not represent more than 1% of the Bank's loan portfolio.

      Automobile Loans. In recent years, the Bank has exerted efforts to increase its level of automobile loans in order to provide improved yields, increase the interest rates sensitivity of its assets and expand its customer base. Auto loans are originated both through direct contact between the Bank and the borrower and through auto dealers who refer the borrowers to the Bank. The Bank's auto loans are originated primarily through contacts with local auto dealers, who refer customers to the Bank. However, the Bank underwrites the loans itself and the loan is originated in the name of the Bank. The dealer is paid a flat fee for each successful referral.

      The Bank offers auto loans for both new and used cars. The loans have fixed rates with maturities not more than five years. At March 31, 1998, the Bank had $1.4 million of auto loans. Loans are offered in amounts up to 90% of the purchase price of the car. The Bank evaluates the credit and repayment ability of the borrower as well as the value of the collateral in determining whether to approve a loan.

      Other Consumer Loans. The Bank also makes fixed-rate consumer loans either unsecured or secured by savings accounts or other consumer assets. Consumer loans generally have terms to maturity not to exceed five years, but home improvement loans are offered with terms up to 15 years, although most have terms not exceeding ten years. Other consumer loans totaled $1.3 million, or 3.8% of total loans, at March 31, 1998. The fixed-rate loans generally have a term of not more than five years and have interest rates higher than mortgage loans. The shorter terms to maturity or adjustable rates are helpful in managing the Bank's interest rate risk. Applications for these loans are evaluated based upon the borrower's ability to repay and, if applicable, the value of the collateral. Collateral value, except for loans secured by marketable securities, is a secondary consideration because personal property collateral generally rapidly depreciates in value, is difficult to repossess, and rarely generates close to full value at a forced sale.

      Commercial Loans. The Bank has recently begun offering commercial non-mortgage loans to small local businesses for working capital, machinery and equipment purchases, expansion, and other business purposes. These loans generally have higher yields than mortgages loans, with maturities that generally are not more than seven years. The Bank's commercial loan programs have adjustable rates, with rates tied to the prime rate. The Bank had $101,000 of such loans at March 31, 1998, compared to $20,000 at March 31, 1997. The Bank intends to aggressively market such loans to businesses in its market area in the future. The Bank has decided to offer these loans in order to diversify its product offerings, maintain and seek to expand market share in light of increased competition, improve yields and improve the interest rate sensitivity of its assets.

      Applications for these loans are generally evaluated based upon the borrower's ability to repay the loan from ongoing operations. The loans normally present greater risks than mortgage loans because the collateral, if any, is often rapidly depreciable, easier to conceal and of limited value to other companies. Furthermore, changes in economic conditions and other factors outside the control of the Bank, and often outside the control of the commercial borrowers, can often have a substantial effect on delinquencies. Therefore, the Bank monitors these credits on an ongoing basis after the loan is made to be prepared to address any credit problems promptly if they occur. See "Risk Factors-Lending Risks."

      Origination of Loans. Loan originations come from a number of sources. Residential loan originations can be attributed to depositors, retail customers, telephone inquiries, advertising, the efforts of the Bank's loan officers, and referrals from other borrowers, real estate brokers and builders. The Bank originates loans through its own efforts and does not use mortgage brokers, mortgage bankers or other non-employee fee paid loan finders except for the referral of auto loans from local dealers.

      All of the Bank's lending is subject to its written, nondiscriminatory underwriting standards and to loan origination procedures prescribed by the Bank's Board of Directors. Any two officers can approve a loan up to $25,000. Loans from $25,000 to $100,000 must be approved by an ad hoc committee of two directors created as and when loan applications need to be reviewed. Loans over $100,000 and all commercial loans must be approved by the full Board of Directors.

      Under federal law and applicable OTS regulations, the Bank may not lend more than 15% of its capital to any one borrower, with additional loans up to 10% of capital being permitted if the additional loans are secured by readily marketable collateral. The Bank's largest loan had a balance of $215,000 and was a mortgage loan secured by a first lien on a 16 unit residential apartment building located in the Bank's market area. The Bank's largest loan relationship at March 31, 1998, combining all loans to a single borrower or related group of borrowers, is $364,000, which is substantially below its regulatory loan to one borrower limit of more than $1.5 million. This loan relationship, which is with the son of a director and his related interests, is secured by collateral including approximately $158,000 of deposits with the Bank and the remainder by mortgages on property in the Bank's market area.

      The following table sets forth the Bank's loan originations, loan sales and principal repayments for the periods indicated.

                                                    Six Months Ended
                                                        March 31,            Year ended September 30,
                                                    ----------------     -------------------------------
                                                          1998             1997       1996        1995
                                                        --------         --------   --------    --------
                                                                         (In thousands)
Total loans, beginning of period ...................    $ 35,304         $ 33,540   $ 33,228    $ 34,376
                                                        --------         --------   --------    --------
Loans originated:
Real estate loans ..................................       1,906            6,354      5,164       3,853
Other loans ........................................       1,145            2,737      1,587         887
                                                        --------         --------   --------    --------
  Total loans originated ...........................       3,051            9,091      6,751       4,740
Principal repayments ...............................       3,400            6,753      5,946       5,333
Loans transferred to real estate owned .............          68              208        322         320
Total charge-offs ..................................          87              366        171         235
                                                        --------         --------   --------    --------
 Net loan activity ..................................       (504)           1,764        312      (1,148)
                                                        --------         --------   --------    --------
   Total loans, end of period .......................   $ 34,800         $ 35,304   $ 33,540    $ 33,228
                                                        ========         ========   ========    ========

      The Bank neither purchases nor sells loans. The Bank does not service loans for other lenders and the Bank has never purchased loan servicing rights.

      Loan Maturity. The following table shows the contractual maturity of the Bank's loan portfolio at March 31, 1998. Loans are shown as due based on their contractual terms to maturity. Loans which have adjustable interest rates are shown as maturing when the final loan payment is due without regard to rate adjustments. The table does not show the effects of loan amortization, possible prepayments or enforcement of due-on-sale clauses. Non-performing loans are shown as being due based upon their contractual maturity without regard to acceleration due to default.

                                         Residential         Commercial
                                         Mortgage(1)          Mortgage         Other loans           Total
                                         -----------         ----------        -----------         ---------
                                                                    (In thousands)
Amounts due:
  Within 1 year.....................      $     350          $      96           $   653            $ 1,099
  1 to 2 years......................            124                 29               312                465
  2 to 3 years......................            207                 57               663                927
  3 to 5 years......................          2,007                262             1,662              3,931
  5 to 10 years.....................          9,813                964                19             10,796
  Over 10 years.....................         17,293                289                 -             17,582
                                          ---------           --------           -------            -------
Total loans.........................      $  29,794           $  1,697           $ 3,309            $34,800
                                          =========           ========           =======            =======

(1) Includes home equity and construction loans.

      The following table shows, as of March 31, 1998, the amount of loans due after March 31, 1999, and whether they have fixed interest rates or adjustable interest rates.

                                         Fixed          Adjustable
                                         Rates            Rates         Total
                                        ---------       ----------    ---------
                                                     (In thousands)

Residential mortgage.............       $  29,391         $ 53        $  29,444
Commercial mortgage..............           1,601            -            1,601
Other loans......................           2,656            -            2,656
                                        ---------         ----        ---------

Total............................       $  33,648         $ 53        $  33,701
                                        =========         ====        =========

ASSET QUALITY

      Delinquency Procedures. When a borrower fails to make a required payment on a loan, the Bank attempts to cause the deficiency to be cured by contacting the borrower. Late notices are sent when a payment is more than 15 days past due and a late charge is generally assessed at that time. The Bank attempts to contact personally any borrower who is more than 30 days past due. When a mortgage loan is 90 days past due, the Bank sends a 30 days notice of acceleration and if the loan is not brought current by the end of that period, the loan is turned over to an attorney for collection, with foreclosure generally commenced within 30 to 60 days thereafter. A foreclosure action, if the default is not cured, generally leads to a judicial sale of the mortgaged real estate. The judicial sale is delayed if the borrower files a bankruptcy petition because the foreclosure action cannot be continued unless the Bank first obtains relief from the automatic stay provided by the Bankruptcy Code. The Bank has experienced losses due to delays caused by borrower bankruptcy filings.

      If the Bank acquires the mortgaged property at foreclosure sale or accepts a voluntary deed in lieu of foreclosure, the acquired property is then classified as real estate owned. At March 31, 1998, the Bank had $176,000 of real estate owned, represented by seven single family residences. The Bank seeks to dispose of these properties through real estate brokers. Due to adverse local economic conditions in the residential housing market, the disposition of real estate owned can take six months or more. When real estate is acquired in full or part satisfaction of a loan, it is recorded at the lower of the principal balance of the loan or fair value less costs of sale. Any shortfall between that amount and the carrying value of the loan is then charged to the allowance for loan losses. Subsequent changes in the value of the property are charged to the expense of real estate operations. The Bank is permitted to finance sales of real estate owned by "loans to facilitate," which may involve a lower down payment or a longer repayment term or other more favorable features than generally would be granted under the Bank's underwriting guidelines. At March 31, 1998, the Bank had $592,000 of "loans to facilitate," all of which were current in accordance with their terms.

      When an automobile loan becomes 90 days past due, the Bank seeks to repossess the collateral. If the default is not cured, then upon repossession the Bank sells the automobile as soon as practicable by public notice and a secured party auction. The remaining balance of the loan is fully charged off when the loan is 120 days past due. When other types of non-mortgage loans become past due, the Bank takes measures to cure defaults through contacts with the borrower and takes appropriate action, depending upon the nature of the borrower and the collateral, to obtain repayment of the loan.

      In the past, the Bank has experienced high levels of delinquencies and charge-offs. As a result, in 1994, the Bank hired an individual whose primary responsibility is loan collections, including regular contacts with past due borrowers in an attempt to bring their loans current. The individual was converted from part-time to full-time in 1995. The Bank believes that this has reduced the level of past due loans and improved the general performance of its loan portfolio.

      From time to time, the Bank may give concessions to borrowers with past due loans in order to assist the borrowers in repaying their loans by restructuring the loan terms. These concessions generally involve lengthening the repayment term of an existing loan in order to reduce monthly payments. The Bank generally does not agree to interest rate reductions or principal forgiveness in order to restructure a loan. At March 31, 1998, the Bank had $394,000 of loans outstanding in which modifications had been made in order to assist the borrower in repaying the loan. All such loans were current in accordance with their restructured terms at March 31, 1998.

      The following table sets forth the Bank's loan delinquencies by type, by amount and by percentage of type at March 31, 1998.

                                                                          Loans Delinquent For:
                                                -----------------------------------------------------------------------
                                                             60-89 Days                       90 Days or More
                                                --------------------------------          -----------------------------
                                                                           (Dollars in thousands)

                                                                         Percent                                Percent
                                                                         of Loan                                of Loan
                                                 Number      Amount     Category          Number    Amount     Category
                                                 ------      ------     --------          ------    ------     --------
                                                                          (Dollars in thousands)

Real estate loans.......................           29         $543        1.72%              15       $345      1.10%
Other loans.............................            5           30        0.91                3          3      0.09
                                                   --         ----        ----               --       ----      ----
Total...................................           34         $573        1.65%              18       $348      1.00%
                                                   ==         ====        ====               ==       ====      ====

                                                    Loans Delinquent For:
                                                ------------------------------
                                                   Total Delinquent Loans
                                                ------------------------------
                                                   (Dollars in thousands)

                                                                       Percent
                                                                       of Loan
                                                 Number     Amount    Category
                                                 ------     ------    --------
                                                    (Dollars in thousands)

Real estate loans.......................             44       $888     2.82%
Other loans.............................              8         33     1.00
                                                     --       ----     ----
Total...................................             52       $921     2.65%
                                                     ==       ====     ====

      The following table sets forth information with respect to the Bank's non-performing assets (which generally includes loans that are delinquent for 90 days or more and real estate owned) at the dates indicated. At March 31, 1998, there were no loans other than those included in the table below with regard to which management had information about possible credit problems of the borrower that caused management to seriously doubt the ability of the borrower to comply with present loan repayment terms.

                                                                      At September 30,
                                     At March 31,   ---------------------------------------------------
                                        1998        1997        1996        1995        1994       1993
                                     ------------   ----        ----        ----        ----       ----
                                                                  (Dollars in thousands)
Non-accrual loans:
Real estate loans ................     $  345      $  553      $  658      $  546      $1,010      $1,756
Other loans ......................          3          12          39           3          29         700
                                       ------      ------      ------      ------      ------      ------
  Total non-accrual loans ........        348         565         697         549       1,039       2,456
Real estate owned ................        176         157         149         130         367         286
                                       ------      ------      ------      ------      ------      ------
Total non-performing assets ......     $  524      $  722      $  846      $  679      $1,406      $2,742
                                       ======      ======      ======      ======      ======      ======
Non-performing loans as a percent
 of total loans ..................       1.00%       1.60%       2.08%       1.65%       3.02%       6.66%
Non-performing assets as a percent
 of total assets .................       0.95%       1.31%       1.56%       1.25%       2.66%       5.09%

      It is the Bank's policy to discontinue accruing interest on a loan when its fourth monthly payment is due and unpaid, unless the Bank determines that the nature of the delinquency and the collateral are such that collection of the principal and interest on the loan in full is reasonably assured. When the accrual of interest is discontinued, all accrued but unpaid interest is charged against current period income. Generally, once the accrual of interest is discontinued, the Bank records interest as and when received until the loan is restored to accruing status. However, if there is substantial doubt as to the collectibility of the loan, amounts received are recorded as a reduction of principal until the loan is returned to accruing status.

      The amount of additional interest income that would have been recorded on non-accrual loans had those loans been performing in accordance with their terms was approximately $12,000 and $10,000 during the six months ended March 31, 1998 and 1997, approximately $24,000 for fiscal 1997, $36,000 for 1996 and $37,000 for 1995.

      Classified Assets. OTS regulations require that the Bank classify its assets on a regular basis and establish prudent valuation allowances based on such classifications. In addition, in connection with examinations, OTS examiners have the authority to identify problem assets and, if appropriate, require that they be classified. There are three adverse classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high probability of loss. An asset classified Loss is considered uncollectible and of such little value that its continuance as an asset of the Bank is not warranted.

      Assets classified as Substandard or Doubtful require the Bank to establish prudent valuation allowances. If an asset or portion thereof is classified as Loss, the Bank must either establish a specific allowance for loss equal to 100% of the portion of the asset classified Loss or charge off such amount. If the Bank does not agree with an examiner's classification of an asset, it may appeal this determination. On the basis of management's review of its loans and other assets at March 31, 1998, the Bank had $519,000 of assets classified substandard, none classified doubtful and $17,000 classified loss.

      Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in the Bank's loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover loan losses which are deemed probable and can be estimated. The allowance is based upon a number of factors, including asset classifications, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral values, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience and the Bank's underwriting policies. The Bank evaluates, on a monthly basis, all loans identified as problem loans, including all non-accrual loans and other loans where management has reason to doubt collection in full in accordance with original payment terms. The Bank considers whether the allowance should be adjusted to protect against risks associated with such loans. In addition, the Bank applies fixed percentages for each category of performing loans not designated as problem loans to determine an additional component of the allowance to protect against unascertainable risks inherent in any portfolio of performing loans. Finally, the Bank includes an unallocated component in its allowance to address general factors and general uncertainties such as changes in economic conditions and the inherent inaccuracy of any attempt to predict future default rates and property values based upon past experience.

      The analysis of the adequacy of the allowance is reported to and reviewed by the Board of Directors monthly. Management believes it uses a reasonable and prudent methodology to project potential future losses in the loan portfolio, and hence assess the adequacy of the allowance for loan losses. However, any such assessment is speculative and future adjustments may be necessary if economic conditions or the Bank's actual experience differ substantially from the assumptions upon which the evaluation of the allowance was based. Furthermore, state and federal regulators, in reviewing the Bank's loan portfolio as part of a future regulatory examination, may request the Bank to increase its allowance for loan losses, thereby negatively affecting the Bank's financial condition and earnings at that time. Moreover, future additions to the allowance may be necessary based on changes in economic and real estate market conditions, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of management's control.

      The following table analyzes activity in the Bank's allowance for loan losses during the periods indicated.

                                                 Six Months                  Year Ended September 30,
                                                Ended March 31,    --------------------------------------------
                                                     1998          1997      1996      1995      1994      1993
                                                ---------------    ----      ----      ----      ----      ----
                                                                        (Dollars in thousands)

Allowance, beginning of period ............          $403          $479      $602      $466      $333      $345
Provision .................................            85           250       --        190       411       235
                                                     ----          ----      ----      ----      ----      ----
Charge-offs:
  Real estate .............................            62           312       154       208       231       245
  Other loans .............................            25            54        17        27        75        22
                                                     ----          ----      ----      ----      ----      ----
  Total charge-offs .......................            87           366       171       235       306       267

Recoveries:
  Real estate .............................            53            22        38       158        13        14
  Other loans .............................            10            18        10        23        15         6
                                                     ----          ----      ----      ----      ----      ----
  Total recoveries ........................            63            40        48       181        28        20

Net charge-offs ...........................            24           367       123        54       278       247
                                                     ----          ----      ----      ----      ----      ----
Allowance, end of period ..................          $464          $403      $479      $602      $466      $333
                                                     ====          ====      ====      ====      ====      ====

Allowance as a percent of total loans .....          1.33%         1.14%     1.43%     1.81%     1.36%     0.90%

Allowance as a percentage of non-performing
loans .....................................        133.33%        71.33%    68.72%   109.65%    44.85%    13.56%

Ratio of net charge-offs to average loans
outstanding ...............................          0.07%         0.97%     0.38%     0.16%     0.79%     0.68%

      The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                                             At September 30,
                                 At March 31,          ----------------------------------------------------------------------------
                                    1998                      1997                        1996                       1995
                              ---------------------           -----                       -----                      ----
                                           Percent                   Percent                    Percent                     Percent
                                          of Loans                  of Loans                   of Loans                    of Loans
                                          to Total                  to Total                   to Total                    to Total
                              Amount        Loans      Amount        Loans        Amount         Loans        Amount        Loans
                              ------      --------     ------       --------      ------       --------       ------       ---------
                                                                    (Dollars in thousands)
ALLOWANCE ALLOCATED TO:
  Real estate loans........   $351         90.49%       $315         90.22%       $416           92.64%        $576          94.52%
  Other loans..............    113          9.51%         88          9.78%         63            7.36%          26           5.48%
                              ----        ------        ----        ------        ----          ------         ----         ------
 Total allowance...........   $464        100.00%       $403        100.00%       $479          100.00%        $602         100.00%
                              ====        ======        ====        ======        ====          ======         ====         ======


                                                                            At September 30,
                                                             -------------------------------------------------
                                                                     1994                        1993
                                                                     -----                       ----
                                                                           Percent                     Percent
                                                                          of Loans                    of Loans
                                                                          to Total                    to Total
                                                             Amount         Loans        Amount        Loans
                                                             ------       --------       ------       --------
                                                                          (Dollars in thousands)
                       ALLOWANCE ALLOCATED TO:
                         Real estate loans............        $431         95.58%         $278          94.13%
                         Other loans..................          35          4.42%           55           5.87%
                                                              ----        ------          ----         ------
                         Total allowance..............        $466        100.00%         $333         100.00%
                                                              ====        ======          ====         ======

ENVIRONMENTAL ISSUES

      The Bank encounters certain environmental risks in its lending activities. Under federal and state environmental laws, lenders may become liable for costs of cleaning up hazardous materials found on property securing their loans. In addition, the presence of hazardous materials may have a substantial adverse effect on the value of such property as collateral and may cause economic difficulties for the borrower, causing the loan to go into default. Although environmental risks are usually associated with loans secured by commercial real estate, risks also may exist for loans secured by residential real estate if, for example, there is nearby commercial contamination or if the residence was constructed on property formerly used for commercial purposes. The Bank attempts to control its risk by requiring a phase one environmental assessment by a Bank-approved engineer as part of its underwriting review for all mortgage loans other than those secured by one-to-four family residences.

      The Bank believes its procedures regarding the assessment of environmental risk are adequate and, as of March 31, 1998, the Bank was unaware of any environmental issues with respect to any of its mortgage loans which would subject it to any material liability at this time. Hidden or future environmental contamination could adversely affect the values of properties securing loans in the Bank's portfolio.

INVESTMENT ACTIVITIES

      General. The investment policy of the Bank, which is approved by the Board of Directors, is based upon its asset/liability management goals and is designed primarily to provide satisfactory yields while maintaining adequate liquidity, a balance of high quality, diversified investments, and minimal risk. In recognition of the high level of fixed-rate residential mortgage loans, the Bank has sought to limit its securities investments to those with adjustable rates or short terms to maturity. The investment policy is implemented by the Bank's President. All securities purchases and sales are reported to the Board of Directors each month.

      As required by SFAS 115, securities are classified into three categories: trading, held-to-maturity and available-for-sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in trading account activities in the statement of income. Securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities are classified as available-for-sale. Available-for-sale securities are reported at fair value with unrealized gains and losses included, on an after-tax basis, as a separate component of retained earnings. The Bank does not have a trading securities portfolio and has no current plans to maintain such a portfolio in the future. At March 31, 1998, the Bank's securities portfolio included securities with a fair value of $8.6 million which were classified as available for sale and securities with amortized cost of $7.1 million which were classified as held to maturity. The Bank classifies each security between the available for sale and held to maturity categories when the security is purchased.

      Investment Debt Securities. The Bank's investment debt securities totaled $4.3 million at March 31, 1998, all of which are classified as available for sale. The Bank invests primarily in debt securities issued by the United States Government and its agencies to maintain the highest possible quality, and such securities totaled $4.0 million at March 31, 1998. Investment debt securities are purchased in order to invest funds that may be needed to make loans and to provide an easy source of liquidity should the need for funds arise for other reasons. These securities are generally purchased with a remaining term to maturity of from one to three years, although at March 31, 1998 the Bank had $1.5 million of U.S. Government agency and government sponsored enterprise securities with maturities in excess of five years. These longer term securities include a Federal Home Loan Mortgage Corporation debenture and a Federal Farm Credit Administration debenture which were acquired to take advantage of higher available yields for longer-term investments.

      Equity Securities. At March 31, 1998, the Bank had $849,000 in fair value of corporate equity securities represented by preferred stock of the Federal Home Loan Mortgage Corporation with an amortized cost of $17,000. This stock was acquired by the Bank in the 1980's when the Federal Home Loan Mortgage Corporation declared a preferred stock dividend to members of the federal home loan bank system. In addition, the Bank also had at March 31, 1998 a mutual fund investment classified as available for sale with a carrying value of $3.5 million. The mutual fund invests substantially all of its assets in mortgage-backed securities which are themselves qualified investments for the Bank. Although the mutual fund does not qualify as a liquid asset because the terms to maturity of the underlying mortgage-backed securities are too long, the Bank considers it a potential source of liquidity because it can be easily redeemed on a daily basis as and when funds are needed.

      At March 31, 1998, the Bank also had $379,000 of stock in the Federal Home Loan Bank of New York which was necessary for the Bank to maintain its membership in the federal home loan bank system. The stock is redeemable at par. The yield on this stock was 7.40% (annualized) for the first quarter of calendar year 1998.

      Mortgage-Backed Securities. The Bank invests in mortgage-backed securities to supplement the yields on its loan portfolio. At March 31, 1998, the Bank's mortgage-backed securities portfolio totaled $7.1 million, all classified as held to maturity. In furtherance of its asset/liability management goals and to improve its interest rate sensitivity position, the Bank invests in mortgage-backed securities which either have short terms with balloon payments at maturity or which have adjustable rates. At March 31, 1998, $5.7 million of the Bank's mortgage-backed securities had maturities of five years or less, representing 79.6% of the mortgage-backed securities portfolio.

      The Bank's mortgage-backed securities portfolio had a weighted average yield of 6.12% at March 31, 1998. This yield was lower than the yield on the Bank's investment debt securities portfolio because the mortgage-backed securities were purchased during previous years when interest rates were lower. The Bank's mortgage-backed securities generally tend to have lower yields than the mortgage-backed securities held by many other financial institutions because the Bank invests principally in short term balloon or adjustable rate mortgage-backed securities which tend to have lower yields. Furthermore, the mortgage-backed securities help the Bank satisfy regulatory tests to maintain its charter. See "Regulation - OTS Regulation - Qualified Thrift Lender Test."

      Substantially all of the mortgage-backed securities were issued, insured or guaranteed by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) or the Government National Mortgage Association (Ginnie Mae). The Bank purchases only investment grade mortgage-backed securities and at March 31, 1998, none of its mortgage-backed securities were in default or otherwise classified.

      Mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Bank. However, these securities generally yield less than the loans that underlie them because of the cost of payment guarantees or credit enhancements that reduce credit risk. Mortgage-backed securities of the type held by the Bank are generally weighted at 20%, rather than the 50% weighting for performing residential one-to-four family mortgage loans, in determining risk-based capital ratios.

      While investment and mortgage-backed securities carry a reduced credit risk as compared to loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed, and value, of such securities. See "Risk Factors - Interest Rate Risk."

      The following table sets forth certain information regarding the amortized cost and fair value of the Bank's available for sale, held to maturity and trading securities portfolios at the dates indicated.

                                                                                          At September 30,
                                            At March 31,           -----------------------------------------------------------------
                                                1998                     1997                    1996                   1995
                                        ------------------               ----                    ----                   ----
                                        Amortized    Fair         Amortized    Fair      Amortized      Fair    Amortized      Fair
                                           Cost      Value          Cost      Value        Cost         Value     Cost         Value
                                        ---------    -----        ---------   -----      ---------      -----   ---------      -----
                                                                       (In thousands)
SECURITIES AVAILABLE FOR SALE:
   U.S. Treasury securities...........   $   999    $ 1,009       $ 1,498    $ 1,508      $ 2,971     $ 1,999    $ 3,444     $ 3,475
   U.S. Government agencies...........     3,000      3,001         1,500      1,499        2,001       2,991      1,501       1,494
   Other debt securities..............       257        258             -          -            -           -          -           -
                                         -------    -------       -------    -------      -------     -------    -------     -------
     Total debt securities............     4,256      4,268         2,998      3,007        4,972       4,990      4,945       4,969
   Corporate equity securities........        17        849            17        631           17         436         17         309
   Mutual funds.......................     3,513      3,515         4,253      4,265        5,461       5,391      5,337       5,262
                                         -------    -------       -------    -------      -------     -------    -------     -------
       Total available-for-sale.......     7,786      8,632         7,268      7,903       10,450      10,817     10,299      10,540
                                         -------    -------       -------    -------      -------     -------    -------     -------

SECURITIES HELD TO MATURITY:
   Mortgage-backed securities.........     7,111      7,128         8,650      8,617        5,406       5,292      4,503       4,407
   Other securities...................        10         19            10         19           10          17          3           9
                                         -------    -------       -------    -------      -------     -------    -------     -------
       Total held-to-maturity.........     7,121      7,147         8,660      8,636        5,416       5,309      4,506       4,416
                                         -------    -------       -------    -------      -------     -------    -------     -------
          TOTAL SECURITIES............   $14,907    $15,779       $15,928    $16,539      $15,866     $16,126    $14,805     $14,956
                                         =======    =======       =======    =======      =======     =======    =======     =======

      The table below sets forth certain information regarding the carrying value, weighted average yields and stated maturity of the Bank's securities at March 31, 1998. There were no securities (exclusive of obligations of the U.S. Government and any federal agencies) issued by any one entity with a total carrying value in excess of 10% of the Bank's equity at that date.

                                           One Year                From One             From Five               More Than
                                            or Less              to Five Years         to Ten Years             Ten Years
                                      ------------------      ------------------    ------------------     ------------------
                                      Carrying   Average      Carrying   Average    Carrying   Average     Carrying   Average
                                       Value      Yield        Value      Yield      Value      Yield       Value      Yield
                                       -----      -----        -----      -----      -----      -----       -----      -----
                                                                                  (Dollars in thousands)

U.S. Treasury securities...........    $    -       0.00%      $1,009      6.28%      $    -     0.00%      $  -      0.00%
U.S. Government agencies...........         -       0.00%       1,498      6.42%       1,503     6.83%         -      0.00%
Mortgage-backed securities.........     1,155       6.22%       4,506      6.12%         762     6.42%       688      5.63%
Other debt securities..............         -       0.00%           -      0.00%          10     6.76%       258      6.76%
                                       ------       ----       ------      ----       ------     ----       ----      ----
Total..............................    $1,155       6.22%      $7,013      6.21%      $2,275     6.69%      $946      5.94%
                                       ======       ====       ======      ====       ======     ====       ====      ====

                                                 Total Securities
                                          -----------------------------
                                          Carrying    Average    Market
                                            Value      Yield      Value
                                            -----      -----      -----
                                              (Dollars in thousands)

U.S. Treasury securities...........        $ 1,009     6.28%    $ 1,009
U.S. Government agencies...........          3,001     6.62%      3,001
Mortgage-backed securities.........          7,111     6.12%      7,128
Other debt securities..............            268     6.76%        258
                                           -------     ----     -------
Total..............................        $11,389     6.28%    $11,396
                                           =======     ====     =======

SOURCES OF FUNDS

      General. The Bank's primary source of funds is deposits. In addition, the Bank derives funds for loans and investments from loan and security repayments and prepayments and revenues from operations. Scheduled payments on loans and mortgage-backed and investment securities are a relatively stable source of funds, while savings inflows and outflows and loan and mortgage-backed and investment securities prepayments are significantly influenced by general interest rates and money market conditions.

      Deposits. The Bank offers several types of deposit programs to its customers, including passbook savings accounts, NOW accounts, money market deposit accounts, checking accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Bank's deposits are obtained predominantly from its primary market area. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these savings deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain savings deposits. The Bank does not use brokers to obtain deposits and has no brokered deposits. At March 31, 1998, the Bank had $42.9 million of deposits.

      The Bank prices its deposit offerings based upon market and competitive conditions in its market area and generally prices its deposits at or above the rates offered by competitors. Pricing determinations are made weekly by a committee of senior officers. The Bank seeks to price its deposit offerings to be competitive with other institutions in its market area. Due to declining market interest rates, certificates of deposits with rates of 6.00% or more totaled $1.2 million, or 2.8%, of total deposits at March 31, 1998, compared to $13.6 million, or 30.7%, at September 30, 1995. Total deposits during that period declined from $44.2 million to $42.9 million. Management believes that the decline was due to competition from non-deposit investment products with attractive yields.

      The following table sets forth the distribution of the Bank's deposit accounts at the dates indicated. Interest rates shown for non-time accounts are the rates in effect at March 31, 1998.

                                                                                   At September 30,
                                    At March 31,         ----------------------------------------------------------------------
                                       1998                   1997                      1996                      1995
                                 ------------------           ----                      ----                      ----
                                           Percent                 Percent                  Percent                     Percent
                                 Amount    of Total     Amount     of Total       Amount   of Total        Amount      of Total
                                 ------    --------     ------     --------       ------   --------        ------      --------
                                                                      (In thousands)
NON-TIME ACCOUNTS:
  Savings and club accounts
    (3.0-3.5%) ............     $15,022     35.00%      $14,878     34.14%      $15,158     34.84%         $16,063      36.34%
  NOW and money market
    accounts (2.0-3.0%) ...       5,197     12.11%        5,742     13.18%        5,060     11.63%           5,413      12.25%
  Demand accounts .........         142      0.33%          113      0.26%           43      0.10%              30       0.07%
                                -------    ------       -------    ------       -------    ------          -------     ------
  Total non-time accounts .      20,361     47.44%       20,733     47.58%       20,261     46.57%          21,506      48.66%

TIME ACCOUNTS:
  4.00 - 4.99% ............        --        0.00%         --        0.00%        4,361     10.02%           1,936       4.38%
  5.00 - 5.99% ............      21,344     49.73%       20,651     47.39%       14,392     33.08%           7,186      16.26%
  6.00 - 6.99% ............         531      1.25%        1,406      3.23%        3,718      8.55%          13,572      30.71%
  7.00 - 7.99% ............         687      1.60%          786      1.80%          770      1.77%            --         0.00%
                                -------    ------       -------    ------       -------    ------          -------     ------
  Total time accounts .....      22,562     52.56%       22,843     52.42%       23,241     53.43%          22,694      51.34%

 Total deposits ...........     $42,923    100.00%      $43,576    100.00%      $43,502    100.00%         $44,200     100.00%
                                =======    ======       =======    ======       =======    ======          =======     ======

      The following table sets forth the deposit flows at the Bank during the periods indicated.

                         Six months ended
                              March 31,           Year ended September 30,
                         ----------------   ----------------------------------
                              1998            1997        1996         1995
                              ----            ----        ----         ----
                                              (In thousands)

Net withdrawals .......     $(1,589)        $(1,822)     $(2,678)     $(1,376)
Interest credited .....         936           1,896        1,980        1,823
Net increase (decrease)
in deposits ...........     $  (653)        $    74      $  (698)     $   447

      The following table sets forth the amount of certificates of deposit outstanding and the remaining period to maturity of such deposits at March 31, 1998. Approximately 95% of such certificates of deposit had interest rates of from 5.00% to 5.99%.

       Amount Due During the
    Twelve Months Ended March 31,             Due After
    ----------------------------              March 31,
      1999       2000      2001                  2001                Total
      ----       ----      ----                  ----                -----
                                 (In thousands)

    $15,386     $5,894    $1,166                 $116              $22,562
    =======     ======    ======                 ====              =======

      At March 31, 1998, the Bank had $2.4 million in certificates of deposit with balances of $100,000 or more ("jumbo deposits"), representing 5.5% of all deposits. The following table sets forth information regarding those deposits. The interest rates shown are rates offered on March 31, 1998 for deposits of the stated maturity with balances of at least $100,000 and do not represent the rates payable on the deposits outstanding. The Bank did not offer a 91 day certificate of deposit at March 31, 1998.

              Original                     Minimum              Interest                      Percentage of         Percentage of
                Term                       Balance                Rate         Balance        Total Deposits        Jumbo Deposits
              --------                    ----------            --------       -------        --------------        --------------
                                                                                   (In Thousands)
91 days............................       $  100,000                  N/A     $     224            0.52%                  9.50%
6 Months...........................          100,000                5.10%           110            0.26%                  4.67%
Over Twelve Months.................          100,000           5.50-5.95%         2,023            4.71%                 85.83%
                                                                              ---------            ----                 ------
                                                          Total..........     $   2,357            5.49%                100.00%
                                                                              =========            ====                 ======

      Borrowings. The Bank has not borrowed funds in recent years. After the Reorganization, the Company or the Bank may used borrowed funds to assist in the process of leveraging the capital raised in the Reorganization. As a member, the Bank could establish a borrowing arrangement with the Federal Home Loan Bank of New York of more than $10 million based on its current asset size and mortgage portfolio composition. The Bank has not done so because it has not needed to use borrowed funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital."

SUBSIDIARY ACTIVITIES

      The Bank is permitted to own subsidiaries for certain limited purposes, generally to engage in activities which are permissible for a subsidiary of a national bank. The Bank has no subsidiaries.

PROPERTIES

      The Bank conducts its business through its headquarters at 42 Church Street in the Town and Village of Gouverneur. The Bank owns the premises. The net book value of the premises is $171,000. The Bank believes its current facilities are barely adequate for its current needs and is in the initial stages of considering possible expansion at its present location through the construction of an addition to its main office. However, this is only at the early exploratory stages and the Bank has not yet obtained any estimates of the cost of expansion.

PERSONNEL

      At March 31, 1998, the Bank had 16 full-time and two part-time employees. The employees are not represented by a collective bargaining unit, and the Bank considers its relationship with its employees to be good. See "Management of the Bank - Benefits" for a description of certain compensation and benefit programs offered to the Bank's employees.

LEGAL PROCEEDINGS

      In the ordinary course of its operations, the Bank is a party to routine litigation involving claims incidental to the savings bank business. Management believes that no current litigation, threatened or pending, to which the Bank or its assets is or may become a party, poses a substantial likelihood of potential loss or exposure which would have a material adverse effect on the financial condition or results of operations of the Bank or the Company.

                            MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

      The Board of Directors of the Company currently consists of eight members, each of whom is also a director of the Bank. Each director of the Company has served as such since its inception. The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The initial terms of office of the directors of the Company have been staggered so that the terms of office of approximately one-third of the Board expires at each of the first three annual meetings of the Company after the Reorganization. Thereafter, directors will be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. See "Management of the Bank--Directors."

      The sole executive officer of the Company is Richard Bennett, President. See "Management of the Bank--Executive Officers." The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Bank--Biographical Information."

COMMITTEES OF THE COMPANY

      The Company has established or plans to establish the following committees of its Board of Directors:

      The Personnel Committee. The Personnel Committee, consisting of directors Petitto, Jones, Leader and Straw, will review and make recommendations to the Board regarding compensation of the executive officers and employees of the Company. The committee will also be responsible for administering and making grants or awards under the Stock Option Plan and the Restricted Stock Plan when and if approved by the stockholders, and will oversee the Company's activities related to the ESOP.

      The Audit Committee. The Audit Committee, consisting of directors Jones (Chairman), Dodds and Leader, will meet periodically with the Company's independent Certified Public Accountants to arrange for the Company's annual financial statement audit and to review and evaluate recommendations made during the annual audit. The Audit Committee will also review and approve the internal auditing procedures of the Company.

      The bylaws of the Company provide for a nominating committee for the purpose of nominating persons for election to the Board of Directors. The nominating committee will be established prior to the first meeting of stockholders. No procedures have yet been established for submitting stockholder suggestions for nominations to the committee.

DIRECTORS' COMPENSATION

      It is anticipated that directors of the Company who are not employees of the Company or the Bank or any of their subsidiaries shall receive an attendance fee of $300 for each Board of Directors meeting and $100 for each committee meeting, but separate fees will not be paid for meetings which are joint or contemporaneous meetings with the Board or Committees of the Bank. Directors will also be eligible for participation in the Stock Option Plan and Restricted Stock Plan expected to be implemented by the Company. See "Management of the Bank - Benefits - Stock Option Plan" and "-Restricted Stock Plan."

EXECUTIVE COMPENSATION

      Since the formation of the Company, none of the officers of the Company have received remuneration from the Company. It is currently expected that, unless and until the Company becomes actively involved in business activities separate from those conducted by the Bank, no separate compensation will be paid to the officers of the Company. Decisions regarding the Company's executive compensation will be made by the Company's Board of

Directors, acting upon the recommendations of the Personnel Committee. Executive Officers of the Company who are directors will not vote on their own compensation.

INDEMNIFICATION AND LIABILITY OF DIRECTORS

      The directors and officers of the Company are entitled to indemnification against certain liabilities in accordance with the provisions of section 545.121 of the regulations of the Office of Thrift Supervision, which generally provide that directors, officers and employees are entitled to indemnification against liability, costs and expenses arising out of any action brought or threatened because such person is or was a director, officer or employee of the Company. Indemnification is permitted if a final judgment on the merits is rendered in favor of the indemnified person. If there is a settlement or a final judgment against the indemnified person, then indemnification is permitted only if a majority of the Company's disinterested directors determines that the indemnified person was acting in good faith within the scope of his or her employment or authority as he or she could have reasonably believed under the circumstances was in the best interests of the Company or its stockholders.

                             MANAGEMENT OF THE BANK

DIRECTORS AND EXECUTIVE OFFICER

      The following table sets forth certain information regarding the Board of Directors of the Bank. Mr. Bennett is the sole executive officer of the Bank. Ages are as of August 13, 1998. Each of these persons will also serve as directors of the Company and the Mutual Holding Company.

                                                                                           DIRECTOR              TERM
NAME                                AGE            POSITION(S) HELD WITH THE BANK           SINCE               EXPIRES
----                                ---            ------------------------------           -----               -------
Richard F. Bennett                   54             President & Chief Executive              1989                 2000
                                                    Officer, Director
Charles E. Graves                    73             Director                                 1966                 1999
Alexander E. Dodds, M.D.             75             Director                                 1970                 2000
Richard E. Jones                     57             Director                                 1970                 2001
Carl Petitto                         68             Director                                 1974                 2001
Robert J. Leader                     64             Director                                 1983                 1999
Frank Langevin                       64             Director                                 1987                 2001
Larry A. Straw                       47             Director                                 1993                 1999

      Officers are elected by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

      The following biographical information is provided for the directors and executive officer of the Bank. Professional background and employment history are provided for at least the past five years.

DIRECTORS

      RICHARD F. BENNETT serves as President and Chief Executive Officer of Gouverneur Savings and Loan Association, a position he has held since 1988. Mr. Bennett has been with the Bank since December 1986. Mr. Bennett is a Director of the Community Bankers Association of New York State and was formerly chairman of its Regional Group II. Mr. Bennett was a member of the Gouverneur Rotary Club and has served as a member of the board of directors of a local non-profit organization providing rehabilitation financing for low income housing. Mr. Bennett is the Treasurer and Chairman of the Finance Committee of the Gouverneur EJ Noble Hospital.

      CHARLES E. GRAVES was formerly the President and Chief Executive Officer of the Bank, a position which he held from 1966 until his retirement in 1988. Mr. Graves serves as a Director of the Gouverneur Foundation, Inc., the Gouverneur Historical Association and as a Vice President and Director of the Gouverneur & St. Lawrence County Fair.

      ALEXANDER E. DODDS, M.D. is a semi-retired physician with a medical practice in Edwards, New York. Dr. Dodds has served as the St. Lawrence County Coroner.

      RICHARD E. JONES has been the owner/operator of J&H Feed & Farm Store since 1978. Mr. Jones is active in the Gouverneur Elks Lodge.

      CARL PETITTO was formerly the owner/operator of the Roma Restaurant, a position from which he has since retired. Mr. Petitto is active in the Gouverneur Volunteer Fire Department.

      ROBERT J. LEADER has been a Partner in Case & Leader LLP, a law firm located in Gouverneur, New York, since 1966. Mr. Leader has served as Chairman of the Board (and currently as Trustee) of the Gouverneur EJ Noble Hospital; Secretary and Trustee of North Country Hospitals; President (and currently as Director) of Kinney Nursing Home Co., Inc.; and as a Director of B-S Industrial Contractors, Inc. Mr. Leader has served as Counsel to the Villages of Gouverneur and Hermon; the Towns of Fowler, Pitcairn, Rossie and Edwards and the Gouverneur Central School. Mr. Leader is a member and past President of the Gouverneur Rotary Club and President of the Gouverneur Development Corporation.

      FRANK LANGEVIN was the owner/operator of P.A. Langevin Inc., a commercial buildings contractor, a position from which he retired in 1993. Mr. Langevin is a Director of the Gouverneur Country Club and was a member of the Gouverneur Board of Education for 17 years.

      LARRY A. STRAW is a Vice President and Division Manager of the Balmat Mining Division of Zinc Corporation of America. Mr. Straw has been a member of the Board of Trustees of the Gouverneur EJ Noble Hospital since 1989.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK

      The Board of Directors of the Bank meets on a monthly basis and may have additional special meetings from time to time. During fiscal 1997, the Board of Directors met 12 times. No current director attended fewer than 75% of the total number of Board meetings and meeting of committees of which such director was a member during 1997.

      The following are the principal committees of the Bank's Board of
Directors:

      The Executive Committee consists of the entire board of directors. The Executive Committee meets on an as needed basis and functions on matters of general policy and strategy. The Executive Committee has the power of the Board of Directors with respect to most matters. The Executive Committee met twice during fiscal 1997.

      The Audit Committee consists of directors Jones (Chairman), Dodds and Leader. The Audit Committee meets periodically with the Bank's independent Certified Public Accountants to arrange for the Bank's annual financial statement audit and to review and evaluate recommendations made during the annual audit. The Audit Committee also reviews the regulatory reports of examination and reviews and approves the Bank's internal auditing procedures. The Audit Committee did not meet during 1997 because its functions were performed directly by the Board.

      The Personnel Committee, consisting of directors Petitto (Chairman), Jones, Leader and Straw reviews and makes recommendations to the Board regarding compensation of the officers and employees of the Company. The committee also functions on matters related to the pension and other compensation plans of the Bank. The Personnel Committee met four times during fiscal 1997.

      The Ad Hoc Loan Committee, consisting of two non-officer directors rotating on an as available basis, reviews and acts on all loan applications in excess of $25,000. The Loan Committee met nine times during fiscal 1997.

DIRECTORS' COMPENSATION

      Each director of the Bank who is not an employee of the Company or the Bank or any of their subsidiaries, receives an annual retainer fee of $3,600 plus $300 for each Board of Directors meeting and $100 for each committee meeting. It is anticipated that directors will also receive benefits under the Stock Option Plan and Restricted Stock Plan expected to be implemented by the Company upon receipt of stockholder approval. See "-Benefits - Stock Option Plan" and "-Restricted Stock Plan."

      Directors may defer the receipt of all or part of their fees by making annual elections. The deferred amounts are retained as general assets of the Bank and are not segregated. The Bank credits each director with earnings on the deferred amount quarterly at the same rate as is earned on the investment option that the director chooses from among the investment options available to employees under the Bank's 401(k) plan. The Bank expenses the amount of the deferred fees as and when earned by the director, without regard to the deferral. The director may receive the deferred fees, together with income earned thereon, in either a lump sum or in an annuity, at retirement.

EXECUTIVE COMPENSATION

      Decisions regarding the Bank's executive compensation are made by the Bank's Board of Directors, upon the recommendations made by the Personnel Committee. The President, who is a director, does not vote on his own compensation.

           The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during fiscal 1997, to the President and Chief Executive Officer. No officer of the Bank received compensation in excess of $100,000 during fiscal 1997. Effective June 15, 1998, Mr. Bennett's annual compensation was increased to $105,000 per year.

------------------------------------------------------------------------------------------------------------------------------------
                                                     SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------

                                                                 ANNUAL COMPENSATION (1)
-------------------------------------------------------------------------------------------------------------
                                                                                             OTHER ANNUAL              ALL OTHER
 NAME AND PRINCIPAL POSITION                   YEAR      SALARY($)        BONUS($)          COMPENSATION($)         COMPENSATION(2)
====================================================================================================================================
Richard F. Bennett, President                  1997       $77,760           $---                 $---                   $241.84
and Chief Executive Officer
------------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Securities and Exchange Commission policy, summary compensation information is excluded for fiscal 1996 and 1995 because neither the Bank nor the Company were public companies during such years. For fiscal 1997 there were no: (a) perquisites with an aggregate value in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock. For fiscal 1997, the Bank had no restricted stock or stock related plans in existence.

(2) All other compensation consists of contributions under the Bank's 401(k) plan.

________________.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

      The directors and the executive officer of the Bank maintain normal deposit account relationships with the Bank on terms and conditions no more favorable than those available to the general public. In the ordinary course of business, the Bank makes loans to directors, officers and employees. All loans to directors and the executive officer are on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable loans to other customers and do not involve more than the normal risk of collectibility or present other unfavorable features.

      Director Robert J. Leader is a principal of the law firm of Case & Leader LLP, which provides legal services to the Bank on a variety of lending, litigation and other general banking matters. The total amount paid to Mr. Leader by the Bank was approximately $21,800 during fiscal 1997 and approximately $13,000 during the first six months of fiscal 1998. In addition to these fees, on most loan closings handled by Case & Leader LLP, the borrower pays the firm directly for the Bank's legal fees.

BENEFITS

      401(k) Plan. The Bank maintained a non-contributory, tax-qualified defined contribution pension plan eligible employees which was converted into a 401(k) plan during fiscal 1997. All employees and officers with more than 1,000 hours of service per year who have attained age 21 and completed one year of service are eligible to participate in the 401(k) plan. The Bank contributes 2% of base salary for each participating employee to the 401(k) plan, without regard to any employee matching contribution. The Bank may, from time to time, make additional voluntary contributions to the 401(k) Plan. Employees may make voluntary contributions to the plan up to 15% of their base salary. Employer contributions vest 20% per year beginning at the end of the first year of plan participation. An employee's own contributions are always fully vested.

      An employee is permitted to withdraw the full amount of his or her vested account balance upon the termination of employment with the Bank, but the employee may defer receipt of some or all of the amount distributable until April 1 following attainment of age 70-1/2. The employee is also permitted to elect to receive payments over a period not to exceed 20 years after termination, subject to certain limits.

      Employee Stock Ownership Plan. The Company has established, and the Bank has adopted, an ESOP and related trust to become effective upon completion of the Reorganization. Substantially all employees of the Bank or the Company who have attained age 21 and have completed one year of service are eligible to become participants in the ESOP. The ESOP intends to purchase eight percent (8%) of the Common Stock sold in the Reorganization, excluding shares issued to the Mutual Holding Company, using the proceeds of a loan from the Company. Although future contributions to the ESOP will be discretionary, the Company and the Bank intend to make annual contributions to the ESOP in an aggregate amount at least equal to the payments due on the loan. It is expected that this loan will be for a term of ten years and will call for level annual payments of principal and interest designed to amortize the loan over its term. The loan will permit optional pre-payment. The Company and the Bank may contribute more to the ESOP than is necessary to service the loan.

           Shares purchased by the ESOP will be pledged as collateral for the loan from the Company and will be allocated among participants as the loan is repaid. The pledged shares will be released annually from the security interest proportional to the repayment of the loan for that year. The released shares, and any subsequently acquired shares that are not pledged to secure a loan, will be allocated among ESOP participants on the basis of the participant's total taxable compensation for the year of allocation. Benefits generally become vested at the rate of

20% per year beginning after the participant's first year of service, with 100% vesting after five years of service. Employees will receive credit for service prior to the Reorganization for vesting purposes. Participants are immediately vested upon termination of employment due to death, retirement at age 65 or older, permanent disability or upon the occurrence of a change of control. Forfeitures (shares allocated to an employee which are not yet vested when such employee's employment terminates) will be reallocated among remaining participating employees, in the same proportion as contributions. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65 or older, disability or termination of employment.

      A corporate trustee for the ESOP not affiliated with the Bank or the Company will be appointed prior to the Reorganization and will continue thereafter. The trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with instructions received from the employees to whom the shares have been allocated. Allocated shares for which no instructions have been received and shares not yet allocated are voted generally in the same proportion as allocated shares for which voting instructions are received.

      The ESOP may purchase additional shares of Common Stock in the future, in the open market or otherwise, and may do so either with borrowed funds or with cash dividends, employer contributions or other cash flow.

      Stock Option Plan. After the Reorganization, the Board of Directors of the Company intends to adopt a Stock Option Plan. If implemented prior to the first anniversary of the Reorganization, regulations require that the plan be first approved by stockholders at a meeting held no earlier than six months after the Reorganization. The plan is expected to allow for options covering 10% of the Common Stock issued in the Reorganization, excluding Common Stock issued to the Mutual Holding Company. No determinations have been made by the Board of Directors as to the specific terms of the Stock Option Plan or the amount of awards thereunder. However, OTS regulations provide that no officer or employee may receive more than 25% of the options granted and that non-employee directors may not receive more than 5% individually or more than 30% in the aggregate of the options granted, if the plan is implemented within one year after the Reorganization.

      The purpose of the Stock Option Plan is to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and its subsidiaries and reward directors, officers and key employees for outstanding performance. Although the terms of the Stock Option Plan have not yet been determined, it is expected that the Stock Option Plan will provide for the grant of: (i) options to purchase the Company's Common Stock intended to qualify for special tax benefits under Section 422 of the Internal Revenue Code (ii) options that do not qualify for special tax benefits; and (iii) rights exercisable only upon a change of control. The Stock Option Plan is expected to be in effect for 10 years. Stock options granted to non-employee directors will not qualify for the special tax treatment. If Mr. Bennett and the non-employee directors are granted the maximum number of options permitted, Mr. Bennett would receive options for from 17,690 to 27,524 shares and each non-employee director would receive options for from 3,032 to 4,718 shares. No determination regarding the amount of options to be granted to directors, officers and employees has been made and such determination is not currently expected to be made until just prior to, if not after, the solicitation of proxies for the anticipated stockholders' meeting at which the Stock Option Plan is presented for approval.

      The Stock Option Plan will be administered by the Personnel Committee of the Board of Directors, which will determine which officers and employees will be granted benefits under the plan, the nature and amount of the benefits, the exercise price of any options granted, any vesting conditions in addition to those imposed by regulations, and other conditions which may be imposed. It is expected that the Stock Option Plan will permit options to be granted for terms of up to 10 years (5 years for certain options granted to employees who are 10% stockholders) and at exercise prices no less than the fair market value at date of grant (110% of fair market value for certain options granted to employees who are 10% stockholders).

      The Stock Option Plan is expected to provide for the exercisability and vesting of options granted thereunder in the manner specified by the Personnel Committee. OTS regulations generally require that options granted under plans implemented within one year after the Reorganization begin vesting no earlier than one year from the date of stockholder approval of the plan and thereafter vest at a rate of no more than 20% per year. It is also expected that, in the event of death or disability, grants would be 100% vested, and options would terminate upon or within a fixed period after termination of employment of an officer or employee, or upon termination of service as a director.

      The Stock Option Plan, to the extent permitted by OTS regulations and subject to applicable OTS vesting requirements, may provide for rights, either attached to or independent of each option, which, upon a change of control, will allow the holder to exercise the rights and receive a lump sum cash payment instead of being required to exercise a stock option, pay the exercise price, and then receive stock.

      An employee who receives a stock option that qualifies for special tax benefits will not have taxable income when the option is granted or exercised, unless shares received upon exercise are disposed of within one year after the stock is received or within two years after the grant of the option. Likewise, the Company gets no tax deduction as a result of the grant or exercise of that option unless the employee disposes of the stock in violation of the limits described in the preceding sentence. For options that do not qualify for the special tax treatment, or if an employee with an option that does qualify violates the restrictions on disposition, the employee will be deemed to receive ordinary taxable income when the option is exercised in an amount equal to the excess of the fair market value of the Stock on the date of exercise over the exercise price. The amount of ordinary taxable income deemed to be received by an optionee may be a deductible expense for tax purposes for the Company.

      Restricted Stock Plan. After the Reorganization, the Company also intends to establish a Restricted Stock Plan to provide officers, employees and non-employee directors with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank and the Company at no cost to the recipients of such awards. The plan will provide for the award of shares of Common Stock, the full ownership of which will gradually vest over five years. If implemented prior to the first anniversary of the Reorganization, OTS regulations require that the adoption of the plan be subject to stockholder approval obtained at a meeting held at least six months after the Reorganization.

      The plan is expected to cover 4% of the shares of Common Stock issued in the Reorganization, excluding Common Stock issued to the Mutual Holding Company. These shares are expected to be acquired through open market purchases, if permitted, or from authorized but unissued shares. Current OTS regulations provide that no individual employee may receive more than 25% of the shares of any plan and that non-employee directors may not receive more than 5% of the shares individually or 30% in the aggregate for all directors, in the case of plans implemented within one year after the Reorganization. If Mr. Bennett and the non-employee directors are awarded the maximum number of shares permitted, Mr. Bennett would receive from 7,076 to 11,009 shares and each non-employee director would receive from 1,213 to 1,887 shares. No determination regarding the amount of shares to be awarded to directors, officers and employees has been made and such determination is not currently expected to be made until just prior to, if not after, the solicitation of proxies for the anticipated stockholders' meeting at which the Restricted Stock Plan is presented for approval.

      The plan will be administered by the Personnel Committee, which will have similar authority with respect to the plan as it will have for the stock option plan discussed above. OTS regulations require gradual five year vesting of awards, in the same manner as stock option grants.

      When shares under the plan vest, the recipient will recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participants may be a deductible expense for tax purposes for the Company. For financial reporting purposes, the Company will record compensation expense as and when the awards vest equal to the fair market value of the Common Stock on the date of grant. This is expected to significantly increase compensation expense for the Company after the plan is approved. Dividends, if any, paid on unvested shares will be held and then distributed to the grantee as and when the shares vest. It is expected that the plan will be structured so that persons awarded shares under the plan will be permitted to vote those shares prior to the vesting of the shares.

      If authorized but unissued shares are used to fund the Restricted Stock Plan after the Reorganization, the interests of existing stockholders will be diluted. See "Pro Forma Data."

                               THE REORGANIZATION

      THE BOARD OF DIRECTORS OF THE BANK AND THE OTS HAVE APPROVED THE PLAN OF REORGANIZATION. OTS APPROVAL DOES NOT MEAN THAT THE OTS RECOMMENDS OR ENDORSES THE PLAN OF REORGANIZATION. CERTAIN TERMS USED IN THE FOLLOWING DISCUSSION OF THE REORGANIZATION ARE DEFINED IN THE PLAN OF REORGANIZATION, A COPY OF WHICH MAY BE OBTAINED FROM THE BANK.

GENERAL

      The Board of Directors of the Bank has adopted a Plan of Reorganization, as amended. If the plan is approved and the Reorganization is completed, the Bank will be reorganized into the mutual holding company structure. This means that the Bank will change its charter so that it can, and will, become owned by Gouverneur Bancorp, Inc., the Company, and Gouverneur Bancorp, Inc. will issue its Common Stock so that 55% will be owned by Cambray Mutual Holding Company and 45% will be sold to the public, with preferred subscription rights being given to certain depositors of the Bank. The Company plans to keep 50% of the net proceeds from the sale of the Common Stock and to use the remaining 50% to purchase all of the stock of the Bank to be issued as part of the Reorganization. For the Reorganization to be completed, the depositors of the Bank must approve the Plan of Reorganization and other conditions imposed by the OTS must be satisfied. In addition, since the Bank now has a New York State charter, the depositors of the Bank must also approve a conversion of the Bank into a federal savings association from a state savings and loan association.

      The Reorganization will be accounted for as a pooling of interests, which generally means that the financial statement entries of the Bank that existed before the Reorganization will continue without change after the Reorganization. As part of the Reorganization, the Company is conducting a Subscription Offering to sell a minority interest in its Common Stock. Many depositors and the Company's ESOP will have priority rights to subscribe for the Common Stock being sold in the Reorganization. Depending upon market conditions at or near the completion of the Subscription Offering, the Company may also conduct a Public Offering through First Albany Corporation. The Plan also allows the Bank to conduct a Community Offering with preference given to natural persons residing in St. Lawrence, Jefferson and Lewis Counties, New York. The Reorganization must be completed within 24 months after the date of the approval of the Plan of Reorganization by the Bank's depositors. See "Effect of Delay in Consummating the Reorganization."

      The following diagram shows who will own the Bank after the
Reorganization:



                 -------------------          -----------------------
                   Cambray Mutual
                                                Public Stockholders

                   Holding Company
                 ------------------           -----------------------
                             |                     |
55% Stock Ownership          |                     |         45% Stock Ownership
                             |                     |
                             |                     |
                          ---------------------------

                            Gouverneur Bancorp, Inc.

                          ---------------------------
                                       |
                                       |
                          ---------------------------

                          ---------------------------

                             Gouverneur Savings and
                                Loan Association

REASONS FOR THE REORGANIZATION

      The Bank has several business purposes for the Reorganization. The sale of the Company's Common Stock will provide the Bank with additional equity capital to support its existing operations and to provide capital for expansion opportunities. The Bank intends to expand its business base to include higher levels of commercial mortgage loans, commercial non-mortgage loans, auto loans and other types of consumer loans. The sale of the Common Stock will provide additional capital support for these activities. At March 31, 1998, the Bank had tangible and core capital equal to 19.3% of adjusted total assets and total risk-based capital equal to 45.5% of risk-weighted assets. See "Regulatory Capital Compliance" for estimates of the effects of the Reorganization on the Bank's capital ratios. In addition, investment of the net proceeds from the Reorganization is expected to provide additional operating income to further increase the Bank's capital on a continuing basis.

      The Reorganization will give many of the Bank's depositors the opportunity to become stockholders of the Company, allowing them to own stock in the financial organization in which they maintain deposit accounts. Such ownership should encourage depositors who become stockholders to promote the Bank to others, further contributing to the Bank's earnings potential. The Bank also expects that the ESOP, the Stock Option Plan and the Restricted Stock Plan will assist it in attracting and retaining qualified personnel and successfully competing with other financial institutions in its principal market area. If the Stock Option Plan and the Restricted Stock Plan are implemented within one year after the Reorganization, which is presently intended, they must first be approved by the Company's stockholders (not including votes that can be cast by the Mutual Holding Company) no earlier than six months after the Reorganization. See "Management of the Bank - Benefit Plans - Stock Option Plan" and "-Restricted Stock Plan."

      The mutual holding company structure presents advantages and disadvantages over the more common full conversion of a mutual institution to the stock form of ownership. The Bank's Board of Directors believes that the advantages outweigh the disadvantages. The mutual holding company form of organization will allow the Bank to control, and reduce, the amount of capital that it raises so that it will not be as over-capitalized it might be if it completed a full conversion. However, the Bank and the Mutual Holding Company will have the flexibility to raise additional capital through a full conversion of the Mutual Holding Company in the future. In addition, the mutual holding company structure will allow the existing directors of the Bank, who will also be the directors of the Company and the Mutual Holding Company, to continue to control the Bank, reducing the risk of a hostile takeover by another bank that does not have the interests of the Bank's local community and employees at heart.

      The Board of Directors of the Bank also believes that the holding company structure will make it easier to diversify the Bank's business activities, allowing the acquisition of other banks or non-bank companies. The holding company structure will enable an acquired bank to operate on a more autonomous basis as a wholly-owned subsidiary of the Company, rather than as a division of the Bank. For example, the acquired bank could retain its own directors, officers and corporate name as well as have representation on the Board of Directors of the Company. As of the date of this Prospectus, the Company has no understandings or agreements to acquire any other institution or engage in any activities other than holding the Bank's stock.

      The mutual holding company structure does involve certain disadvantages. The Public Stockholders of the Company will not be able to obtain majority control of the Company. The Mutual Holding Company will be able to elect the entire Board of Directors of the Company and will indirectly control the election of the entire Board of Directors of the Bank. Except for matters which require the approval of the Public Stockholders under OTS regulations, the Mutual Holding Company will be able to control the vote of the stockholders of the Company on all matters which require a majority vote. This could perpetuate existing management and make it more difficult to complete a transaction, such as a merger, which might be supported by the Public Stockholders but opposed by management. Furthermore, the mutual holding company form of organization has existed for less than fifteen years, and regulations regarding how a mutual holding companies must operate are constantly being revised. Future revisions could have an adverse effect on the Public Stockholders.

EFFECTS OF REORGANIZATION ON DEPOSITORS AND BORROWERS

      Voting Rights. After the Reorganization, the Bank's depositors will have no voting rights in either the Bank or the Company and will not be able to elect directors or to otherwise participate in the conduct of the affairs of the Bank or the Company unless they own Common Stock. However, they will become members of the Mutual Holding Company and they will be entitled to share in any proceeds from a liquidation of the Mutual Holding Company in the unlikely event that occurs. In addition, they will have the right to vote in the election of the directors of the Mutual Holding Company, who in turn control the election of directors of the Company. Proxies executed prior to the Reorganization by the depositors for use in connection with meetings of the depositors of the Bank (other than proxies solicited to vote on the Reorganization) will apply to the Mutual Holding Company after the Reorganization. Those proxies may not be used to approve the Reorganization.

      The Bank will be a wholly-owned subsidiary of the Company, which will hold all voting rights in the Bank. The Company's stockholders will have exclusive voting rights in the Company, and a majority of the Company's stock will be owned by the Mutual Holding Company. Stockholders of the Company may vote on any matter to be considered by the stockholders of the Company and will generally have one vote for each share of Common Stock owned. However, under OTS regulations or policy, certain matters, such as the approval of a stock option plan or a restricted stock plan within the first year after the Reorganization, and the approval of a full conversion of the Mutual Holding Company, require the approval of the Public Stockholders of the Company, excluding the Mutual Holding Company. See "Restrictions on Acquisition of the Company and the Bank-Restrictions in the Company's Certificate of Incorporation and Bylaws-Limitations on Voting Rights" for a discussion of limits on to the voting rights of the Company's stockholders.

      Deposit Accounts and Loans. The Bank's deposit accounts, balances of the individual accounts, and the existing FDIC insurance coverage of deposit accounts will not change due to the Reorganization. The Reorganization will not change the loan accounts, the balances owed, or the obligations of the borrowers under their loans from the Bank.

      Tax Effects. The Bank has received an opinion from its attorneys, Serchuk & Zelermyer, LLP stating that, for federal income tax purposes:

      o The Bank will not recognize any gain or loss for tax purposes because of the Reorganization.

      o The Bank's holding period in its assets after the Reorganization will include the period during which such assets were held by it as a mutual form entity.

      o The Bank's basis in its assets after the Reorganization will be the same as immediately prior to the Reorganization.

      o The Bank, after the Reorganization, will succeed to and take into account its earnings and profits or deficit in earnings and profits, as of the date of the Reorganization.

      o The Bank's depositors will recognize no gain or loss solely by reason of the Reorganization.

      o The Mutual Holding Company and the Public Stockholders will recognize no gain or loss upon the transfer of the Bank's capital stock and cash, respectively, to the Company in exchange for Common Stock of the Company.

      o The Company will recognize no gain or loss upon its receipt of property from the Mutual Holding Company and Public Stockholders in exchange for Common Stock.

      o The basis of the Common Stock to the Public Stockholders will be the actual purchase price paid, and the holding period for Common Stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

      The opinion of Serchuk & Zelermyer, LLP is based in part on the assumption that the exercise price of the subscription rights to purchase Common Stock will be approximately equal to the fair market value of that Common Stock at the time of the completion of the Reorganization. With respect to the subscription rights, the Bank has received an opinion of Keller and Company, Inc., which, based on certain assumptions, concludes that the subscription rights have no economic value when distributed or exercised. That opinion is based on the fact that such rights are: (i) acquired by the recipients without payment, (ii) non-transferable, (iii) of short duration, and (iv) afford the recipients the right only to purchase Common Stock at the same price at which shares of Common Stock for which no subscription right is received in the Subscription Offering may be offered in the Community Offering. If the subscription rights are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those persons who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and the Bank could recognize gain on the distribution of subscription rights.

      The Bank is subject to New York taxation and has received the opinion of Serchuk & Zelermyer, LLP that the Reorganization will be treated for New York state tax purposes similar to the Reorganization's treatment for federal tax purposes.

      Unlike a private letter ruling, the opinions of Serchuk & Zelermyer, LLP and Keller and Company, Inc. have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New York tax authorities. DEPOSITORS WITH SUBSCRIPTION RIGHTS ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE TAX CONSEQUENCES IF THE SUBSCRIPTION RIGHTS ARE DEEMED TO HAVE AN ASCERTAINABLE VALUE.

      Liquidation Rights. The Bank has no plans to liquidate. However, if there is ever a complete liquidation of the Bank, either before or after the Reorganization, deposit account holders will receive the protection of FDIC insurance up to applicable limits. Additional liquidation rights before and after the Reorganization are described below.

      If the Bank does not complete the Reorganization and does not become a federal savings association, it will remain a New York state-chartered savings and loan association. In the event of a liquidation of the Bank as a state chartered savings and loan association, depositors would receive a share of any of its assets remaining after payment of claims of all creditors, including the claims of all depositors for the withdrawal value of their accounts.

      After the Reorganization, each depositor, in the event of a complete liquidation, would have a claim of the same general priority as the claims of all other general creditors of the Bank. Any assets remaining after the payment of claims of depositors and other creditors would be distributed to the Company as the sole stockholder of the Bank.

      If the Mutual Holding Company were to liquidate, dissolve or wind up its affairs, then all of its remaining assets, after the payment of all of its creditors, would be distributed to the depositors of the Bank pro rata based upon the value of their deposits with the Bank.

SUBSCRIPTION OFFERING.

      The following persons and entities have non-transferrable rights to subscribe for Common Stock in the Reorganization in the following order of priority:

      FIRST PRIORITY: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder (depositors of the Bank on March 31, 1997 with balances of at least $50) will receive non-transferable subscription rights on a priority basis to purchase up to 25,000 shares ($150,000) of Common Stock. If Eligible Account Holders exercise subscription rights for more shares than the total number available, shares shall be allocated first to permit each subscriber, to the extent possible, to purchase 100 shares or the total amount of his or her subscription, whichever is less. Remaining shares shall be allocated to each Eligible Account Holder based on the proportion that his or her qualifying deposits bear to the total qualifying deposits of all subscribing Eligible Account Holders. Excess shares shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in the Bank in the year preceding March 31, 1997, are subordinated to the subscription rights of other Eligible Account Holders.

      SECOND PRIORITY: EMPLOYEE PLANS. Tax-qualified employee benefit plans of the Bank or the Company have been granted subscription rights to purchase up to 10% of the total shares issued in the Reorganization. The ESOP, as such a plan, intends to purchase 8% of the Common Stock sold in the Reorganization, not including stock issued to the Mutual Holding Company. No other employee plan will purchase any Common Stock in the Reorganization.

      The ESOP will have a first priority right to purchase any shares to be sold as a result of an increase in the Valuation Range above $21,275,000, which would correspond to an increase in the number of shares sold to Public Stockholders above 1,595,625 shares.

      THIRD PRIORITY: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder (depositors of the Bank on June 30, 1998 with balances of at least $50 who are not Eligible Account Holders) will receive non-transferable subscription rights to purchase 25,000 shares ($150,000) of Common Stock. If Supplemental Eligible Account Holders exercise subscription rights for more shares of than the total number of shares remaining after satisfying higher priority subscription rights, shares shall be allocated in the same manner as described above regarding Eligible Account Holders.

      The subscription rights of Supplemental Eligible Account Holders are subordinate to the rights of the Eligible Account Holders and the ESOP to purchase Common Stock.

      FOURTH PRIORITY: OTHER DEPOSITORS. Other Depositors (depositors with balances of at least $50 who are entitled to vote at the Special Meeting and who are not Eligible Account Holders or Supplemental Eligible Account Holders) will receive non-transferable subscription rights to purchase up to the greater of 25,000 shares ($150,000), of Common Stock. If Other Depositors subscribe for more shares than the number of shares remaining, then the shares available will be allocated among the subscribing Other Depositors so as to permit each subscribing Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares or the total number of shares covered by the subscription of the Other Depositor. Any remaining shares will be allocated among the subscribing Other Depositors whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

      SUBSCRIPTION OFFERING EXPIRATION DATE. THE SUBSCRIPTION OFFERING WILL EXPIRE AT 12:00 NOON, EASTERN TIME, ON SEPTEMBER ___, 1998, UNLESS THE SUBSCRIPTION OFFERING IS EXTENDED, AT THE DISCRETION OF THE BOARD OF DIRECTORS, UP TO AN ADDITIONAL 45 DAYS WITH THE APPROVAL OF THE OTS, IF NECESSARY, BUT WITHOUT ADDITIONAL NOTICE TO SUBSCRIBERS (THE "SUBSCRIPTION OFFERING EXPIRATION DATE"). SUBSCRIPTION RIGHTS WILL BECOME VOID IF NOT EXERCISED ON OR PRIOR TO THE SUBSCRIPTION OFFERING EXPIRATION DATE. SEE "-PURCHASING COMMON STOCK" FOR A DESCRIPTION OF HOW TO SUBSCRIBE FOR COMMON STOCK.

COMMUNITY OFFERING

      The Company may offer Common Stock remaining after the Subscription Offering in a Community Offering with a preference given to natural persons residing in St. Lawrence, Jefferson and Lewis Counties in New York. Any order received in the Community Offering, if held, will receive a lower priority than orders in the Subscription Offering by persons exercising subscription rights. If a Community Offering is held, Common Stock sold in the Community Offering will be sold at the same price as shares sold in the Subscription Offering. The Company and the Bank have the right to reject, in whole or in part, in their sole discretion, any orders for Common Stock in a

Community Offering. The Community Offering may also be conducted, in whole or in part, through a syndicate of broker/dealers arranged by First Albany Corporation. The commission payable to First Albany Corporation and such broker/dealers shall not exceed 4.5% of the purchase price of the Common Stock sold by them in the Community Offering.

PUBLIC OFFERING

      The Plan of Reorganization also provides that the Company may offer shares of Common Stock in a public offering through an underwriter in such a manner as to promote a wide distribution of the Common Stock. A public offering is not currently anticipated. If a public offering is held, it is expected that it would be held on a best efforts basis through First Albany Corporation. Orders received in a public offering, if held, will receive a lower priority than orders properly made in the Subscription Offering by persons exercising subscription rights. Common Stock sold in the public offering will be sold at $6.00 per share, the same price as all other shares sold in the Reorganization.

      Depending on market conditions, First Albany Corporation may utilize a syndicate of broker/dealers for the sale of Common Stock in the public offering. The Bank will pay commissions to First Albany Corporation or such broker/dealers not to exceed 4.5% on the Common Stock sold by them in a public offering.

      No person, together with any associate or group of persons acting in concert, may purchase more than 25,000 shares or $150,000 of Common Stock in the public offering. The date by which orders must be received in the public offering will be set by the Company at the time of commencement of the public offering.

ADDITIONAL PURCHASE RESTRICTIONS

      Each purchaser must purchase at least 25 shares. No person, together with any associate or group of persons acting together, may subscribe for or purchase more than 25,000 shares ($150,000) of Common Stock, except that the ESOP may purchase 8% of the shares sold, excluding shares that will be owned by the Mutual Holding Company. If more than one person is a named depositor on an account, such as with a joint account, all depositors on that account will be deemed to be acting together and they will be permitted to subscribe, in the aggregate, for 15,000 shares of Common Stock. The Board of Directors of the Bank, in its sole discretion, may increase or decrease the purchase limitation without the approval of the depositors of the Bank and without resoliciting subscribers except as described below, provided that the maximum purchase limitation may not be increased to a percentage in excess of 5%. The maximum purchase limitation can be further increased to 9.99% if the amount by which subscriptions exceed 5% does not, in the aggregate, exceed 10%. If the maximum purchase limit is increased, subscribers who submit orders for $150,000 of Common Stock will be resolicited and given an opportunity to increase their orders and other subscribers may also be resolicited.

      The officers and directors of the Bank or their associates may not purchase more than 34.8% of the shares of the Common Stock sold in the Reorganization. The directors and officers of the Bank and the Company are not deemed to be acting in concert solely by reason of their being directors and officers of the Bank or the Company.

      The term "associate" of a person means (i) any corporation or organization (other than the Bank, the Company or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (except that the ESOP and, in some cases, other benefit plans of the Bank or the Company are generally not associates), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank or the Company, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations.

      Each person purchasing Common Stock in the Reorganization will be deemed to confirm that such purchase does not conflict with the maximum purchase limit. If the purchase limit is violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), the Company will have the right to repurchase at $6.00 per share all shares acquired in excess of the purchase limit or, if such excess shares have been sold, to receive the difference between the $6.00 per share and the price at which such excess shares were sold. This right will be assignable by the Company.

      Common Stock purchased in the Reorganization will be freely transferable, except for shares purchased by directors and officers of the Bank. For certain restrictions on the Common Stock purchased by directors and officers, see "-Restrictions on Transferability of Subscription Rights and Stock." In addition, members of the National Association of Securities Dealers and their associates are subject to certain restrictions on the transfer of securities purchased by using subscription rights and to certain reporting requirements upon purchase of such securities.

PURCHASING COMMON STOCK

      Subscribers in the Subscription Offering must deliver to the Bank, on or before the Subscription Offering Expiration Date, (i) a Subscription Offering stock order form (an "Order Form") fully completed and signed, (ii) a certification form properly signed, and (iii) payment in full. The ESOP will not be required to pay for its shares until the Reorganization is completed. All subscription rights will expire on _____________, 1998, whether or not the Bank has been able to locate each person entitled to such subscription rights. ONCE SUBMITTED, SUBSCRIPTION ORDERS CANNOT BE REVOKED WITHOUT THE CONSENT OF THE BANK AND THE COMPANY UNLESS THE REORGANIZATION IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION OFFERING EXPIRATION DATE.

      If an Order Form (i) is not delivered to the addressee by the United States Postal Service or the Bank is otherwise unable to locate the addressee;
(ii) is not received by the Bank or is received after the Subscription Offering Expiration Date; (iii) is defectively completed or executed; (iv) is not accompanied by the full required payment (including balances in deposit accounts covered by withdrawal authorizations which are insufficient to pay the required payment); or (v) is not mailed pursuant to a "no mail" order placed in effect by the account holder, then in any such event the related subscription rights will lapse as though the person holding such rights failed to return the completed Subscription Order Form within the time period specified. The Company may, but will not be required to, waive any irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Company may otherwise specify. The waiver of an irregularity on an Order Form in no way obligates the Company to waive any other irregularity on any other Order Form. Waivers will be considered on a case by case basis. The Bank and the Company reserve the right in their sole discretion to accept or reject orders received on photocopies or facsimile Order Forms, or whose payment is to be made by wire transfer or payment from private third parties. The interpretation by the Bank or Company of the terms and conditions of the Plan and of the acceptability of the Order Forms will be final, subject to the authority of the OTS.

      To ensure that each purchaser receives a Prospectus at least 48 hours before the applicable offering expires as required by Rule 15c2-8 of the Securities and Exchange Commission, no Prospectus will be mailed any later than five days prior to expiration or hand delivered any later than two days prior to expiration. Execution of an Order Form will confirm receipt or delivery satisfying Rule 15c2-8. Order Forms will only be distributed with a Prospectus.

      Payment for shares of Common Stock at $6.00 per share may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) for shares of Common Stock subscribed for in the Subscription Offering, by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with the Bank. For orders or subscriptions of $25,000 or more, payments must be made by bank check, money order or withdrawal authorization, if applicable, from an account with sufficient collected funds. Payments made in cash or by check or money order will be placed in a segregated account and interest will be paid by the Bank at 3.50% per annum from the date payment is received until the Reorganization is completed or terminated. If the Reorganization is not consummated for any reason, all funds submitted to purchase Common Stock will be refunded promptly with interest as described above.

      The Order Form provides the method for subscribers to authorize withdrawals from deposit accounts. Once a subscriber authorizes a withdrawal to purchase Common Stock, the withdrawal amount may not be used for any other purpose until the Reorganization has been completed or terminated. However, all sums authorized for withdrawal will continue to earn interest at the regular rate for the account until the Reorganization has been completed or terminated. Interest penalties for early withdrawal applicable to certificates of deposit will not apply to withdrawals authorized for the purchase of shares. If a partial withdrawal results in a certificate of deposit with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings account rate after the withdrawal.

      Owners of self-directed IRAs may use the assets of their IRAs to purchase Common Stock, but only if the IRAs are not maintained at the Bank. Persons with IRAs at the Bank must transfer their accounts to an unaffiliated institution or broker to purchase Common Stock. Instructions on how to transfer IRAs at the Bank can be obtained from the Stock Center located at the Bank's main office.

      IT IS UNLAWFUL FOR THE BANK TO LEND FUNDS OR EXTEND CREDIT TO ANY PERSON TO PURCHASE COMMON STOCK IN THE REORGANIZATION.

      DELIVERY OF STOCK CERTIFICATES. Certificates representing Common Stock issued in the Reorganization will be mailed to the persons entitled to them at the address noted on the Order Form as soon as practicable after the Reorganization. Any certificates returned as undeliverable will be held until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell their shares of Common Stock.

MARKETING ARRANGEMENTS

      To assist in the marketing of the Common Stock, the Bank has retained First Albany Corporation, a broker/dealer registered with the National Association of Securities Dealers. First Albany Corporation will assist the Bank as follows: (i) in training and educating the Bank's employees regarding the mechanics and regulatory requirements of the sale of Common Stock; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in the Bank's local communities; and (iv) in soliciting orders for Common Stock. First Albany has also agreed to provide other related assistance to the Bank in completing the Reorganization. For these services, First Albany Corporation will receive a marketing fee of $105,000 and an additional fee of $15,000 for assistance in the Reorganization.

      The Bank also will reimburse First Albany Corporation for its reasonable out-of-pocket expense associated with marketing efforts not to exceed $15,000, plus fees of their attorneys not to exceed $25,000, unless approved in advance by the Bank. The Bank has made an advance payment of $27,500 to First Albany Corporation on account of fees payable. The Bank will indemnify First Albany Corporation against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the Common Stock, including liabilities under the Securities Act of 1933. See "Pro Forma Data" for further information regarding amounts payable to First Albany Corporation

      The Common Stock will be offered principally by the distribution of this Prospectus and through activities conducted at a Stock Center located at the Bank's main office, in an area that is not publicly accessible. The Stock Center is expected to operate during normal business hours. It is expected that a registered representative employed by First Albany Corporation will be working at, and supervising the operation of, the Stock Center. First Albany Corporation will be responsible for overseeing the mailing of materials relating to the sale of Common Stock, responding to questions regarding the Reorganization and processing Order Forms. It is expected that Bank and Company personnel will be present in the Stock Center to assist with clerical matters and to answer questions related solely to the business of the Bank.

      Directors and officers of the Company may participate in the solicitation of offers to purchase Common Stock in jurisdictions where such participation is not prohibited. Other employees of the Company and the Bank may participate in the sale of Common Stock in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers will be directed to officers of the Company or registered representatives of First Albany Corporation. The Company will rely on Rule 3a4-1 of the Securities and Exchange Commission, and sales of Common Stock will be conducted in accordance with Rule 3a4-1, so as to permit officers, directors, and employees to participate in the sale of Common Stock. No officer, director, or employee of the Company or the Bank will be compensated in connection with such person's solicitations or other participation in the sale of Common Stock by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Common Stock.

      The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides (a) in a foreign country or (b) in a state of the United States with respect to which any of the following apply: (i) a small number of persons with subscription rights reside in such state; (ii) the granting of subscription rights or offer or sale of shares of Common Stock to such persons would require the Bank, the Company, or its employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.

PARTICIPATION BY THE BOARD AND SENIOR MANAGEMENT

      The following table sets forth certain information as to the intended purchases of Common Stock by each director and executive officer of the Bank and by all directors and executive officers as a group, including their "associates." The directors and executive officer of the Bank have expressed their intentions to purchase an aggregate of approximately $895,000 of Common Stock in the Subscription Offering. For purposes of the following table, it has been assumed that 1,387,500 shares (the midpoint of the Valuation Range) of Common Stock, representing 45% of the Common Stock to be outstanding after consummation of the Reorganization, will be sold at $6.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories. Shares purchased by the ESOP which may be allocated to Mr. Bennett in his capacity as an executive officer are excluded.

                                                                    Aggregate
                                                       Number       Purchase           Percent
Name                    Position                     of Shares       Price            of Shares
----                    --------                     ----------     ---------         ---------
Richard F. Bennett      President & Chief Executive    16,667       $100,000            0.54%
                        Officer, Director
Charles E. Graves       Director                        4,167       $ 25,000            0.13%
Alexander E. Dodds      Director                       25,000       $150,000            0.81%
Richard E. Jones        Director                        3,333       $ 20,000            0.11%
Carl Petitto            Director                       25,000       $150,000            0.81%
Robert J. Leader        Director                       25,000       $150,000            0.81%
Frank Langevin          Director                       25,000       $150,000            0.81%
Larry A. Straw          Director                       25,000       $150,000            0.81%
                                                      -------       --------            -----
Total                                                 149,167       $895,000            4.83%
                                                      =======       ========            =====

EFFECT OF DELAY IN CONSUMMATING THE REORGANIZATION

      The completion of the Reorganization will depend, in part, upon the Bank's operating results and market conditions. The Bank and the Company anticipate completing the Reorganization within 45 days after the special meeting of depositors held to approve the Reorganization. However, if the Boards of Directors of the Bank and the Company are of the opinion that economic conditions generally or the market for publicly traded thrift institution stocks make it undesirable to sell the Common Stock necessary to complete the Reorganization, then the sale may be delayed until conditions improve.

      A material delay in the completion of the sale of shares may result in a significant increase in the costs of completing the Reorganization. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Reorganization and general market conditions may occur during such material delay. If the Reorganization is not completed within 24 months after the approval of the Plan of Reorganization by the Bank's depositors, the Bank would charge Reorganization costs as operating expenses at that time.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

      Keller and Company, Inc., a financial consulting and appraisal firm that is experienced in the evaluation and appraisal of business entities, including converting thrift institutions, was retained by the Bank to prepare an appraisal of the estimated market value, as of the completion of the Reorganization, of the Common Stock to be sold in the Reorganization. Keller and Company, Inc. will receive a fee of $15,000 for its appraisal and to assist in the preparation of related material. In addition, Keller and Company, Inc. will receive a fee of $7,500 for its assistance with the preparation of a business plan for the Bank and will receive reimbursement for out-of-pocket expenses. The Bank has agreed to indemnify Keller and Company, Inc. under certain circumstances against liabilities and expenses (including certain legal fees) arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by the Bank to Keller and Company, Inc., except where Keller and Company, Inc. is determined to have been negligent or failed to exercise due diligence in the preparation of its appraisal. Keller and Company, Inc. is independent of the Company and the Bank.

      The appraisal contains an analysis of a number of factors including, but not limited to, the Bank's financial condition and operating trends, the competitive environment within which the Bank operates, operating trends of certain thrift institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the State of New York which affect the operations of thrift institutions, and stock market values of certain institutions. In addition, Keller and Company, Inc. has advised the Bank that it has considered and will consider both the effect of the additional capital raised by the sale of the Common Stock and the effect of the issuance of a majority of the stock of the Company to the Mutual Holding Company on the estimated market value of the Common Stock and the amount of any minority interest discount which should be applied in determining the market value of the stock to be sold to the Public Stockholders in the Reorganization. The Board of Directors has reviewed the appraisal, including the stated methodology of Keller and Company, Inc. and the assumptions used in the preparation of the appraisal. The Board of Directors is relying upon the expertise, experience and independence of Keller and Company, Inc. and is not qualified to determine the appropriateness of the assumptions or the methodology. The appraisal has been filed as an exhibit to the registration statement filed with the Securities and Exchange Commission in connection with the Reorganization. See "Additional Information."

      On the basis of the above, Keller and Company, Inc. has determined, in its opinion, that as of June 5, 1998, the estimated aggregate pro forma market value of the Common Stock to be issued in the Reorganization, including the Common Stock to be issued to the Mutual Holding Company, was within a range of from $15,725,000 to $24,466,250 with a midpoint of $18,500,000. The Company has determined to offer a minority interest in the Company equal to 45% of the Common Stock to be outstanding after the Reorganization at a price of $6.00 per share. Therefore, the Company expects to sell to the public, and is offering, from 1,179,375 to 1,595,625 shares of Common Stock, subject to increase up to 1,834,969 shares of Common Stock as described below.

      Keller and Company, Inc. will update its appraisal prior to consummation of the Reorganization. If the final estimated aggregate pro forma market value of the Common Stock to be issued in the Reorganization, including stock issued to the Mutual Holding Company, is between $21,275,000 (the maximum of the Valuation Range) and $24,466,250 (15% above the maximum of the Valuation Range), the total dollar amount of Common Stock to be sold to the public may be increased to 45% of the final estimate without resolicitation of subscribers and without a new vote of Bank's depositors, unless required by the OTS. Any such increase would be subject to OTS review. If the final estimated value is less than $15,725,000 or more than $24,466,250, then subscribers will be resolicited and, unless the OTS permits otherwise, a new vote of the Bank's depositors to approve the Reorganization will be required. No sale of the shares will take place unless Keller and Company, Inc. first confirms to the OTS that, to the best of Keller and Company, Inc.'s knowledge and judgment, nothing of a material nature has occurred which would cause it to conclude that the aggregate purchase price of all shares to be sold in the Reorganization is incompatible with its estimate of the aggregate pro forma market value of the Common Stock at the time of the sale.

      THE APPRAISAL BY KELLER AND COMPANY, INC. IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE COMMON STOCK. IN PREPARING THE APPRAISAL, KELLER AND COMPANY, INC. HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY THE BANK. KELLER AND COMPANY, INC. DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID KELLER AND COMPANY, INC. VALUE INDEPENDENTLY THE ASSETS AND LIABILITIES OF THE BANK. THE APPRAISAL CONSIDERS THE BANK ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE THE APPRAISAL IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING THE COMMON STOCK WILL BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE $6.00 PURCHASE PRICE.

      An increase in the total number of shares to be issued in the Reorganization would decrease both a subscriber's ownership interest and the estimated pro forma equity and net income on a per share basis while increasing the estimated pro forma equity and net income on an aggregate basis. In the event of a material reduction in the valuation, the Bank may decrease the number of shares to reflect the reduced valuation. A decrease in the number of shares to be issued in the Reorganization would increase both a subscriber's ownership interest and the estimated pro forma equity and net income on a per share basis while decreasing estimated equity and net income on an aggregate basis.

RESTRICTIONS ON REPURCHASE OF COMMON STOCK

      Generally, unless the OTS permits otherwise, the Company will not be permitted to repurchase Common Stock for three years after the Reorganization. This prohibition does not apply to repurchases by tax-qualified or non-tax-qualified employee benefit plans of the Bank, which are permitted to purchase stock of the Company. The exception would, for example, apply to a purchase of Common Stock of the Company by the restricted stock plan intended to be implemented after the receipt of the approval of the Public Stockholders of the Company. In addition, SEC rules also restrict the method, time, price, and number of shares of Common Stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of Common Stock are liberalized, the Company may utilize the rules and regulations then in effect.

RESTRICTIONS ON TRANSFERABILITY OF SUBSCRIPTION RIGHTS AND COMMON STOCK

      Depositors with subscription rights may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights that they receive in the Subscription Offering or the shares of Common Stock to be issued upon the exercise of those rights. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Reorganization.

      THE BANK AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IF THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

      Shares of Common Stock purchased in the Subscription Offering by directors and officers of the Company and the Bank may not be sold for one year after the Reorganization, except for a disposition of shares in the event of the death of the stockholder. Common Stock issued by the Company to directors and officers in the Reorganization will bear a legend giving appropriate notice of the restriction, and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the restriction. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

      For three years after the Reorganization, no director or officer of the Bank, the Company or their associates may, without the prior approval of the OTS, purchase any shares of Common Stock other than from or through a registered broker or dealer, except that this restriction shall not apply to negotiated transactions involving more than 1% of any class of stock and shall not apply to any purchases made and held by any tax-qualified or non-tax-qualified employee stock benefit plan.

INTERPRETATION AND AMENDMENT OF THE PLAN

      To the extent permitted by law, all interpretations of the Plan of Reorganization by the Board of Directors of the Bank will be final; however, such interpretations shall have no binding effect on the OTS. If deemed necessary or desirable by the Board of Directors, the Plan of Reorganization may be substantively amended by the Board of Directors with the concurrence of the OTS, except that if regulations are liberalized after the approval of the Plan of Reorganization by the OTS and the Bank's depositors, the Board of Directors may amend the Plan to conform to the regulations without further depositor or borrower approval to the extent permitted by law. An amendment to the Plan that would result in a material adverse change in the terms of the Reorganization would require a resolicitation.

CONDITIONS AND TERMINATION

      Completion of the Reorganization requires the approval of the Plan of Reorganization by the affirmative vote of not less than a majority of the total number of votes of the depositors of the Bank eligible to be cast and the sale of all shares of Common Stock within 24 months after the approval of the Reorganization by the Bank's depositors. If these conditions are not satisfied, the Reorganization will not occur and the Bank will continue its business in the mutual form of organization. The Plan of Reorganization may be terminated by the Board of Directors at any time prior to the meeting of depositors to approve the Reorganization after such meeting with the approval of the OTS.

OTHER

      ALL STATEMENTS MADE IN THIS PROSPECTUS ARE QUALIFIED BY THE CONTENTS OF THE PLAN OF REORGANIZATION, THE MATERIAL TERMS OF WHICH ARE SET FORTH IN THIS PROSPECTUS. THE PLAN OF REORGANIZATION (WITHOUT EXHIBITS) IS ATTACHED TO THE PROXY STATEMENT DISTRIBUTED IN CONNECTION WITH THE MEETING OF DEPOSITORS TO APPROVE THE REORGANIZATION. COPIES OF THE PLAN OF REORGANIZATION ARE ALSO AVAILABLE FROM THE BANK AND IT SHOULD BE CONSULTED FOR FURTHER INFORMATION.

      APPROVAL OF THE PLAN OF REORGANIZATION BY THE BANK'S DEPOSITORS AUTHORIZES THE BOARD OF DIRECTORS TO AMEND OR TERMINATE IT.

                                   REGULATION

      The Bank is a New York chartered mutual savings and loan association. The Bank will become a federal savings bank if its depositors approve its conversion to a federal savings bank and the charter conversion is approved by the OTS. Set forth below is a brief summary of the laws and regulations that will govern the Bank as a federal savings bank and the Company and the Mutual Holding Company as savings and loan association holding companies.

GENERAL

      The Bank, upon becoming a federal savings association, will be subject to extensive regulation, examination, and supervision by the OTS, as its primary federal regulator and by the FDIC, as its deposit insurer. The Bank's deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund of the FDIC, and the Bank is a member of the Federal Home Loan Bank of New York. The Bank will be required to file reports with the OTS and the FDIC concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS and the FDIC will have the authority to conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. The Mutual Holding Company and the Company, as savings and loan holding companies, will also be required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS. In addition, the Company will be subject to the federal securities law and rules and regulations of the SEC under the federal securities laws. See "-Holding Company Regulation."

      The OTS and the FDIC have substantial discretion in the exercise and administration of their supervisory, examination and enforcement powers and policies, including policies with respect to the classification of assets, the establishment of adequate loan loss reserves and capital maintenance. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company or the Bank.

REGULATION OF FEDERAL SAVINGS ASSOCIATIONS

      Business Activities. As a federal savings bank, the Bank's lending, investment and deposit taking powers will come from the Home Owners' Loan Act, as amended (the "HOLA"), and the regulations of the OTS. Under these laws and regulations, the Bank may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities, and certain other assets. The Bank may also establish service corporations that may engage in activities not otherwise permissible for the Bank, including real estate, securities and insurance brokerage. The Bank's lending and investment powers are subject to limits, including, among others,
(a) a prohibition against acquiring any corporate debt security that is not rated in one of the four highest rating categories; (b) a limit of 400% of capital that can be invested in loans secured by non-residential real estate property; (c) a limit of 10% of assets that can be invested in commercial loans;
(d) a limit of 35% of assets that can be invested in consumer loans, commercial paper and corporate debt securities; (e) a limit of 5% of assets which can be invested in non-conforming loans (loans in excess of the specific limitations of the HOLA); (f) a limit of the greater of 5% of assets or its total capital which can be invested in certain construction loans made for the purpose of financing what is or is expected to become residential property; and (g) a limit of 10% of assets that can be invested in personal property used for general leasing activities. The HOLA authorizes the Bank, as a federal savings bank, to offer a variety of kinds of deposit accounts, including savings, certificate (time), demand and NOW accounts.

      Loans to One Borrower. Under the HOLA, savings associations are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. Up to an additional 10% of unimpaired capital and surplus can be lent if the additional amount is fully secured by readily-marketable collateral. Such collateral may consist of cash, certain debt and equity securities and bullion but generally does not include real estate. At March 31, 1998, the Bank's regulatory limit on loans to one borrower was in excess of $1.5 million. At that date, the Bank's largest aggregate loans to one borrower was $364,000. The Bank is in compliance with all applicable limitations on loans to one borrower.

      QTL Test. The HOLA requires a savings association to meet a qualified thrift lender, or "QTL" test. Under the QTL test, a savings association must maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" means, in general, total assets less (a) specified liquid assets up to 20% of total assets, (b) certain intangibles, including goodwill and credit card and purchased mortgage servicing rights, and (c) the value of property used to conduct the association's business. "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to such purposes, such as certain mortgage-backed securities, education, small business and credit card loans, and consumer loans and certain other loans and investments up to, in the aggregate, 20% of portfolio assets. The Bank satisfies the QTL test.

      A savings association that fails the QTL test must either restrict its activities or convert to a commercial bank charter. The initial restrictions include prohibitions against (a) engaging in any new activity not permissible for a national bank, (b) paying dividends not permissible under national bank regulations, (c) obtaining new advances from any Federal Home Loan Bank and (d) establishing any new branch office in a location not permissible for a national bank located in the association's home state. In addition, within one year after a savings association ceases to meet the QTL test, any company controlling the association must register under, and become subject to the requirements of, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). If the savings association does not requalify under the QTL test within three years after it fails the QTL test, it must terminate any activity and dispose of any investment not permissible for a national bank and must repay as promptly as possible any outstanding advances from a Federal Home Loan Bank. A savings association that has failed the QTL test may requalify under the QTL test and be free of such limitations, but it may do so only once.

      Capital Requirements. OTS regulations require savings associations to maintain tangible capital equal to 1.5% of total assets as adjusted under the OTS regulations, core capital equal to 3% of such adjusted total assets and total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets. Tangible capital is defined, generally, as common stockholders' equity (including the Bank's equity as a mutual institution), certain noncumulative perpetual preferred stock and related earnings and minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain purchased mortgage servicing rights) and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. The Bank's tangible capital at March 31, 1998 was $10.6 million. Core capital is equal to tangible capital plus certain qualifying supervisory goodwill and certain purchased credit card relationships. At March 31, 1998, the Bank had no core capital which was not also tangible capital.

      In determining compliance with the risk-based capital requirement, a savings association computes its risk-weighted assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as established by the OTS based on the perceived risks inherent in the type of asset. Supplementary capital for determining compliance with the risk-based capital requirement includes cumulative and other perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses. The allowance for loan and lease losses includable in supplementary capital is limited to 1.25% of risk-weighted assets, and supplementary capital cannot exceed the amount of core capital. The Bank has no supplementary capital except for its allowance for loan losses, which totaled $464,000 at March 31, 1998, compared to risk-weighted assets of $24.1 million. Therefore, only $301,000 of the allowance for loan losses was includable as supplementary capital for the purpose of calculating risk-based capital ratios.

      The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% of the portfolio value of the association's assets must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association such as the Bank with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed indefinitely the date that the component will first be deducted from an institution's total capital. The Bank believes that the rule will not have a material adverse effect on the Bank because of the Bank's capital ratios, which substantially exceed OTS requirements. See "Managements Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk - Net Portfolio Value."

      Limitations on Capital Distributions. OTS regulations impose limits on capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. These regulations apply to distributions by the Bank, but not to distributions by the Company. At least 30-days written notice must be given to the OTS of a proposed capital distribution by a savings association, and capital distributions in excess of specified earnings or by certain institutions must first be approved by the OTS. An association such as the Bank that satisfies all regulatory capital requirements and that is not otherwise restricted in making capital distributions may, after notifying the OTS, and provided that the capital distribution will not cause the association to fail to meet any regulatory capital requirement, make capital distributions during a calendar year equal to the greater of (a) 100% of its net earnings during the current calendar year plus the amount that would reduce by one-half the excess of its capital over its capital requirements at the beginning of the calendar year, or
(b) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. The OTS can prohibit a proposed capital distribution if the OTS has determined that the association is in need of more than normal supervision or if it determines that a proposed distribution would constitute an unsafe or unsound practice. See " Prompt Corrective Action."

      Liquidity. The Bank must maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of a percentage of its net withdrawable deposit accounts plus short-term borrowings. The applicable percentage, currently 4%, may be changed from time to time by the OTS within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's liquidity ratio, for March 1998, calculated in accordance with OTS regulations, was 33%.

      Assessments. Savings associations must pay assessments to the OTS to fund the operations of the OTS. The general assessment, paid on a semi-annual basis, is computed upon the savings association's total assets, including consolidated subsidiaries. The Bank's annual OTS assessment for the year ended September 30, 1997 was $18,729. As a New York chartered savings and loan association, the Bank also pays assessments and examination fees to the New York State Banking Department, which totaled $2,380 in fiscal 1997. As a federal savings bank, the Bank will pay assessments to the OTS but will no longer pay assessments and examination fees to the New York State Banking Department.

      Branching. As a federal savings bank, the Bank will be permitted to open branches throughout New York State. Subject to certain limitations, the Bank may also establish branches in any state of the United States if either (a) the state expressly authorizes branches of savings associations located in another state or (b) the Bank satisfies certain requirements under the Internal Revenue Code of 1986 similar to those for a "qualified thrift lender" under the HOLA. See "-QTL Test." This authority preempts any state law purporting to regulate branching by federal savings associations. The Bank has no present plans to open a branch outside New York State.

      Community Reinvestment. Under the federal Community Reinvestment Act (the "CRA"), a savings association must, consistent with its safe and sound operation, help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop products and services that it believes are best suited to its particular community. The OTS, in connection with its examination of a savings association, must assess the association's record of meeting the credit needs of its community and must take such record into account in its evaluation of certain applications by such association. The CRA rating system focuses on three tests: (a) a lending test, to evaluate the Bank's record of investing in home mortgage and small business loans, community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; (b) an investment test, to evaluate the Bank's investments made to benefit its community; and (c) a service test, to evaluate the Bank's delivery of retail banking services. The CRA also requires all institutions to make public disclosure of their CRA ratings. As a New York chartered savings and loan association, the Bank is also subject to comparable state community reinvestment laws and regulations implemented by the New York State Banking Department. The Bank received a "satisfactory" CRA rating in its most recent OTS and New York State Banking Department examinations.

      Transactions With Related Parties. The Bank's authority to engage in transactions with its "Affiliates" is limited by the OTS regulations and by Sections 23A and 23B of the Federal Reserve Act. In general, an affiliate of the Bank is any company that controls the Bank or any other company that is controlled by a company that controls the Bank, excluding the Bank's subsidiaries other than those that are insured depository institutions. OTS regulations prohibit a savings association (a) from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the BHC Act and (b) from purchasing the securities of any affiliate other than a subsidiary. Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings association and also limits the aggregate amount of transactions with all affiliates to 20% of the savings association's capital and surplus. Extensions of credit to affiliates must be secured by certain specified collateral, and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are at least as favorable to the association as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies.

      The Bank's authority to extend credit to its directors, executive officers, and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the association's capital. In addition, extensions of credit in excess of certain limits must be approved by the association's board of directors. However, recent legislation permits the Bank to make loans to executive officers, directors and principal shareholders ("insiders") on preferential terms, provided the extension of credit is made pursuant to a benefit or compensation program of the Bank that is widely available to employees of the Bank or its affiliates and does not give preference to any insider over other employees of the Bank or affiliate. The Bank has no such benefit or compensation programs.

      Enforcement. The OTS has primary enforcement responsibility over savings associations and has the authority to bring enforcement action against all "institution-affiliated parties," including any controlling stockholder or any stockholder, attorney, appraiser or accountant who knowingly or recklessly participates in any violation of applicable law or regulation or breach of fiduciary duty or certain other wrongful actions that causes or is likely to cause more than a minimal loss or other significant adverse effect on an insured savings association. Civil penalties range from $5,000 for each day during which violations of law, regulations, orders, and certain written agreements and conditions continue, up to $1 million per day for such violations if the person obtained a substantial pecuniary gain as a result of such violation or knowingly or recklessly caused a substantial loss to the institution. Criminal penalties for certain financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. In addition, regulators may take enforcement action against an institution that fails to comply with its regulatory requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship, or the termination of deposit insurance. The FDIC may recommend to the OTS that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director of the OTS, the FDIC has authority to take such action under certain circumstances.


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      Standards for Safety and Soundness. The OTS, together with the other federal bank regulatory agencies, has prescribed guidelines which establish minimum general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines also cover asset quality and earnings evaluation and monitoring as well. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the OTS may order an institution that has been given notice by the OTS that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If an institution then fails to submit an acceptable plan or fails in any material respect to implement an accepted compliance plan, the OTS must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" requirements described below. If an institution fails to comply with such an order, the OTS may seek enforcement in judicial proceedings and civil money penalties.

      Prompt Corrective Action. Under federal law, the OTS is required to take prompt action to correct deficiencies in undercapitalized savings associations. A savings association is categorized as ""well capitalized" or "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 10.0% or 8.0%, respectively, its ratio of core capital to risk-weighted assets is at least 6.0% or 4.0%, respectively, its ratio of core capital to total assets is at least 5.0% or 4.0% (3.0% if the institution has the best supervisory rating), respectively, and it is not subject to any order or directive by the OTS to meet a specific capital level. Savings associations that do not meet these standards are classified as "undercapitalized." A savings association with a total risk-based capital ratio of less than 6.0% or a core capital ratio of less than 3.0% is considered to be "significantly undercapitalized." A savings association with a tangible capital to assets ratio of 2% or less is deemed to be "critically undercapitalized." The Bank qualifies as "well capitalized" on the basis of its existing capital ratios and regulatory classification. See "--Capital Requirements."

      Dividends, other capital distributions or the payment of management fees to any controlling person are prohibited if, following such distribution or payment, an association would be undercapitalized. An undercapitalized association must file a plan to restore its capital within 45 days after being notified that it is undercapitalized. Undercapitalized, significantly undercapitalized and critically undercapitalized institutions are subject to increasing prohibitions on permitted activities, and increasing levels of regulatory supervision, based upon the severity of their capital problems. The OTS is required to monitor closely the condition of an undercapitalized association. Enforcement action taken by the OTS can escalate to the appointment of a conservator or receiver of a critically undercapitalized institution. When appropriate, the OTS can also require corrective action by a savings association holding company under the "prompt corrective action" requirements.

      Insurance of Deposit Accounts. Deposit insurance premiums payable to the FDIC are based upon a system which categorizes insured institutions based upon their perceived risks to the FDIC insurance fund. The FDIC assigns an institution to one of three capital categories: (a) well capitalized, (b) adequately capitalized or (c) undercapitalized. The FDIC also assigns an institution to one of three supervisory categories based on an evaluation by the institution's primary federal regulator and information that the FDIC considers relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Deposit insurance premiums depend on an institution's capital and supervisory categories. At present, the Bank pays no regular deposit insurance premiums based upon its risk-based categorization. However, the Bank is required to pay a share of the cost of the bonds issued in the late 1980s to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. The Bank must pay an annual assessment for this purpose, currently equal to approximately 0.065% of its insured deposits, which is recorded as a deposit insurance expense for financial statement purposes.

      Federal Home Loan Bank System. The Bank is a member of the FHLBNY, which is one of the regional Federal Home Loan Banks composing the Federal Home Loan Bank System. Each Federal Home Loan Bank acts as a central credit facility for its member institutions. The Bank must own shares of capital stock in the FHLBNY at least


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equal to the greater of 1% of the principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year or 5% of its advances from the FHLBNY. At March 31, 1998, the Bank held $379,000 of capital stock of the FHLBNY, which satisfied this requirement and it had no FHLBNY borrowings. During the three months ended March 31, 1998, the FHLBNY paid a 7.4% (annualized) dividend on its capital stock. If the Bank materially increases its residential mortgage loans, or obtains significant advances from the FHLBNY, the Bank would be required to increase its investment in FHLBNY capital stock. Advances from the FHLBNY must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

      The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the FHLBNY can pay as dividends to its members and could also result in the FHLBNY imposing a higher rate of interest on advances. Further, there can be no assurance that the impact of current or future federal laws on the FHLBNY or of economic conditions will not also cause a decrease in the value of FHLBNY capital stock.

      The Federal Reserve System. The Bank is required, under the regulations of the Federal Reserve Board ("FRB"), to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Bank is generally able to satisfy the reserve requirements with cash on hand and other non-interest bearing deposits which it maintains for other purposes, so the reserve requirements do not impose a material burden on the Bank.

HOLDING COMPANY REGULATION

           The Mutual Holding Company and the Company will be nondiversified mutual savings and loan holding companies. As such they must register with the OTS and are subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Mutual Holding Company and the Company and its non-savings association subsidiaries, if any. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. As federal corporations, the Company and the Mutual Holding Company are generally not subject to state business laws regulating the powers or operations of business organizations.

      Pursuant to Section 10(o) of the HOLA and OTS regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as the Company may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company;
(iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings association subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company;
(viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any nonconforming activities and divest any nonconforming investments.


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      A savings and loan association holding company may not, directly or indirectly, or through one or more subsidiaries, acquire another savings association or holding company thereof without prior written approval of the OTS; acquire or retain, with certain exceptions, more than 5% of a savings association or holding company that is not a subsidiary, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquire or retain control of a depository institution that is not insured by the FDIC. In evaluating an application by a holding company to acquire a savings association, the OTS must consider the financial and managerial resources and future prospects of the company and savings association involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

      The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

      Waivers of Dividends by the Mutual Holding Company. OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of its right to receive dividends from a subsidiary savings association or an intermediate tier holding company, such as the Company. The OTS reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction to the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the mutual holding company.

      Conversion of the Mutual Holding Company to Stock Form. OTS regulations permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization (a "Conversion Transaction"). The Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to the Company (the "New Holding Company"), the Mutual Holding Company's corporate existence would end, and certain depositors of the Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of Common Stock held by Public Stockholders would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that after the Conversion Transaction, subject to the Dividend Waiver Adjustment described below and any adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be outstanding shares of the New Holding Company issued to Public Stockholders in exchange for their Common Stock would be equal to the percentage of the outstanding shares of Common Stock held by Public Stockholders immediately prior to the Conversion Transaction. The total number of shares held by Public Stockholders after the Conversion Transaction would also be affected by any purchases by such persons in the offering that would be conducted as part of the Conversion Transaction.

      The Dividend Waiver Adjustment would decrease the percentage of the to-be outstanding shares of common stock of the New Holding Company issued to Public Stockholders in exchange for their shares of Common Stock to reflect (i) the aggregate amount of dividends waived by the Mutual Holding Company and (ii) assets other than Common Stock held by the Mutual Holding Company. Pursuant to the Dividend Waiver adjustment, the percentage of the to-be outstanding shares of the New Holding Company issued to Public Stockholders in exchange for their


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shares of Common Stock would be equal to the percentage of the outstanding shares of Common Stock held by Public Stockholders multiplied by the Dividend Waiver Fraction. The Dividend Waiver Fraction is equal to the product of (a) a fraction, of which the numerator is equal to the Company's stockholders' equity at the time of the Conversion Transaction less the aggregate amount of dividends waived by the Mutual Company and the denominator is equal to the Company's stockholders' equity at the time of the Conversion Transaction, and (b) a fraction, of which the numerator is equal to the appraised pro forma market value of the New Holding Company minus the value of the Mutual Holding Company's assets other than Common Stock and the denominator is equal to the pro forma market value of the New Holding Company.

FEDERAL SECURITIES LAWS

      Upon completion of the Reorganization, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, reporting, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

      Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of the Company or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                                    TAXATION

GENERAL

      The following is a discussion of material tax matters and does not purport to be a comprehensive description of the Federal and State income tax rules applicable to the Bank or the Company. For a discussion of the tax consequence of the Reorganization, see "The Reorganization - Effects of Reorganization on Depositors and Borrowers--Tax Effects."

FEDERAL TAXATION

      General. The Bank is taxed for Federal income tax purposes in accordance with the Internal Revenue Code of 1986, as amended, in substantially the same manner as all other business corporations, subject to certain special provisions applicable to financial institutions. The Bank has not been audited by the Internal Revenue Service during the last five years. For Federal income tax purposes, after the Reorganization, the Company and the Bank will file consolidated income tax returns and will be subject to Federal income taxation in the same manner as other corporations, but generally subject, as to the Bank, to the same special provisions applicable to financial institutions filing tax returns on an unconsolidated basis.

      Bad Debt Deduction. In 1996, the Internal Revenue Code was amended, effective for tax years beginning in 1996, to change the method by which the Bank may take tax deductions for bad debts. The Bank is now required, for Federal income tax purposes, to use the experience method in determining its tax bad debt deduction, which generally permits tax deductions for bad debts based upon a six year moving average of actual loan loss experience.

      Distributions. If the Bank makes certain types of distributions ("non-dividend distributions") to the Company which are not in the nature of dividends, such distributions will be considered to have been made first from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987


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which are not part of excess reserves). An amount based on the non-dividend distribution will be included in the Bank's income for tax purposes. Non-dividend distributions subject to this rule include distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for Federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits are not subject to this rule.

      The amount of additional taxable income caused by a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if after the Reorganization, the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such non-dividend distribution would be includable in income for Federal income tax purposes, assuming a 34% Federal corporate income tax rate. The Company and the Bank do not anticipate that the Bank will pay any non-dividend distributions to the Company after the Reorganization. See "Regulation" and "Dividend Policy" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

      Corporate Alternative Minimum Tax. The Internal Revenue Code imposes a tax on alternative minimum taxable income at a rate of 20%. In general, the alternative minimum tax is imposed if, because of high levels of certain deductions and tax-exempt income, there is a substantial difference between a corporation's gross income and its taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover to future years.

      Dividends Received Deduction. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from domestic corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company and the Bank own more than 20% of the stock of a corporation paying a dividend. Under pending legislative proposals, the 70% dividends received deduction would be reduced to 50% with respect to dividends paid after enactment of such legislation.

NEW YORK STATE TAXATION

      General. The Bank and the Company will report income on a combined basis to New York State. New York State franchise tax on banking corporations is imposed in an amount equal to the greater of (i) 9% of the Bank's "entire net income" allocable to New York State during the taxable year or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) .01% of the value of the Bank's assets allocable to New York State with certain modifications, (b) 3% of the Bank's "alternative entire net income" allocable to New York State or (c) $250. Entire net income is based on Federal taxable income, subject to certain modifications and "alternative entire net income" is equal to entire net income without certain deductions.

      Bad Debt Deduction. The Bank is currently using a six year moving average experience method, similar to the Federal method, to calculate the New York bad debt deduction.

             RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK

GENERAL

      The following discussion is a general summary of certain regulatory restrictions on the acquisition of the Common Stock. In addition, the following discussion generally summarizes certain provisions of the charter of the Company and certain regulatory provisions that may be deemed to have an "anti-takeover" effect.


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THE MUTUAL HOLDING COMPANY STRUCTURE

      Under OTS regulations, the Plan of Reorganization, and the charter of the Company, at least a majority of the Company's voting shares must be owned by the Mutual Holding Company. The Mutual Holding Company will be controlled by its Board of Directors, which will initially consist of the same persons who are members of the Board of Directors of the Bank and the Company. The Mutual Holding Company will be able to elect all members of the Board of Directors of the Company, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote, except for matters that require a vote greater than a majority or matters which, pursuant to OTS policy, require the approval of the Public Stockholders of the Company. The Mutual Holding Company, acting through its Board of Directors, will be able to control the business and operations of the Company and the Bank, and will be able to prevent any challenge to the ownership or control of the Company by the Public Stockholders. Accordingly, a change in control of the Company and the Bank cannot occur unless the Mutual Holding Company first converts to the stock form of organization. Although OTS regulations and policy and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization, the Board of Directors has no current plan to do so.

PROVISIONS OF THE COMPANY'S CHARTER

      General. In addition to the anti-takeover aspects of the mutual holding company structure, the following discussion is a general summary of certain provisions of the Company's charter and certain other regulatory provisions which will restrict the ability of stockholders to influence management policies, and which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's and the Bank's proposed charter, reference should be made in each case to the document in question, each of which is part of the Bank's application to the OTS and the Company's Registration Statement filed with the SEC. See "Additional Information."

      Classified Board of Directors and Related Provisions. The Company's Charter provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class hold office for terms of three years and until their successors are elected and qualified. One class is elected annually. Management of the Company believes that the staggered election of directors tends to promote continuity and stability of management but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

      Absence of Cumulative Voting. The Company's Charter provides that there shall be no cumulative voting rights in the election of directors.

      Authorization of Preferred Stock. The Company's Charter authorizes shares of serial preferred stock, without par value. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law; and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, conversion rights of such shares. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. Therefore, the potential issuance of preferred stock could itself deter a future takeover attempt, without the preferred stock actually being issued. The Board of Directors has no present plans or understandings to issue any preferred stock but it may issue preferred stock in the future on terms which the Board considers to be in the best interests of the Company and its stockholders.

      Restrictions on Acquisitions of Securities. The Company's Charter provides that for five years after the effective date of the charter, no person other than the Mutual Holding Company may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Company. In addition, during those five years, all shares beneficially owned in violation of the 10% limit shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter


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


submitted to stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

      Special Meeting of Stockholders. The Company's Charter provides that for five years after the effective date of the Charter, special meetings of stockholders relating to changes in control of the Company or amendments to the Charter may be called only by the Board of Directors.

CHANGE IN BANK CONTROL ACT AND SAVINGS AND LOAN HOLDING COMPANY PROVISIONS OF THE HOLA

      The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings and loan holding company unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings and loan holding company without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination, and regulation by the OTS. Pursuant to federal regulations, control of a savings and loan holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of the institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings and loan holding company, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Company.

ANTI-TAKEOVER EFFECTS OF COMPENSATION ARRANGEMENTS

      Under present OTS policy, the Stock Option Plan and the Restricted Stock Plan may not provide for accelerated benefits to participants in the event of a change in control of the Company or the Bank. However, if OTS policy changes, or if the plans are either not implemented for at least one year after the Reorganization or stockholder approval of an amendment of the plans is obtained at least one year after the Reorganization, then accelerated vesting in the event of a change in control could be added to those plans. See "Management of the Bank - Benefits - Stock Option Plan," and "-Benefits - Restricted Stock Plan." The addition of accelerated vesting in the event of a change in control deter offers to acquire the outstanding shares of the Company which might be viewed by stockholders to be in their best interests.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

      The Company is authorized to issue 9,000,00 shares of Common Stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). The Company currently expects to issue up to 4,077,708 shares of Common Stock and no shares of Preferred Stock in the Reorganization, including shares issued to the Mutual Holding Company. Except for shares issued in connection with the Reorganization, the Company presently does not have plans to issue Common Stock. However, authorized but unissued shares of Common Stock could be used to fund the Stock Option Plan or the Restricted Stock Plan.

      Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock, except to the extent that OTS policy or regulations require the affirmative vote of the Public Stockholders before certain actions are taken. Upon payment of the purchase


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price for the Common Stock, in accordance with the Plan of Reorganization, all such stock will be duly authorized, fully paid and nonassessable.

      The Common Stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

      Under OTS policy and regulations, no voting stock of the Company may be issued unless it is first offered to the depositors of the Bank in a subscription offering comparable to the subscription offering made by this Prospectus. The OTS has the authority to waive this restriction.

COMMON STOCK

      Dividends. The Company is not subject to OTS regulations on the amount of dividends that it may pay. However, OTS regulations put limits on the ability of the Mutual Holding Company to waive any dividend from the Company. A waiver might result in an adjustment in the pro rata shares of the Mutual Holding Company versus the Public Stockholders if there is a future conversion of the Mutual Holding Company to the stock form of organization. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available to pay dividends. If the Company issues preferred stock, the holders of it may have a priority over the holders of the Common Stock with respect to dividends.

      Voting Rights. Upon the Reorganization, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under federal law or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share. Stockholders will not have any right to cumulate votes in the election of Directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. The Mutual Holding Company will have the power to vote a majority of the outstanding Common Stock, and thus will be able to control the outcome of most matters that will come before the stockholders of the Company for a vote. However, OTS policy currently requires that the Stock Option Plan, the Restricted Stock Plan, and any full conversion of the Mutual Holding Company must be approved by a majority of the Public Stockholders of the Company, excluding the stock owned by the Mutual Holding Company.

      As a mutual savings and loan association, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors. Subsequent to Reorganization, voting rights will be vested exclusively in the Company as the sole owner of the shares of capital stock of the Bank, and voting rights will be exercised at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

      Liquidation. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

      Preemptive Rights; Redemption. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. However, under OTS regulations, the depositors of the Bank will have the priority right to subscribe to purchase Common Stock or other voting stock of the Company in most circumstances. The Common Stock is not subject to redemption.

PREFERRED STOCK

      None of the shares of the Company's authorized preferred stock will be issued in the Reorganization. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine, subject to OTS regulation. The Board of Directors can, without stockholder approval, issue preferred stock with certain preferred rights. However, OTS regulations prohibit the issuance of such stock, if it has voting rights, unless either it is first offered to the depositors of the Bank or the issuance otherwise receives the approval of the OTS. The Company presently does not have plans to issue preferred stock.

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the Common Stock is Registrar and Transfer Company.

                                     EXPERTS

      The financial statements of Gouverneur Savings and Loan Association as of September 30, 1997 and 1996, and for each of the years in the three-year period ended September 30, 1997, have been included herein and in the registration statement filed with the SEC in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      Keller and Company, Inc. has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Reorganization and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

      The legality of the Common Stock and the federal income tax consequences of the Reorganization will be passed upon for the Bank and Company by Serchuk & Zelermyer, LLP, White Plains, New York, counsel to the Bank and Company. Certain legal matters will be passed upon for First Albany Corporation by Gallagher, Callahan and Gartrell, P.A., Concord, New Hampshire.

                             ADDITIONAL INFORMATION

      The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal of Keller and Company, Inc., which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http: //www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The Appraisal may also be inspected by Eligible Account Holders and Supplemental Eligible Account Holders at the offices of the Bank during normal business hours. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

      The Bank has filed an application with the OTS for approval of the Reorganization. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at Ten Exchange Place, Jersey City, New Jersey.

      In connection with the Reorganization, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Reorganization, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Reorganization.

      Copies of the charter and the bylaws of the Company and the Bank are available without charge from the Bank upon written or oral request.

                     GOUVERNEUR SAVINGS AND LOAN ASSOCIATION

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report ................................................F-2

Statements of Financial Condition at September 30, 1997 and 1996
  and at March 31, 1998 (unaudited)..........................................F-3

Statements of Income for the Years Ended September 30, 1997,
  1996 and 1995 and for the six months ended March 31, 1998 and 1997
  (unaudited)................................................................29

Statements of Equity for the Years Ended September 30, 1997,
  1996 and 1995 and the six months ended March 31, 1998 (unaudited)..........F-4

Statements of Cash Flows for the Years Ended September 30, 1997,
  1996 and 1995 and the six months ended March 31, 1998 and 1997
  (unaudited)................................................................F-5

Notes to Financial Statements................................................F-9

All data as of and for the six month periods ended March 31, 1998 and 1997 are unaudited

All financial statement schedules are omitted because the required information is not applicable or is included in the Financial Statements or related Notes.

The Financial Statements of the Company have been omitted because the Company has not yet issued any stock, has no assets, no liabilities and has not conducted any business other than of an organizational nature.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Gouverneur Savings & Loan Association:

We have audited the accompanying statements of financial condition of Gouverneur Savings & Loan Association as of September 30, 1997 and 1996, and the related statements of income, net worth and cash flows for each of the years in the three-year period ended September 30, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gouverneur Savings & Loan Association as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1997 in conformity with generally accepted accounting principles.


                                             /s/ KPMG Peat Marwick LLP

Syracuse, New York
May 21, 1998

                      GOUVERNEUR SAVINGS & LOAN ASSOCIATION

                        Statements of Financial Condition

                March 31, 1998 and September 30, 1997 and 1996
                                (In thousands)

                                                                September 30,
                                                 March 31,    -----------------
                     ASSETS                        1998        1997       1996
                                                -----------   ------     ------
                                                (unaudited)

Cash and due from banks ....................... $  1,055       1,283      1,159
Interest-bearing deposits with other banks ....    2,763       1,203      2,280
Time deposits with other banks ...............     --          --          500
Securities available-for-sale, at fair value ..    8,632       7,903     10,817
Securities held-to-maturity (fair value of
    $7,147 (unaudited) in 1998, $8,636 in
    1997 and $5,309 in 1996) ..................    7,121       8,660      5,416
Loans, net of deferred fees ...................   34,756      35,253     33,438
      Less allowance for loan losses ..........     (464)       (403)      (479)
                                                --------      ------     ------
           Net loans ..........................   34,292      34,850     32,959
Premises and equipment, net ...................      288         268        294
Federal Home Loan Bank stock, at cost .........      379         375        338
Accrued interest receivable ...................      301         295        313
Real estate owned .............................      176         157        149
Other assets ..................................       85         178        122
                                                --------      ------     ------
                                                $ 55,092      55,172     54,347
                                                ========      ======     ======

             LIABILITIES AND NET WORTH
Liabilities:
    Deposits:
      Demand accounts ......................... $    142         113         43
      Savings and club accounts ...............   15,022      14,878     15,158
      Time certificates .......................   22,562      22,843     23,241
      NOW and money market accounts ...........    5,197       5,742      5,060
                                                --------      ------     ------
           Total deposits .....................   42,923      43,576     43,502

    Advance payments by borrowers for
      property taxes and insurance ............      116          45         74
    Other liabilities .........................      930         862        778
                                                 --------      ------     ------
           Total liabilities ..................   43,969      44,483     44,354
                                                  ------      ------     ------

Commitments and contingencies (note 10)

Net worth:
    Surplus fund ..............................    1,524       1,524      1,524
    Retained earnings .........................    9,091       8,785      8,248
    Net unrealized gain on securities,
      net of taxes ............................      508        380         221
                                                --------      ------     ------
           Total net worth ....................   11,123      10,689      9,993
                                                --------      ------     ------
                                                $ 55,092      55,172     54,347
                                                ========      ======     ======

See accompanying notes to financial statements

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

                            Statements of Net Worth

                       Six-months ended March 31, 1998 and
                  years ended September 30, 1997, 1996 and 1995
                                 (In thousands)


                                                                            Net Unrealized
                                                    Surplus      Retained   Gain (Loss) on
                                                     Fund        Earnings     Securities     Total
                                                    ------       --------   --------------   ------
Balance at September 30, 1994 ...................   $1,524        7,202           16          8,742

Net income ......................................     --            594         --              594

Changes in net unrealized gain (loss)
  on securities, net of taxes of $89 ............     --           --            130            130
                                                    ------        -----          ---         ------

Balance at September 30, 1995 ...................    1,524        7,796          146          9,466

Net income ......................................     --            452         --              452

Changes in net unrealized gain (loss) on
  securities, net of taxes of $50 ...............     --           --             75             75
                                                    ------        -----          ---         ------

Balance at September 30, 1996 ...................    1,524        8,248          221          9,993

Net income ......................................     --            537         --              537

Changes in net unrealized gain (loss) on
  securities, net of taxes of $109 ..............     --           --            159            159
                                                    ------        -----          ---         ------

Balance at September 30, 1997 ...................    1,524        8,785          380         10,689
                                                    ------        -----          ---         ------

Net income (unaudited) ..........................     --            306         --              306

Changes in net unrealized gain (loss) on
  securities, net of taxes of $83 (unaudited) ...     --           --            128            128
                                                    ------        -----          ---         ------

Balance at March 31, 1998 (unaudited) ...........   $1,524        9,091          508         11,123
                                                    ======        =====          ===         ======


See accompanying notes to financial statements.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

                            Statements of Cash Flows

                  Six-months ended March 31, 1998 and 1997 and years ended September 30, 1997, 1996 and 1995
                                 (In thousands)

                                                            Six-months
                                                              ended
                                                             March 31,          Years ended September 30,
                                                       ------------------      ---------------------------
                                                         1998        1997       1997       1996       1995
                                                       -------      -----      -----      -----      -----
                                                            (unaudited)

Cash flows from operating activities:
  Net income .......................................   $   306        296        537        452        594
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization ................        29         34         58         66         59
      (Increase) decrease in accrued interest
        receivable .................................        (6)        37         18         (8)       (50)
      Provision for loan losses ....................        85         70        250       --          190
      Net  losses on sales of securities ...........      --            5         23       --           17
      Net losses (gains) on sale of real
        estate owned ...............................         2         38         41       --          (12)
      Net amortization (accretion) of
        premiums/discounts .........................         3         (1)         3        (24)       (22)

      Increase (decrease) in other liabilities .....        (7)      (758)      (104)       338        315
      Deferred income taxes ........................        (3)       170        134        (57)        (8)
      Decrease (increase) in other assets ..........        93          7       (110)         7        (12)
                                                       -------      -----      -----      -----      -----
         Net cash provided by operating
           activities ..............................       502       (102)       850        774      1,071
                                                       -------      -----      -----      -----      -----
Cash flows from investing activities:
  Decrease (increase) in time deposits with
    other banks ....................................      --         (500)       500      2,800     (3,300)
  Net increase (decrease) in loans .................       405       (371)    (2,350)      (772)       756
  Proceeds from sales of securities available-
    for-sale .......................................       836      1,860      3,431      1,182      2,090
  Proceeds from maturities and principle
    reductions of securities available-for-sale ....     1,000      1,500      2,500      3,000        500
  Purchases of securities available-for-sale .......    (2,353)      (947)    (2,767)    (4,301)    (2,705)
  Purchases of securities held-to-maturity .........      (714)    (3,206)    (4,738)    (1,773)      (607)
  Proceeds from maturities and principle
    reductions of securities held-to-maturity ......     2,249        510      1,486        853        578
  Proceeds from sale of real estate owned ..........        47        102        160        303        500
  Additions to premises and equipment ..............       (49)        (6)       (32)       (68)       (16)
  (Purchase) sale of FHLB stock ....................        (4)       (37)       (37)        10         22
                                                       -------      -----      -----      -----      -----
          Net cash provided (used) by
            investing activities ...................     1,417     (1,095)    (1,847)     1,234     (2,182)
                                                       -------      -----      -----      -----      -----
Cash flows from financing activities:
  (Decrease) increase in deposits ..................      (658)       109         73       (692)       447
  Increase (decrease) in advance payments by
    borrowers for property taxes and insurance .....        71         22        (29)      (100)       (40)
                                                       -------      -----      -----      -----      -----
          Net cash provided (used) by
            financing activities ...................      (587)       131         44       (792)       407
                                                       -------      -----      -----      -----      -----
Net increase (decrease) in cash and cash equivalents     1,332     (1,066)      (953)     1,216       (704)
Cash and cash equivalents at beginning of period ...     2,486      3,439      3,439      2,223      2,927
                                                       -------      -----      -----      -----      -----
Cash and cash equivalents at end of period .........   $ 3,818      2,373      2,486      3,439      2,223
                                                       =======      =====      =====      =====      =====

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

                  Six-months ended March 31, 1998 and 1997 and
                 years ended September 30, 1997, 1996 and 1995
                                 (In thousands)

                                         Six-months
                                           ended
                                          March 31,    Years ended September 30,
                                        ------------   -------------------------
                                        1998    1997    1997     1996     1995
                                        ----    ----    ----     ----     ----
                                           (unaudited)
SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:
    Non-cash investing activities:
      Additions to real estate owned .. $ 68     142      208      322      320
    Cash paid during the year for:
      Interest ........................  936     945    1,896    1,980    1,823
      Income taxes ....................  --      193      384      355      361
                                        ====     ===    =====    =====    =====

          See accompanying notes to consolidated financial statements.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

                         Notes to Financial Statements

              Six-Months Ended March 31, 1998 and 1997 (unaudited)
                  and years ended September 30, 1997 and 1996

(1) Business

    Gouverneur Savings & Loan Association (the "Bank") is organized under the laws of New York. The Association is subject to regulation by the New York State Banking Department and the Office of Thrift Supervision (OTS) as a mutual savings and loan association. The Bank's lending activity is concentrated in St. Lawrence County and surrounding areas.

(2) Summary of Significant Accounting Policies

    (a) Basis of Presentation

        The statements of financial condition as of March 31, 1998 and the related statements of income and cash flows for the six month periods ended March 31, 1998 and 1997 and changes in net worth for the six month period ended March 31, 1998 are unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation as of March 31, 1998 and for the results for the unaudited periods have been made.

        The financial statements have been prepared in conformity with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to the current year's classifications. A description of the significant accounting policies is presented below. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

    (b) Cash and Cash Equivalents

        Cash and cash equivalents include vault cash, amounts due from banks which represents short-term highly liquid investments, and time deposits with other banks.

    (c) Securities

        The Bank classifies its debt securities as either available-for-sale or held-to-maturity as the Bank does not hold any securities considered to be trading. Equity securities are classified as available-for-sale. Held-to-maturity securities are those debt securities the Association has the ability and intent to hold until maturity. All other debt securities are classified as available-for-sale.

        Available-for-sale securities are recorded at fair value.
        Held-to-maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of net worth until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

        A decline in the fair value of an available-for-sale or held-to-maturity security that is deemed to be other than temporary results in a charge to earnings resulting in the establishment of a new cost basis for the security.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(2) Summary of Significant Accounting Policies, Continued

    (c) Securities, Continued

        Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses on securities are included in earnings and are calculated using the specific identification method, for determining the cost of the securities sold.

    (d) Loans

        Loans are reported at the principal amount outstanding, net of deferred fees. Fees and certain direct origination costs related to lending activities are recognized using the interest method over the lives of the loans. Management has the ability and intent to hold its loans to maturity.

        Interest on loans is accrued and included in income at contractual rates applied to the principal outstanding. The accrual of interest on loans (including impaired loans) is generally discontinued and previously accrued interest is reversed or an allowance is established when loan payments are 90 days or more past due or when, by the judgment of management, collectibility becomes uncertain. The allowance is established by a charge to interest income equal to all interest previously accrued. Subsequent recognition of income occurs only to the extent that payment is received. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.

    (e) Allowance for Loan Losses

        The allowance for loan losses consists of the provision charged to operations based upon past loan loss experience, management's evaluation of the loan portfolio under current economic conditions and such other factors that require current recognition in estimating loan losses. Loan losses and recoveries of loans previously written-off are charged or credited to the allowance as incurred or realized, respectively.

        Management believes that the allowance for loan losses is adequate. Management uses presently available information to recognize losses on loans; however, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(2)  Summary of Significant Accounting Policies, Continued

     (e)  Allowance for Loan Losses, Continued

          The Bank estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Generally, all commercial mortgage loans and commercial loans in a delinquent payment status (90 days or more delinquent) are considered impaired. Residential mortgage loans, consumer loans, home equity lines of credit and education loans are evaluated collectively since they are homogenous and generally carry smaller individual balances. Impairment losses are included as a component of the allowance for loan losses. The Bank recognizes interest income on impaired loans using the cash basis of income recognition. Cash receipts on impaired loans are generally applied according to the terms of the loan agreement, or as a reduction of principal, based upon management judgment and the related factors discussed above.

     (f)  Real Estate Owned

          Real estate acquired in settlement of loans is carried at the lower of the unpaid loan balance or fair value less estimated costs to sell. Write-downs from the unpaid loan balance to fair value at the time of foreclosure are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of disposal costs, are charged to other expenses.

     (g)  Premises and Equipment

          Land is carried at cost and buildings and improvements and furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (3-39 years for building and improvements; 3-7 years for furniture and equipment).

     (h)  Employee Benefit Plans

          The Bank has a defined contribution 401(k) Retirement Plan (the Plan) for all eligible salaried employees. Employees are permitted to contribute up to 15% of base pay to the Retirement Plan, subject to certain limitations. The Bank contributes 2% of each eligible employee's salary. Additional Bank contributions to the Plan are determined annually by the Board of Directors.

     (i)  Income Taxes

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(2)  Summary of Significant Accounting Policies, Continued

     (j)  Financial Instruments With Off-Balance Sheet Risk

          The Bank does not engage in the use of derivative financial instruments. The Bank's off-balance sheet financial instruments are limited to commitments to extend credit.

(3)  Securities

     Securities are summarized as follows (in thousands):

                                                March 31, 1998
                                   --------------------------------------------
                                                    Gross       Gross
                                   Amortized     Unrealized  Unrealized   Fair
                                     Cost           Gains      Losses     Value
                                   ---------     ----------  ----------   ------
                                                 (unaudited)
Available-for-sale:
  U.S. Government securities        $3,999            13          2       4,010
  Other                                257             1         --         258
                                    ------           ---         --       -----
    Total debt securities            4,256            14          2       4,268

  Corporate equity securities           17           832         --         849
  Mutual funds                       3,513             2         --       3,515
                                    ------           ---         --       -----
                                    $7,786           848          2       8,632
                                    ======           ===         ==       =====

Held-to-maturity:
  Mortgage-backed securities         7,111            34         17       7,128
  Other securities                      10             9         --          19
                                    ------           ---         --       -----
                                    $7,121            43         17       7,147
                                    ======           ===         ==       =====


                                                September 30, 1997
                                   ---------------------------------------------
                                                    Gross       Gross
                                   Amortized     Unrealized  Unrealized   Fair
                                     Cost           Gains      Losses     Value
                                   ---------     ----------  ----------   ------
Available-for-sale:
  U.S. Government securities        $2,998             9         --       3,007
  Corporate equity securities           17           614         --         631
  Mutual funds                       4,253            12         --       4,265
                                    ------           ---         --       -----
                                    $7,268           635         --       7,903
                                    ======           ===         ==       =====

Held-to-maturity:
  Mortgage-backed securities         8,650             3         36       8,617
      Other securities                  10             9         --          19
                                    ------           ---         --       -----
                                    $8,660            12         36       8,636
                                    ======           ===         ==       =====

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(3)  Securities, Continued

                                                September 30, 1996
                                   ---------------------------------------------
                                                    Gross       Gross
                                   Amortized     Unrealized  Unrealized   Fair
                                     Cost           Gains      Losses     Value
                                   ---------     ----------  ----------   ------
Available-for-sale:
  U.S. Government securities       $ 4,972           18          --       4,990
  Corporate equity securities           17          419          --         436
  Mutual funds                       5,461           --          70       5,391
                                   -------          ---         ---      ------
                                   $10,450          437          70      10,817
                                   =======          ===         ===      ======

Held-to-maturity:
  Mortgage-backed securities         5,406            2         116       5,292
  Other securities                      10            7          --          17
                                   -------          ---         ---      ------
                                    $5,416            9         116       5,309
                                    ======            =         ===      ======

The following table presents the carrying value and fair value of securities based on the earlier of call or maturity date at March 31, 1998 (unaudited):

                                                Amortized     Fair
                                                  Cost        Value
                                                ---------     -----
                                                   (In thousands)
Available-for-sale:
  Due within one year                            $  --          --
  Due after one year through five years           2,499       2,507
  Due after five years through ten years          1,500       1,503
  Due after ten years                               257         258
                                                 ------       -----
                                                 $4,256       4,268
                                                 ======       =====

Held-to-maturity:
  Due within one year                                10          19
  Due after one year through five years           3,993       3,986
  Due after five years through ten years          1,791       1,806
  Due after ten years                             1,327       1,336
                                                 ------       -----
                                                 $7,121       7,147
                                                 ======       =====

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(3)  Securities, Continued

     The following table presents the carrying value and fair value of securities based on the earlier of call or maturity date at September 30, 1997:

                                                Amortized     Fair
                                                  Cost        Value
                                                ---------     -----
                                                   (In thousands)
Available-for-sale:
  Due within one year                            $  499        500
  Due after one year through five years           1,499      1,508
  Due after five years through ten years          1,000        999
                                                 ------      -----
                                                 $2,998      3,007
                                                 ======      =====

Held-to-maturity:
  Due within one year                             1,657       1,666
  Due after one year through five years           3,525       3,488
  Due after five years through ten years          2,843       2,842
  Due after ten years                               635         640
                                                 ------       -----
                                                 $8,660       8,636
                                                 ======       =====

The amortized cost and fair value of mortgage-backed securities are presented by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

Gross gains of $0 were realized on sales of securities during the six months ended March 31, 1998 and 1997 (unaudited). Gross losses of $0 and $5,000 were realized on sales of securities during the six months ended March 31, 1998 and 1997 (unaudited), respectively. Gross gains of $20,000 were realized on sales of securities in 1997 and $0 in 1996 and 1995, and gross losses of $43,000, $400 and $17,000 were realized on sales of securities in 1997, 1996, and 1995, respectively.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(4)  Loans Receivable

     Loans are summarized as follows (in thousands):

                                                        September 30,
                                March 31,         ------------------------
                                  1998             1997              1996
                                -------           ------            ------
                              (unaudited)

First mortgage loans            $30,708           31,029            30,599
                                -------           ------            ------
Other loans:
  Commercial                        101               81                --
  Automobile                      1,422            1,283               426
  Home equity                       783              823               473
  Passbook                          476              475               439
  Other                           1,310            1,613             1,603
                                -------           ------            ------
                                  4,092            4,275             2,941
                                -------           ------            ------
     Total loans                 34,800           35,304            33,540

Less:
  Net deferred fees                  44               51               102
                                -------           ------            ------
                                $34,756           35,253            33,438
                                =======           ======            ======

     Changes in the allowance for loan losses are summarized as follows (in thousands):

                                   Six-months ended           Years ended
                                       March 31,             September 30,
                                    --------------      ----------------------
                                    1998      1997      1997     1996     1995
                                    ----      ----      ----     ----     ----
                                      (unaudited)
Balance at beginning of period      $403       479       479      602      466
Provision charged to
  operations                          85        70       250       --      190
Recoveries                            63        23        40       48      181
Loans charged off                    (87)     (256)     (366)    (171)    (235)
                                    ----      ----      ----     ----     ----
Balance at end of period            $464       316       403      479      602
                                    ====      ====      ====     ====     ====

Management believes it has no impaired loans at March 31, 1998 (unaudited) and September 30, 1997 and 1996.

The principal balances of loans not accruing interest amounted to approximately $348,000 (unaudited) and $565,000 and $697,000 at March 31, 1998, September 30,
1997 and 1996, respectively. The interest income foregone for non-accruing loans was approximately $12,000 and $10,000 during the six months ended March 31, 1998 and 1997 (unaudited), respectively and $24,000, $36,000 and $37,000 during the years ended September 30, 1997, 1996 and 1995, respectively.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(4)  Loans Receivable, Continued

     In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. Loans to such borrowers at March 31, 1998, September 30, 1997 and 1996 were $321,000 (unaudited), $390,000 and $399,000, respectively.

(5)  Premises and Equipment

     Premises and equipment are summarized as follows (in thousands):

                                              March 31,
                                                1998         1997         1996
                                                ----         ----         ----
                                             (unaudited)

Land                                            $ 30           30          30
Buildings and improvements                       465          465         465
Furniture and equipment                          381          336         314
                                                ----          ---         ---
                                                 876          831         809
Less accumulated depreciation and
  amortization                                   588          563         515
                                                ----          ---         ---
                                                $288          268         294
                                                ====          ===         ===

     Depreciation and amortization expense amounted to $29,000 and $34,000 during the six months ended March 31, 1998 and 1997 (unaudited), respectively and $58,000, $66,000 and $59,000 during the years ended September 30, 1997, 1996 and 1995, respectively.

(6)  Accrued Interest Receivable

     Accrued interest receivable is summarized as follows (in thousands):

                                              March 31,
                                                1998         1997         1996
                                                ----         ----         ----
                                             (unaudited)
Loans                                           $213          235         244
Securities                                       106           80         120
Reserve for uncollected interest                 (18)         (20)        (51)
                                                ----          ---         ---
                                                $301          295         313
                                                ====          ===         ===

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(7)  Deposits

     At March 31, 1998, September 30, 1997 and 1996, the aggregate amounts of time deposits in denominations of $100,000 or more were approximately $2,357,000 (unaudited), $3,054,000 and $2,760,000, respectively.

     Contractual maturities of time certificates are summarized as follows (in thousands):

                                                March 31,       September 30,
                                                  1998              1997
                                                 -------           ------
                                              (unaudited)

Within one year                                  $15,386           17,014
One through two years                              5,894            4,699
Two through three years                            1,166              853
Three through four years                             116              277
                                                 -------           ------
Total time certificates                          $22,562           22,843
                                                 =======           ======

     Interest expense on deposits is summarized as follows (in thousands):

                              Six-months ended             Years ended
                                  March 31,               September 30,
                              ---------------       ------------------------
                              1998       1997        1997     1996      1995
                              ----       ----        ----     ----      ----
                                (unaudited)

Savings and club accounts     $254        261         527       544       655
Time certificates              628        632       1,265     1,314     1,024
NOW accounts and money
  market accounts               54         52         104       122       144
                              ----        ---       -----     -----     -----
                              $936        945       1,896     1,980     1,823
                              ====        ===       =====     =====     =====

(8)  Income Taxes

     Income taxes were allocated as follows (in thousands):

                              Six-months ended             Years ended
                                  March 31,               September 30,
                              ---------------       ------------------------
                              1998       1997        1997     1996      1995
                              ----       ----        ----     ----      ----
                                (unaudited)

Income before income tax
  expense                     $208        201         335       297       416
Changes in net worth, for
  changes in unrealized
  gains on securities           83         24         109        50        89
                              ----        ---       -----     -----     -----
                              $291        225         444       347       505
                              ====        ===       =====     =====     =====

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(8)  Income Taxes, Continued

     The components of income tax expense attributable to income from operations are (in thousands):

                                  March 31,               September 30,
                              ---------------       ------------------------
                              1998       1997        1997     1996      1995
                              ----       ----        ----     ----      ----
                                (unaudited)
Current:
 Federal                      $173         29         168      290       337
 State                          38          2          33       64        87
                              ----        ---         ---      ---       ---
                               211         31         201      354       424
                              ----        ---         ---      ---       ---
Deferred:
 Federal                        (5)       134         106      (46)       (4)
 State                           2         36          28      (11)       (4)
                              ----        ---         ---      ---       ---
                                (3)       170         134      (57)       (8)
                              ----        ---         ---      ---       ---
                              $208        201         335      297       416
                              ====        ===         ===      ===       ===

     Actual tax expense attributable to income before income taxes differed from "expected" tax expense, computed by applying the U.S. Federal statutory tax rate of 34% to income before income tax as follows (in thousands):

                              Six-months ended             Years ended
                                  March 31,               September 30,
                              ---------------       ------------------------
                              1998       1997        1997     1996      1995
                              ----       ----        ----     ----      ----
                                (unaudited)

Computed "expected" tax
  expense                     $174        169         296       255     343
Increase (decrease) in
  income taxes resulting
  from:
    State taxes, net of
      Federal tax benefits      27         25          40        35      55
    Other items, net             7          7          (1)        7      18
                              ----        ---         ---       ---     ---
                              $208        201         335       297     416
                              ====        ===         ===       ===     ===

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(8)  Income Taxes, Continued

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are (in thousands):

                                                               September 30,
                                              March 31,      ----------------
                                                 1998        1997        1996
                                                 ----        ----        ----
                                             (unaudited)
Deferred tax assets:
  Allowance for loan losses                      $ 186        161         191
  Net deferred loan fees                            18         21          41
  Accrued expenses                                  33         54         156
  Other                                              9          9          --
                                                 -----       ----         ---
      Total gross deferred tax assets              246        245         388
                                                 -----       ----         ---
Deferred tax liabilities:
  Accumulated depreciation on premises
    and equipment                                   22         26          34
  Accrued interest receivable                      120        118         125
  Unrealized gains on available-for-sale
    securities                                     338        255         146
  Prepaid expenses                                  35         35          29
                                                 -----       ----         ---
      Total gross deferred tax liabilities         515        434         334
                                                 -----       ----         ---
      Net deferred tax assets (liabilities)      $(269)      (189)         54
                                                 =====       ====          ==

     Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Management believes that no valuation allowance is necessary.

     Included in the surplus fund at March 31, 1998 (unaudited) and September 30, 1997 is approximately $1,274,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stock, or if the institution fails to qualify as a bank for Federal income tax purposes, would result in taxable income to the Bank.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(9)  Retirement Plan

     The Bank adopted a 401(k) Retirement Plan (the Plan) effective July 1, 1997. The Plan covers all employees who are at least 21 years of age with one or more years of service. The Bank's basic monthly contribution to the plan is 2% of employees salary. Additional Bank contributions to the plan are determined annually by the Board of Directors. Participants may make voluntary contributions to the Plan up to 15% of their compensation. Costs of the Plan charged to expense during the six months ended March 31, 1998 and 1997 (unaudited) were $20,000 and $26,000, respectively. Costs of the plan charged to expense in 1997 was $41,000.

     Effective August 1, 1997, the Board of Directors of the Bank voted to convert the existing profit sharing plan into the new 401(k) plan. The profit sharing plan covered substantially all of the Bank's employees and contributions were made at the Bank's discretion. Profit sharing plan costs were $0 in 1997 as the plan was terminated. Profit sharing plan costs were $51,000 and $36,000 in 1996 and 1995, respectively.

(10) Commitments and Contingencies

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. Credit risk represents the accounting loss that would be recognized at the reporting date if obligated counterparties failed completely to perform as contracted. Market risk represents risk that future changes in market prices make financial instruments less valuable.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's evaluation of the customer's financial position. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Substantially all commitments to extent credit, if exercised, will represent loans secured by real estate.

     The Bank was committed to originate fixed and adjustable rate loans of approximately $355,000 (unaudited) and $571,000 at March 31, 1998 and September 30, 1997, respectively. Unused lines of credit, which includes home equity, consumer and commercial, amounted to $269,000 (unaudited) and $257,000 at March 31, 1998 and September 30, 1997, respectively.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual or notional amount of these instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Bank controls its credit risk through credit approvals, limits, and monitoring procedures.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

     In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Bank.

(11) Concentrations of Credit

     A substantial portion of the Bank's loans are mortgages in Central New York State. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in this area. A majority of the Bank's loan portfolio is secured by real estate.

     The Bank's concentrations of credit risk are disclosed in the schedule of loan classifications. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

(12) Regulatory Matters

     In 1996 the Government mandated a one-time assessment related to the recapitalization of the SAIF insurance fund. Of the total deposit insurance premium in 1996, the SAIF assessment amounted to $275,000.

     The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted tangible assets (as defined), and tangible capital to tangible assets (as defined). As discussed in greater detail below, as of September 30, 1997, the Bank met all of the capital adequacy requirements to which it is subject.

     As of October 27, 1997, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank has to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

     The following is a summary of the Bank's actual capital amounts and ratios compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution under prompt corrective action provisions (in thousands):

                                                                                                       To be classified as
                                                                                                      well-capitalized under
                                                               Minimum capital                           prompt corrective
                                     Actual                  adequacy requirements                       action provisions
                                 -----------------     -----------------------------------     ------------------------------------
                                 Amount      Ratio     Amount             Ratio                Amount            Ratio
                                 ------      -----     ------    -------------------------     ------    --------------------------
As of March 31, 1998
    (unaudited)

Total capital (to risk
  weighted assets)               $10,916     45.3%      1,927    greater than/equal to 8.0%     2,397    greater than/equal to 10.0%

Tier 1 Capital (to risk
  weighted assets)                10,615     44.1         964    greater than/equal to 4.0      1,438    greater than/equal to 6.0

Tier 1 Capital (to adjusted
  tangible assets)                10,615     19.6       1,627    greater than/equal to 3.0      2,712    greater than/equal to 5.0

Tangible Capital (to
  tangible assets)                10,615     19.6         814    greater than/equal to 1.5        --               NA

As of September 30, 1997

Total capital (to risk
  weighted assets)               $10,615     43.4%      1,956    greater than/equal to 8.0%     2,446    greater than/equal to 10.0%

Tier 1 Capital (to risk
  weighted assets)                10,309     42.2         978    greater than/equal to 4.0      1,467    greater than/equal to 6.0

Tier 1 Capital (to adjusted
  tangible assets)                10,309     18.9       1,636    greater than/equal to 3.0      2,727    greater than/equal to 5.0

Tangible Capital (to
  tangible assets)                10,309     18.9         818    greater than/equal to 1.5        --               NA

As of September 30, 1996

Total capital (to risk
  weighted assets)               $10,055     44.4%      1,812    greater than/equal to 8.0%     2,265    greater than/equal to 10.0%

Tier 1 Capital (to risk
  weighted assets)                 9,772     43.1         906    greater than/equal to 4.0      1,359    greater than/equal to 6.0

Tier 1 Capital (to adjusted
  tangible assets)                 9,772     18.1       1,619    greater than/equal to 3.0      2,699    greater than/equal to 5.0

Tangible Capital (to
   tangible assets)                9,772     18.1         810    greater than/equal to 1.5        --              NA

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(13) Fair Value of Financial Instruments

     The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

       Cash and cash equivalents: The fair values are considered to approximate the carrying values, as reported in the balance sheet.

       Securities: Fair values of securities are based on exchange quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar instruments.

       Loans: For variable rate loans that reprice frequently and loans due on demand with no significant change in credit risk, fair values are considered to approximate carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold on the secondary market, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating. The carrying amount of accrued interest approximates its fair value.

       FHLB Stock: The carrying value of this instrument, which is redeemable at par, approximates fair value.

       Off-balance-sheet instruments: Fair values for the Bank's off-balance-sheet instruments (lines of credit and commitments to fund loans) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of these financial instruments is immaterial and has therefore been excluded from the table below.

       Deposits: The fair values of demand, savings, club, NOW and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time certificates are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these products to a schedule of aggregated expected monthly maturities on time deposits.

                     GOUVERNEUR SAVINGS & LOAN ASSOCIATION

(13) Fair Value of Financial Instruments, Continued

     The estimated carrying values and fair values of the Bank's financial instruments are as follows (in thousands):

                                                                         September 30,
                                        March 31,         -------------------------------------------
                                          1998                    1997                  1996
                                  --------------------    -------------------    --------------------
                                      (unaudited)
                                  Carrying      Fair      Carrying      Fair      Carrying      Fair
                                   Amount       Value      Amount       Value      Amount       Value
                                  --------     -------    --------     ------     --------     ------
     Financial assets:
       Cash, cash equivalents $     3,818       3,818       2,486       2,486       3,939       3,939
       Securities                  15,753      15,779      16,563      16,539      16,233      16,126
       Loans, net                  34,292      35,031      34,850      35,464      32,959      33,591
       FHLB stock                     379         379         375         375         338         338

     Financial liabilities:
       Deposits:
         Demand accounts              142         142         113         113          43          43
         Savings and club
           accounts                15,022      15,022      14,883      14,883      15,158      15,158
         Time certificates         22,562      22,648      22,843      22,906      23,241      23,289
         NOW and money
           market accounts          5,197       5,197       5,742       5,742       5,060       5,060

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.
     Changes in assumptions could significantly affect the estimates.

(14) Plan of Reorganization and Stock Issuance

     On April 20, 1998, the Board of Directors of Gouverneur Savings and Loan Association (the "Bank") unanimously adopted a plan of reorganization pursuant to which the Bank will reorganize so that it becomes a direct or indirect subsidiary of a federally-chartered mutual holding company. It is anticipated that upon consummation of the reorganization, the federal mutual holding company will own a majority of the stock of a business corporation which will itself own 100% of the stock of the Bank. It is contemplated that a minority interest in the business corporation will be offered to certain depositors of the Bank, an employee stock ownership plan for the Bank and, if shares remain unsold, to the general public with a preference to persons residing in St. Lawrence County, New York.

     Upon consummation of the reorganization, each depositor of the Bank will have a deposit account in the resulting reorganized Bank and any membership interest of such depositor in the Bank will be converted into a membership interest in the mutual holding company. It is intended that the reorganization transaction be structured, for the purpose of Federal and state taxation, as one or more tax-free reorganizations or tax-free contributions of capital.

     The costs of the reorganization will be deferred and reduce the proceeds from the sale of the minority interest. If the reorganization is not completed, all costs will be charged to expense.

No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by Gouverneur Bancorp, Inc. or Gouverneur Savings and Loan Association. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of CNY Financial Corporation or Cortland Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

                            GOUVERNEUR BANCORP, INC.

     (Proposed Holding Company for Gouverneur Savings and Loan Association)

                                1,595,625 Shares

                                  Common Stock

                                   PROSPECTUS

                            First Albany Corporation

                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                   AND ARE NOT FEDERALLY INSURED OR GUARANTEED

                                August ____, 1998

Until the later of _____________________, 1998, or 25 days after the commencement of the Subscription Offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     Part II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.


SEC registration fees................................................ $  3,350
NASD filing fee (1)..................................................    1,600
NASDAQ National Market Listing Fee(1)................................    6,000
OTS filing fees......................................................   19,600
Underwriter's legal fees.............................................   25,000
Printing, postage and mailing .......................................   60,000
Legal fees and expenses - issuer's counsel...........................  100,000
Accounting fees and expenses.........................................   75,000
Marketing agent fees and commissions.................................  135,000
Appraiser's fees and expenses (including business plan) .............   23,500
Transfer agent and registrar fees and expenses ......................    4,000
Stock Certificate printing ..........................................    3,000
Blue Sky filing fees and related expenses............................    8,000
Miscellaneous........................................................   60,950
                                                                      --------
TOTAL................................................................ $525,000
                                                                      ========

(1) Actual expenses based upon the registration of 1,595,625 shares at $6.00 per share. All other expenses are estimated.

(2) Estimated based upon the sale of 1,595,625 shares at $6.00 per share, with no commission payable on 8% of the shares purchased by the ESOP and $149,167 estimated to be purchased by directors, officers and employees.

Item 14. Indemnification of Directors and Officers.

      The directors and officers of the Company are entitled to indemnification against certain liabilities in accordance with the provisions of section 545.121 of the regulations of the Office of Thrift Supervision, which generally provide that directors, officers and employees are entitled to indemnification against liability, costs and expenses arising out of any action brought or threatened because such person is or was a director, officer or employee of the Company. Indemnification is permitted if a final judgment on the merits is rendered in favor of the indemnified person. If there is a settlement or a final judgment against the indemnified person, then indemnification is permitted only if a majority of the Company's disinterested directors determines that the indemnified person was acting in good faith within the scope of his or her employment or authority as he or she could have reasonably believed under the circumstances was in the best interests of the Company or its stockholders.

Item 15. Recent Sales of Unregistered Securities.

      None.

Item 16. Exhibits and Financial Statement Schedules.

      The exhibits filed as part of this Registration Statement are as follows:

(a).  List of Exhibits.  (Filed herewith unless otherwise noted.)

EXHIBIT
  NO.       DESCRIPTION
------      -----------
 1.1        Engagement Letter (proposal for marketing agent services, including indemnification letter), dated April 6, 1998 between Gouverneur
            Savings and Loan Association and First Albany Corporation.

 1.2        Form of Agency Agreement*

 2.1 Plan of Mutual Holding Company Reorganization and Stock Issuance of Gouverneur Savings and Loan Association

 3.1        Federal Stock Charter of Gouverneur Bancorp, Inc.

 3.2        Bylaws of Gouverneur Bancorp, Inc.

 3.3        Federal Stock Charter of Gouverneur Savings and Loan Association

 3.4        Federal Stock Bylaws of Gouverneur Savings and Loan Association

 4.1        Form of Stock Certificate of Gouverneur Bancorp, Inc.

 5.1        Form of Opinion of Serchuk & Zelermyer, LLP regarding legality

 8.1 Form of Opinion of Serchuk & Zelermyer, LLP regarding federal and state taxation

 8.2        Opinion of Keller & Company, Inc. regarding Subscription Rights

23.1        Consent of KPMG Peat Marwick LLP

23.2        Consent of Serchuk & Zelermyer, LLP

23.3        Consent of Keller & Company, Inc.

24.1        Power of Attorney

27.1 Financial Data Schedule (submitted only with filing in electronic format)

99.1 Appraisal Report of Keller & Company, Inc. (submitted separately by paper filing)

99.2        Form of Marketing Materials to be used in connection with the
            Offerings*
----------
* To be filed by amendment

     Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.


Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to provide to the agent at the closing specified in the Agency Agreement, certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon the Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town and Village of Gouverneur, State of New York, on June 25, 1998.

                                                Gouverneur Bancorp, Inc.



                                                By: /s/ Richard F. Bennett
                                                   -----------------------------
                                                   Richard F. Bennett
                                                   President and Chief Executive
                                                    Officer
                                                   (duly authorized officer)



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature                     Title                      Date
------------------                     -----                      ----

/s/ Richard F. Bennett                 President, Chief           June 25, 1998
------------------------------         Executive Officer and
Richard F. Bennett                     Director
                                       (Principal Executive
                                       Officer)

/s/ Kay McIntosh                       Treasurer                  June 25, 1998
-------------------------------        (Principal Financial and
Kay McIntosh                           Accounting Officer)


/s/ Charles E. Graves                  Director                   June 25, 1998
------------------------------
Charles E. Graves


/s/ Alexander E. Dodds, M.D.           Director                   June 25, 1998
------------------------------
Alexander E. Dodds, M.D


/s/ Robert J. Leader                   Director                   June 25, 1998
------------------------------
Robert J. Leader


/s/ Larry D. Straw                     Director                   June 25, 1998
------------------------------
Larry D. Straw


/s/ Frank Langevin                     Director                   June 25, 1998
------------------------------
Frank Langevin


/s/ Richard Jones                      Director                   June 25, 1998
------------------------------
Richard Jones


/s/ Carl Pettito                       Director                   June 25, 1998
------------------------------
Carl Pettito

                                 EXHIBIT INDEX

                    (Filed herewith unless otherwise noted)

EXHIBIT
  NO.     DESCRIPTION
-------   -----------
 1.1 Engagement Letter (proposal for marketing agent services, including indemnification letter), dated April 6, 1998 between Gouverneur Savings and Loan Association and First Albany Corporation.

 1.2      Form of Agency Agreement*

 2.1 Plan of Mutual Holding Company Reorganization and Stock Issuance of Gouverneur Savings and Loan Association

 3.1      Federal Stock Charter of Gouverneur Bancorp, Inc.

 3.2      Bylaws of Gouverneur Bancorp, Inc.

 4.1      Form of Stock Certificate of Gouverneur Bancorp, Inc.

 5.1      Form of Opinion of Serchuk & Zelermyer, LLP regarding legality

 8.1 Form of Opinion of Serchuk & Zelermyer, LLP regarding federal and state taxation

 8.2      Opinion of Keller & Company, Inc. regarding Subscription Rights

23.1      Consent of KPMG Peat Marwick LLP

23.2      Consent of Serchuk & Zelermyer, LLP

23.3      Consent of Keller & Company, Inc.

24.1      Power of Attorney

27.1 Financial Data Schedule (submitted only with filing in electronic format)

99.1 Appraisal Report of Keller & Company, Inc. (submitted separately by paper filing)

99.2 Form of Marketing Materials to be used in connection with the Offerings*

----------
* To be filed by amendment